EXHIBIT 4.15

CREDIT AGREEMENT
Dated as of April 4, 2007
As amended by the First Amendment dated as of May 4, 2007
and the Second Amendment dated as of May 10, 2012 and
effective as of the Second Amendment Effective Date
Among
THE FINANCIAL INSTITUTIONS PARTY HERETO
as the Lenders
and
CREDIT SUISSE (AG), CAYMAN ISLANDS BRANCH
as Administrative Agent and Collateral Agent,
and
HARLAND CLARKE HOLDINGS CORP.,
as Borrower,
and
The subsidiaries of Harland Clarke Holdings Corp. from time to time party hereto, as Subsidiary Co-Borrowers

1

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms	1
Section 1.02	Classification of Loans and Borrowings	43
Section 1.03	Terms Generally	43
Section 1.04	Effectuation of Transactions	43
Section 1.05	Effect of Restatement of Financial Statements	43
ARTICLE II
THE CREDITS

i

ARTICLE III
REPRESENTATIONS AND WARRANTIES
ARTICLE IV
CONDITIONS

Section 4.01	All Credit Events After the First Credit Event	81
Section 4.02	First Credit Event	82
ARTICLE V
AFFIRMATIVE COVENANTS

ARTICLE VI
NEGATIVE COVENANTS
ARTICLE VII
EVENTS OF DEFAULT

Section 7.01	Events of Default	108
Section 7.02	Right to Cure	110
ARTICLE VIII
THE AGENT

ARTICLE IX
MISCELLANEOUS

SCHEDULES:
Commitment Schedule

Schedule 1.01(d)	-	Certain EBITDA Adjustments
Schedule 3.06	-	Disclosed Matters: Litigation and Environmental
Schedule 5.14	-	Post-Closing Matters
Schedule 6.01(b)(v)	-	Existing Indebtedness
Schedule 6.03(d)	-	Certain Permitted Transfers
Schedule 9.01	-	Borrower's Website for Electronic Delivery

EXHIBITS:

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Joinder Agreement
Exhibit E	-	Form of Borrowing Request
Exhibit F	-	Form of Promissory Note
Exhibit G		New Facility Joinder Agreement

CREDIT AGREEMENT dated as of April 4, 2007 (as amended by the First Amendment dated as of May 5, 2007 and the Second Amendment dated as of May [__], 2012 and effective as of the Second Amendment Effective Date, and as further amended, restated, supplemented or otherwise modified from time to time thereafter, this “Agreement”), among HARLAND CLARKE HOLDINGS CORP. (f/k/a Clarke American Corp.) (the “Borrower”), a Delaware corporation, each Subsidiary Guarantor of the Borrower from time to time party hereto (each a “Subsidiary Co-Borrower” and, together with the Borrower, the “Co-Borrowers”), the Lenders (as defined in Article I) and CREDIT SUISSE (AG), CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for the Lenders hereunder (in its capacities as Administrative Agent and Collateral Agent, the “Agent”).
Pursuant to or in connection with the Merger Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), H Acquisition Corp. (the “Merger Sub”) merged (the “Merger”) with and into John H. Harland Company (the “Company”), with (i) the outstanding capital stock of the Company being converted into the right to receive an aggregate amount set forth in the Merger Agreement (the “Merger Consideration”) and the other payments set forth in the Merger Agreement being made (collectively with the Merger Consideration, the “Merger Agreement Payments”), subject to dissenters' rights and (ii) the Company surviving as a Wholly-Owned Subsidiary of the Borrower. In connection therewith, (a) the Borrower issued the Senior Notes in a public offering or in a Rule 144A or other private placement, (b) the Existing Bank Debt Refinancing and the Tender Offer was effected, and (c) the Transaction Costs were paid.
In connection with the foregoing, the Borrower, for itself and on behalf of the other Loan Parties, requested the Lenders to extend credit to the Co-Borrowers in the form of Loans and Letters of Credit on the Original Closing Date in the amount contemplated by Section 2.01. The proceeds of the Tranche B Term Loans made on the Original Closing Date, together with the proceeds of the Senior Notes and the Revolving Loans incurred and Letters of Credit issued on the Original Closing Date and cash on hand, were used solely to finance the Merger Agreement Payments, the Existing Bank Debt Refinancing, the Tender Offer, the replacement of or support for letters of credit of the Borrower or the Company outstanding on the Original Closing Date and the Transaction Costs and, to the extent of any excess, for general corporate purposes. The proceeds of any Incremental Term Loans, the Revolving Loans and Swingline Loans incurred and Letters of Credit issued after the Original Closing Date are to be used for general corporate purposes.
On the Second Amendment Effective Date, all Tranche B Term Loans then outstanding were converted into Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, in accordance with the terms of the Second Amendment. The proceeds of any Tranche B-3 Term Loans issued after the Second Amendment Effective Date, if any, are to be used to repay Tranche B-1 Term Loans.
The Lenders are willing to extend such credit to the Co-Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions
SECTION .1.01    Defined Terms
. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity” means (i) with respect to an Acquisition of all or substantially all of the assets or more than 50% of the Equity Interests of a Person, such Person, and (ii) with respect to any Acquisition of an entire line of business of a Person, such line of business as if it were a Person.
“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other

Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the completion of an acquisition by the Borrower or any Restricted Subsidiary of all or substantially all the assets of a Person or an entire line of business of a Person, or more than 50% of the Equity Interests (other than directors' qualifying shares) of a Person, other than in each case (i) an acquisition in which the Acquired Entity is already owned by the Borrower or another Restricted Subsidiary or (ii) an acquisition involving aggregate payments or consideration in one transaction or a series of related transactions that are less than or equal to $10,000,000.
“Acquisition First Lien Incurrence Test” means, with respect to any Acquisition, that immediately after giving effect to such Acquisition and any Consolidated First Lien Debt incurred by the Borrower and the Restricted Subsidiaries in connection with the completion of such Acquisition, the Consolidated First Lien Debt Ratio does not exceed 3.50:1.00 after giving effect to such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Additional Assets” means (a) any property, plant or equipment used or useful in a Similar Business, including any such asset acquired through any capital expenditure, (b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or is merged with or into the Borrower or another Restricted Subsidiary and that is primarily engaged in a Similar Business, (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is primarily engaged in a Similar Business, (d) all or substantially all of the assets of a Similar Business or (e) other assets that are not classified as current assets under GAAP and that are used or useful in a Similar Business.
“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.
“Adjusted LIBOR Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).
“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning assigned to such term in Section 6.05.
“Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders' Revolving Credit Exposures.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the

Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Amendment Agreement Closing Date” has the meaning assigned to such term in the Second Amendment.
“Applicable Rate” and “Applicable Commitment Fee Rate” shall mean, (i) for any day prior to the Second Amendment Effective Date, with respect to Tranche B Term Loans that are (x) LIBOR Rate Loans, 2.50% per annum, and (y) ABR Loans, 1.50% per annum, (ii) for any day on or after the Second Amendment Effective Date, with respect to (A) Tranche B-1 Term Loans that are (x) LIBOR Rate Loans, 2.50% per annum, and (y) ABR Loans, 1.50% per annum and (B) Tranche B-2 Term Loans that are (1) LIBOR Rate Loans, 5.25% per annum, and (2) ABR Loans, 4.25% per annum and (iii) for any day, with respect to Revolving Loans and with respect to the Applicable Commitment Fee Rate, the rate per annum set forth under the relevant column heading below based upon the Consolidated Leverage Ratio as of the relevant date of determination:

Consolidated Leverage Ratio	LIBOR Rate Revolving Loans	ABR Revolving Loans and Swingline Loans	Applicable Commitment Fee Rate

Category 1 Greater than 4.00 to 1.00	2.5%	1.5%	0.5%

Category 2 Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	2.25%	1.25%	0.5%

Category 3 Less than or equal to 3.50 to 1.00	2%	1%	0.375%

Each change in the Applicable Rate or the Applicable Commitment Fee Rate resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Revolving Loans, Letters of Credit and Revolving Credit Commitments outstanding on or after the date of delivery to the Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, for the period ended on the last day of the first full fiscal quarter to end after the Original Closing Date, the Consolidated Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Rate and the Applicable Commitment Fee Rate. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Rate and the Applicable Commitment Fee Rate.
In the event that any financial statement delivered pursuant to Section 5.01(a) or (b) or any certificate delivered pursuant to Section 5.01(c) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Rate or Applicable Commitment Fee Rate applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Agent a corrected financial statement required by Section 5.01(a) or (b), as applicable and a corrected certificate required by Section 5.01(c) for such Applicable Period and (ii) the Borrower shall, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the Issuing Bank), pay to the Agent the accrued additional interest and commitment fee, if any, owing as a result of such increased Applicable Rate or Applicable Commitment Fee Rate, as the case may be, for such Applicable Period. Nothing in this paragraph shall in any way limit the right of the Agent or any Lender with respect to Section 2.11(b) or Article VII.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” is a collective reference to Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc., each in its capacity as joint lead arranger and Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., each in its capacity as joint bookrunner.
“Asset Sale” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”), and (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors' qualifying shares), whether in a single transaction or a series of related transactions, in each case, other than:
(i) a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment, vehicles or other similar assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business or any disposition of assets no longer used or useful or necessary in the conduct of the business of the Borrower and its Restricted Subsidiaries;
(ii) the disposition of all or substantially all of the assets of a Loan Party in a manner permitted pursuant to Section 6.03 or any disposition that constitutes a Change of Control;
(iii) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 6.04;
(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in each case that do not or would not upon issuance constitute Collateral, in any transaction or series of transactions with an aggregate fair market value of less than $7,500,000;
(v) any disposition of Collateral in any transaction or series of related transactions with an aggregate fair market value of less than $5,000,000; provided that the aggregate fair market value of all Collateral that is the subject of such dispositions occurring on or after the Original Closing Date in reliance on this clause (v) shall not exceed $50,000,000;
(vi) any disposition of property or assets or issuance or transfer of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;
(vii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(viii) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(ix) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(x) foreclosures on assets;
(xi) sales of accounts receivable, payment intangibles and related assets, or participations therein, in connection with any Receivables Facility;
(xii) the unwinding of any Hedging Obligations;
(xiii) the sale or grant of licenses or sub-licenses of Intellectual Property entered into in the ordinary course of business;
(xiv) creation or realization of Liens that are permitted to be incurred by this Agreement;
(xv) any transfer of property or assets that is a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim;
(xvi) dispositions in connection with Sale and Lease-Back Transactions permitted by Section 6.09; and
(xvii) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements.
“Asset Sale Offer” has the meaning assigned to such term in Section 2.20(d).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.
“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.
“Attributable Receivables Facility Debt” means, at any time, the principal amount of any Receivables Facility outstanding at such time; provided that in the case of a multi-seller Receivables Facility, the amount of “Attributable Receivables Facility Debt” shall be the portion of the principal amount of such Receivables Facility attributable (as determined in good faith by the Borrower) to any receivables or payment intangibles transferred by the Borrower or any Restricted Subsidiary in support of such Receivables Facility at or prior to such time and still outstanding.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof, (b) with respect to a partnership the general partner of which is a corporation, the board of directors of the general partner of the partnership or any committee thereof and (c) with respect to any other Person, the board or committee of such Person (or such Person's general partner, manager or equivalent) serving a similar function.
“Board Resolution” means, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any (a) Loans of the same Class and Type made, converted or continued on the same date (whether to one or more Co-Borrowers) and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.
“Budget” has the meaning assigned to such term in Section 5.01(f).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:
(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,
(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,
(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not applied to prepay Loans pursuant to Section 2.20,
(iv) expenditures that constitute Consolidated Lease Expense,
(v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),
(vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,
(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder, or
(viii) capitalized pre-paid incentive payments.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Equivalents” means:
(a) Dollars;
(b) Canadian dollars, Japanese yen, pounds sterling, euro or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(c) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000;
(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f) commercial paper rated at least “P-1” by Moody's or at least “A-1” by S&P and in each case maturing within 12 months after the date of issuance thereof;
(g) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above;
(h) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition; and
(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody's with maturities of 12 months or less from the date of acquisition.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside of the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses (or reasonably equivalent ratings from comparable foreign rating agencies) and (ii) other short-term investments used by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments reasonably analogous to the foregoing investments described in clauses (a) through (i) above and in this paragraph.
“Cash Management Obligations” means any obligations of the Borrower or any of its Restricted Subsidiaries in respect of any arrangement for treasury, depositary, overdraft, credit or debit card, purchase card or other cash management services provided to the Borrower or any of its Restricted Subsidiaries or in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis or other electronic funds transfer. The designation of any such arrangement as included in Secured Hedging and Cash Management Obligations shall not create in favor of the provider of such services any rights in connection with the management, enforcement or release of any Collateral or any claim against any Loan Guarantor under the Loan Documents.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Agreement Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Agreement Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or Issuing Bank or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Agreement Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Original Agreement Date); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (a) the occurrence of the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings, the Borrower and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder; (b) the Borrower becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower; (c) the board of directors of the Borrower ceasing to consist of a majority of Continuing Directors; (d) Holdings at any time failing to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Capital Stock of the Borrower; or (e) any change of control (or similar event, however denominated) with respect to Holdings or the Borrower occurring (and not having been waived) under the Senior Notes Indenture causing the party thereto to make an offer to purchase or redeem such Indebtedness.
Notwithstanding the foregoing, (A) any holding company whose only significant asset is Equity Interests of Holdings or the Borrower or any of their direct or indirect parent companies shall not itself be considered a “Person” for purposes of clause (b) above; (B) the term “Change of Control” shall not include a merger or consolidation of the Borrower or Holdings with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Borrower's or Holdings' assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower or Holdings in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans (or a Tranche thereof), Term Loans (or a Series thereof) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment (or a Tranche thereof), Term Loan Commitment (or a Series thereof) or Swingline Commitment. If at any time there is more than one Series of Term Loans or Commitments in respect thereof, each Series shall be deemed to be a separate Class and, if at any time there is more than one Tranche of Revolving Loans or Commitments in respect thereof, each Tranche shall be deemed to be a separate Class. For the avoidance of doubt, each Extended Revolving

Loan is of a different Tranche than the Revolving Loan from which it was converted, each Extended Revolving Credit Commitment is of a different Tranche than the Revolving Credit Commitment from which it was converted, and each Extended Term Loan is of a different Series than the Term Loan from which it was converted.
“Co-Borrowers” means the Borrower and each Subsidiary Co-Borrower from time to time party to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided, however, that Collateral shall not at any time include any Margin Stock.
“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Commitment” means, with respect to any Lender, such Lender's Revolving Credit Commitments, Term Loan Commitments and Swingline Commitment.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.10(a).
“Commitment Fee Rate” shall mean, for purposes of calculating the Commitment Fee, a rate per annum equal to the Applicable Commitment Fee Rate as in effect from time to time.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Company” has the meaning assigned to such term in the introductory statement to this Agreement.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the sum of (i) the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and (ii) to the extent not included in clause (i), the amount of amortization expense related to capitalized pre-paid incentive payments.
“Consolidated First Lien Debt” shall mean Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens on Collateral (other than any Indebtedness that is secured by Liens on Collateral that are subordinate to the Liens securing the Obligations).
“Consolidated First Lien Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated First Lien Debt as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the lesser of (x) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than Permitted Liens) and (y) $40 million to (b) the aggregate amount of EBITDA of the Borrower and the Restricted Subsidiaries for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers' acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees, (D) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (E) any redemption premiums, prepayment fees, other charges or penalties incurred in connection with the Transactions and (F) any premiums, fees or other charges incurred in connection with the Existing Bank Debt Refinancing or the Tender Offer (in each case of (A) through (F), to the extent included in any of the foregoing items (i) through (v)), plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income for such period and net receipts, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Lease Expense” means for any period, all rental expenses of the Borrower and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions permitted hereunder), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to an acquisition of a Person or business unit to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the lesser of (x) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than Permitted Liens) and (y) $40 million to (b) the aggregate amount of EBITDA of such Person for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:
(a) any net after-tax restructuring expense or extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, one-time compensation charges and the Transactions) shall be excluded,
(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,
(c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(e) the Net Income for such period of any Person that is not a subsidiary, or is an Unrestricted Subsidiary or a Receivables Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(f) [Intentionally Omitted]
(g) any increase in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to the Transactions or any other acquisition that is consummated after the Original Closing Date, net of taxes, shall be excluded,
(h) any net after-tax income (loss) from Hedging Obligations or Cash Management Obligations and the application of FASB ASC Topic 815 or other derivative instruments or from the extinguishment of Indebtedness shall be excluded,
(i) any net after-tax impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and
(j) any net after-tax noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees, managers or consultants shall be excluded,
(k) any non-cash cost related to the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination) shall be excluded;
(l) any deferred financing costs amortized or written off, and premiums and prepayment penalties paid in connection with the Transactions or any other acquisition or disposition that is consummated after the Original Closing Date shall be excluded,
(m) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness shall be excluded, and
(n) any charges resulting from the application of FASB ASC Topic 805 “Business Combinations”, FASB ASC Topic 350 “Goodwill and Other Intangible Assets”, FASB ASC Topic 360 “Accounting for the Impairment or Disposal of Long-Lived Assets” or FASB ASC Topic 480 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” shall be excluded.
“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the lesser of (x) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than Permitted Liens) and (y) $40 million to (b) the aggregate amount of EBITDA of the Borrower and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum, without duplication, of (a) the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (and excluding (x) any undrawn letters of credit issued in the ordinary course of business and (y) all obligations relating to Receivables Facilities) and (b) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Borrower.
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, the current portion of any Funded Debt.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Continuing Directors” means the directors of the Borrower on the Original Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director's nomination for election to the board of directors of Borrower is recommended by at least a majority of the then Continuing Directors.
“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”
“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness (including any successive Credit Agreement Refinancing Indebtedness), issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, outstanding Term Loans (“Credit Agreement Refinanced Debt”); provided, that (i) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the related Credit Agreement Refinanced Debt (plus unpaid accrued interest and any premium thereon plus other fees and expenses incurred or reasonably estimated to be payable in connection therewith or in connection with the Second Amendment and any original issue discount), (ii) (a) in the case of Credit Agreement Refinancing Indebtedness secured by Permitted Collateral Sharing Liens, such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is first issued, incurred, obtained or committed to and (b) in the case of all other Credit Agreement Refinancing Indebtedness, such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the related Credit Agreement Refinanced Debt, (iii) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) attributable thereto shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained (or arrangements reasonably satisfactory to the Administrative Agent for such repayment, defeasance or satisfaction and discharge shall have been made), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (v) such Indebtedness shall be either unsecured or secured only by Permitted Collateral Sharing Liens or Permitted Junior Liens described in clause (x) of the definition thereof, (vi) in the case of Credit Agreement Refinancing Indebtedness secured by Permitted Collateral Sharing Liens, such Indebtedness consists of senior secured notes and, (vii) either, at the Borrower's election, (A) the affirmative covenants, negative covenants and events of default applicable to such Indebtedness shall be on terms, taken as a whole, that are not more restrictive to the Borrower and its Restricted Subsidiaries than the affirmative covenants, negative covenants and events of default that would be consistent with market terms for agreements governing comparable Indebtedness of similar companies at the time such Indebtedness is incurred or committed to, and that do not violate any of the provisions of this Agreement, or (B) such Indebtedness shall otherwise be on terms and subject to definitive documentation which is in form and substance reasonably satisfactory to the Agent.
“Credit Event” has the meaning assigned to such term in Section 4.01.
“Cumulative Retained Excess Cash Flow Amount” means, at any time, an amount, not less than zero, determined on a cumulative basis, equal to the amount, for each Excess Cash Flow Period ending after the Original Closing Date, by which the Excess Cash Flow for such Excess Cash Flow Period exceeds the amount of such Excess Cash Flow required to be applied to repay the Term Loans in accordance with clauses (d) and (g) of Section 2.09.
“Cure Amount” has the meaning assigned to such term in Section 7.02.
“Cure Right” has the meaning assigned to such term in Section 7.02.
“Current Asset Collateral” means accounts receivable, payment intangibles, inventory and other current assets and all proceeds thereof, and all cash, cash equivalents, instruments, chattel paper, general intangibles (excluding, for the avoidance of doubt, trademarks, tradenames and other intellectual property, other than any such intellectual property embedded in or necessary or advisable for the use of Current Asset Collateral), deposit accounts, documents, books and records, supporting obligations, letters of credit, insurance proceeds and investment property in each case arising from any such accounts receivable, payment intangibles, inventory and other current assets, and other assets of a similar nature or reasonably related thereto.
“Declined Tranche B-2 Prepayment Amount” has the meaning assigned to such term in Section 2.09(h).
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings, the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Borrower or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers' Certificate, as the case may be, on the issuance date thereof.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, as such Schedule may be updated from time to time by written notice from the Borrower to the Agent with the consent of the Required Revolving Lenders.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Latest Maturity Date as of the date of issuance of such Capital Stock and the date the Loans are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries following the termination of employment of such employee, director, officer, manager or consultant with the Borrower or any of its Subsidiaries.
“Documentation Agents” means each of JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (a) a Foreign Subsidiary or (b) any Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Borrower.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,
(a) increased by (without duplication):
(i) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus
(ii) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in calculating Consolidated Net Income, plus
(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus
(iv) any expenses or charges related to any equity offering, permitted acquisition or other Investment, permitted disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions deducted in computing Consolidated Net Income for such period, plus
(v) the amount of any restructuring charge, redemption premium, prepayment penalty, premium and other related fee or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) acquisitions after the Original Closing Date or (B) the closing or consolidation of production or other operating facilities, plus
(vi) any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus
(vii) the amount of any minority interest expense deducted in calculating Consolidated Net Income for such period, plus
(viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period to the Sponsor to the extent permitted under Section 6.05, plus
(ix) the amount of billed or collected fees and payments from customers received by the Borrower and its Restricted Subsidiaries during such period that is not recognized as revenue during such period (or any prior period) in accordance with GAAP because (x) the Borrower or a Restricted Subsidiary, as applicable, has not yet obtained vendor specific objective evidence in respect thereof or (y) in the case of the education-related businesses of the Borrower and its Restricted Subsidiaries, any such business is subject to other GAAP revenue recognition rules, plus
(x) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Stock that is Preferred Stock);
(b) decreased by (without duplication) noncash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition);
(c) increased or decreased, as applicable, by (without duplication) (i) any net gain or loss resulting in such period from Hedging Obligations and the application of FASB ASC Topic 815, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness and (iii) the amount of gain or loss resulting in such period from a sale of receivables, payment intangibles and related assets to a Receivables Subsidiary in connection with a Receivables Facility;
(d) increased by the amount set forth for such period on Schedule 1.01(d) hereto (which adjustments may be incremental to pro forma adjustments made pursuant to the relevant definitions and provisions in which the term EBITDA is used); and
(e) without duplication of amounts deducted from EBITDA in prior periods, decreased by any amount included in Consolidated Net Income for such period in accordance with GAAP that is attributable to any amount that was included in EBITDA in a prior period pursuant to clause (a)(ix) above.
“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived);

(b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.
“euro” means the single currency of participating member states of the EMU.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a) the sum, without duplication, of:
(i) Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period,
(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,
(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period), and
(iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over
(b) the sum, without duplication, of:
(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (n) of the definition of Consolidated Net Income,
(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries,
(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Lease Obligations and (y) the amount of any prepayment of Loans pursuant to Section 2.08 or 2.20 made with the proceeds of an Asset Sale to the extent such Asset Sale resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of the Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries,
(iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v) increases in Consolidated Working Capital and long-term account receivables for such period

(other than any such increases arising from acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period),
(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,
(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted under Section 6.04, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,
(viii) the amount of Restricted Payments made during such period to the extent permitted under Section 6.04(b)(xvi), to the extent that such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,
(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,
(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,
(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and
(xiii) payments in respect of pre-paid incentives to customers;
provided that notwithstanding anything to the contrary contained in the foregoing, no amount paid during such period pursuant to Section 6.04(b)(x)(C), (D) or (E) shall be included in calculating the sum of clauses (b)(i) through (b)(xiii) above for such period.
“Excess Cash Flow Period” means (a) in the case of any Excess Cash Flow Prepayment Date described in clause (a) of the definition thereof, the immediately preceding fiscal year and (b) in the case of any Excess Cash Flow Prepayment Date described in clause (b) of the definition thereof, such completed fiscal quarter or quarters as the Borrower may elect ending after the Original Closing Date but prior to the date on which such election is made (or pro-rated portions thereof elected by the Borrower in accordance with the proviso hereto), in respect of which completed fiscal quarter or quarters (or pro-rated portions thereof) no Excess Cash Flow prepayment has been made previously; provided, however that, at the Borrower's election, for purposes of determining an Excess Cash Flow Period under this clause (b), any such completed fiscal quarter may be notionally subdivided into two or more periods of equal length with the Excess Cash Flow for such full fiscal quarter being evenly divided across such subdivided periods, and any one or more of such subdivided periods may be designated by the Borrower as an Excess Cash Flow Period for purposes of this clause (b).
“Excess Cash Flow Prepayment Date” means any date that is (a) a date selected by the Borrower that is no later than the earlier of (x) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2008 and (y) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.01(a), or (b) if the Borrower shall make any Restricted Payment during any fiscal quarter of the Borrower pursuant to Section 6.04(b)(xviii), the date such Restricted Payment is made.
“Excess Proceeds” has the meaning assigned in Section 2.20(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.
“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any political subdivision thereof or therein or, in the case of any Lender, in which its applicable lending office is located or any political subdivision thereof or therein, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located or any political subdivision thereof or therein, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.15(a) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), and (d) any taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).
“Existing Bank Debt Refinancing” means the payment in full of all amounts, if any, due or owing under the Existing Credit Agreements, the termination of all commitments thereunder, the cancellation, expiration or cash collateralization of all letters of credit issued thereunder in a manner reasonably satisfactory to the applicable issuing bank (or as such issuing bank may otherwise agree) and the reimbursement in full of all amounts drawn thereunder (other than any such letters of credit that are either (x) supported by Letters of Credit issued hereunder in a manner reasonably satisfactory to the applicable issuing bank or (y) that are deemed to be Letters of Credit hereunder pursuant to Section 2.23(a)) and the release and discharge of all guarantees thereof (if any) and all security therefor (if any).
“Existing Clarke Credit Agreement” means the $480,000,000 Credit Agreement dated as of December 15, 2005 among CA Acquisition Holdings, Inc., Clarke American Corp., the lenders party thereto, JPMorgan Chase Bank, N.A., as syndication agent, Amegy Bank N.A. and Natexis Banques Populaires, as documentation agents, and Bear Stearns Corporate Lending Inc., as Agent.
“Existing Clarke Landlord Personal Property Collateral Access Agreements” means the Landlord Personal Property Collateral Access Agreements (as defined in the Existing Clarke Credit Agreement) in the form and to the extent actually executed by the applicable landlord and delivered in connection with the Existing Clarke Credit Agreement.
“Existing Clarke Notes” means the Borrower's 11.75% Senior Notes due 2013, issued pursuant to the Indenture dated as of December 15, 2005 among the Borrower, certain of its subsidiaries and The Bank of New York as Trustee.
“Existing Credit Agreements” means (a) the Existing Clarke Credit Agreement and (b) the Credit Agreement dated as of July 3, 2006 among John H. Harland Company, Wachovia Bank, National Association, as administrative agent, and the lenders and other agents party thereto.
“Extended Loans/Commitments” means Extended Revolving Loans, Extended Revolving Commitments and/or Extended Term Loans.
“Extended Revolving Credit Commitments” has the meaning assigned to such term in Section 2.26(a).
“Extended Revolving Lender” has the meaning assigned to such term in Section 2.26(b)(i).
“Extended Revolving Loans” has the meaning assigned to such term in Section 2.26(a).
“Extended Term Loan Maturity Date” means, with respect to any Series of Extended Term Loans, the maturity date specified in the applicable Extension Agreement.
“Extended Term Loans” has the meaning assigned to such term in Section 2.26(a).
“Extending Lender” has the meaning assigned to such term in Section 2.26(b).
“Extension Agreement” has the meaning assigned to such term in Section 2.26(c).
“Extension Election” has the meaning assigned to such term in Section 2.26(b).
“Extension Request” has the meaning assigned to such term in Section 2.26(a).
“Facility” shall mean each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder, (b) any Series of Incremental Term Loans and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).
“FASB ASC” shall mean the Financial Accounting Standards Board Accounting Standards Codification.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain Amended and Restated Fee Letter dated as of January 11, 2007, by and among the Borrower, the Agent, Credit Suisse Securities (USA) LLC, Bear Stearns & Co. Inc., Bear Stearns Corporate Lending, Inc., Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., and J.P. Morgan Securities Inc.
“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.
“Financial Performance Covenant” means the covenant set forth in Section 6.10.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (including pursuant to the Transactions but other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (including the Merger) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that no such pro forma adjustment to EBITDA shall be required in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $10 million for the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period (subject to the threshold specified in the previous sentence).
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Foreign Lender” means a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.
“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Borrower.
“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that has a stated maturity more than one year from the date of its creation or has a stated maturity within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“Future Extension” has the meaning assigned to such term in Section 2.09(e).
“Future Extended Term Loans” has the meaning assigned to such term in Section 2.09(e).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change affects in any respect the calculation of any provision contained in Section 2.09 or Article VI, then, if requested by either the Borrower or the Agent, the Borrower and the Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders (or the Required Revolving Lenders in the case of Section 6.10), all such calculations shall be made as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, the International Accounting Standards Board, or, if applicable, the SEC.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning assigned to such term in Section 9.04(i).
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.
“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement to be entered between the Loan Parties and the Agent as of the Original Closing Date, for the benefit of the Agent and the other Secured Parties, in form and substance reasonably satisfactory to the Agent and the Borrower.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means any agreement with respect to any Hedging Obligations between the Borrower or any Subsidiary and any other Person.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to manage fluctuations in currency exchange, interest rates or commodity prices.
“Holdings” means CA Acquisition Holdings, Inc., a Delaware corporation.
“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary designated as such in writing by the Borrower that (i) contributed 2.5% or less of EBITDA of the Borrower and the Restricted

Subsidiaries for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination. The Immaterial Subsidiaries as of the Original Closing Date shall be those Subsidiaries that the Agent agrees in the exercise of its reasonable discretion are consistent with the intent of this definition after giving effect to the Transactions on a pro forma basis.
“Incremental Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.24(a).
“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.24(c).
“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.24(b).
“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.24(a).
“Incremental Term Loan Maturity Date” shall mean the date upon which Incremental Term Loans of a Series are scheduled to be paid in full hereunder, as specified in the applicable New Facility Joinder Agreement.
“incur” has the meaning set forth in Section 6.01.
“incurrence” has the meaning set forth in Section 6.01.
“Indebtedness” means, without duplication, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade or other ordinary course payable or similar obligation, in each case accrued in the ordinary course of business, or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and (d) Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations that are incurred in the ordinary course of business, (B) obligations under, or in respect of, Receivables Facilities and (C) redeemable preferred stock of such Person.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of Holdings, the Borrower and its Affiliates.
“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated February 2007, relating to the Borrower and the Transactions.
“Installment” has the meaning assigned to such term in Section 2.07.
“Installment Date” has the meaning assigned to such term in Section 2.07.
“Intellectual Property” shall mean all rights in and to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and trade secret licenses.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December in each year and the applicable maturity date for such ABR Loan and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day).
“Interest Period” means, subject to the last sentence of Section 2.02(c) to the extent applicable, (a) with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each applicable Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04, (a) “Investments” shall include the portion (proportionate to the Borrower's equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower's “Investment” in such subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.
“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or Section 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.10(c).
“Joinder Agreement” has the meaning assigned to such term in Section 2.25(m).
“Joint Lead Arrangers” means Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc.
“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan outstanding at such time, including the latest maturity or expiration date of any Incremental Term Loan outstanding at such time.
“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.
“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time that have not been cash collateralized in accordance with this Agreement (or as otherwise agreed by the Issuing Bank) and (b) the aggregate amount of all L/C Disbursements that have not been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
“L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.10(c).
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.10(c).
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a New Facility Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23.
“LIBOR Rate” means, with respect to any Interest Period, (a) the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents and any New Facility Joinder Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
“Loan Guarantor” means each Loan Party (other than the Borrower).
“Loan Parties” means Holdings, each Co-Borrower and each Subsidiary Guarantor, and their respective successors and assigns.
“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.
“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of a majority of the aggregate unpaid principal amount of the Term Loans or the Aggregate Revolving Credit Exposure, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to the termination of the Revolving Credit Commitments, the holders of a majority of the Total Revolving Credit Commitment).
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Holdings, the Borrower and the Subsidiaries taken as a whole, (b) the ability of Holdings and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent or the Lenders under, the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings, the Borrower and its Subsidiaries that is a Loan Party in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings, the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Merger” has the meaning assigned to such term in the introductory statement to this Agreement.
“Merger Agreement” means the Agreement and Plan of Merger dated as of December 19, 2006, among Sponsor, Merger Sub and the Company, as amended from time to time.
“Merger Agreement Payments” has the meaning assigned to such term in the introductory statement to this Agreement.
“Merger Consideration” has the meaning assigned to such term in the introductory statement to this Agreement.
“Merger Sub” has the meaning assigned to such term in the introductory statement to this Agreement.
“Moody's” means Moody's Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means (i) initially, each owned real property of the Loan Parties located in the U.S. having a fair market value (as determined in good faith by the Borrower) of $2,000,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent's reasonable judgment after consultation with the Borrower), and (ii) each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.
“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means (a) in the case of any Asset Sale, the aggregate cash proceeds received by Holdings, the Borrower or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including (i) legal, accounting and investment banking fees, and brokerage and sales commissions, (ii) any relocation, restructuring or severance expenses incurred (or reasonably estimated to be payable) as a result thereof, (iii) taxes paid or estimated in good faith to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of principal, premium, prepayment fees, penalties, if any, and interest on Indebtedness required (other than as required by Section 2.20(a)(i) or Section 2.20(b)(i)(A)) to be paid as a result of such transaction and (v) any deduction of appropriate amounts to be provided by Holdings, the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP in respect of (A) the sale price of the assets that are the subject of such sale or other disposition (including in respect of working capital adjustments or any evaluation of such assets) or (B) any liabilities associated with the asset disposed of in such transaction and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and (b) in the case of any incurrence of Indebtedness subject to Section 2.09, the aggregate cash proceeds received by Holdings, the Borrower or any Restricted Subsidiary from such incurrence, net of all fees (including legal, accounting and investment banking fees), commissions, costs and other expenses, in each case incurred (or reasonably estimated to be payable) in connection with such incurrence.
“New Commitments” has the meaning assigned to such term in Section 2.24.
“New Effective Date” has the meaning assigned to such term in Section 2.24.
“New Facility Joinder Agreement” shall mean (i) in the case of Incremental Term Loans, an agreement substantially in the form of Exhibit G and (ii) in the case of Tranche B-3 Term Loans or Reinstated Revolving Loans, an agreement substantially in the form of Exhibit G with such changes therein as may be reasonably necessary to reflect the terms of the Class of Loans to which it relates in a manner consistent with the applicable terms of this Agreement.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.02(e).
“Non-Extended Revolving Credit Commitments” has the meaning assigned to such term in Section  2.26(a).
“Non-Extended Revolving Loans” has the meaning assigned to such term in Section  2.26(a).
“Non-Extended Term Loans” has the meaning assigned to such term in Section  2.26(a).

“Non-Funding Lender” shall have the meaning assigned to such term in Section 2.17(b).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the controller or the Secretary of the Borrower.
“Officers' Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the chief executive officer or a Financial Officer of the Borrower.
“Opt-In Lenders” has the meaning assigned to such term in the Second Amendment.
“Original Agreement Date” means April 4, 2007.
“Original Closing Date” means May 1, 2007.
“Original Quarterly Amortization Amount” has the meaning assigned to such term in Section 2.07.
“Original Revolving Credit Maturity Date” means June 30, 2013.
“Original Tranche B Term Loan Commitment” shall mean, with respect to each Lender, such Lender's commitment, if any, to make Tranche B Term Loans on the Original Closing Date. The initial aggregate amount of Original Tranche B Term Loan Commitments was $1,800,000,000.
“Other Information” has the meaning assigned to such term in Section 3.11(b).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Parent” means the Sponsor.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04.
“Paying Agent” has the meaning assigned to such term in Article VIII.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificates” shall mean the certificates completed by each of the Borrower and the Company in the form of Exhibit I to the Guarantee and Collateral Agreement or any other form approved by the Agent.
“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.
“Permitted Acquisition” shall mean an Acquisition, provided that (i) immediately after giving effect to such Acquisition and any Indebtedness incurred by the Borrower and the Restricted Subsidiaries in connection with the completion of such Acquisition, the Consolidated Leverage Ratio does not exceed 5.25:1.00 after giving effect to such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; (ii) within two (2)

Business Days after the completion of such Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion) the Borrower shall have delivered to the Agent a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof; and (iii) if and to the extent such Acquisition constitutes an Affiliate Transaction, then prior to the completion of such Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion), the Borrower shall have delivered to the Agent a letter from an Independent Financial Advisor selected by the Agent in the exercise of its reasonable discretion after consultation with the Borrower (or, if the Agent does not make such selection within 5 Business Days after the Borrower's request therefor, selected by the Borrower) stating either (1) that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or (2) that such transaction meets the requirements of clause (i) of paragraph (a) of Section 6.05.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person that is not the Borrower or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.20.
“Permitted Collateral Sharing Liens” means:
(a)Liens securing Indebtedness incurred pursuant to Section 6.01(b)(ii);
(b)Liens securing Indebtedness incurred pursuant to clause (A) of Section 6.01(b)(xxii) (whether or not such Indebtedness is subsequently deemed to have been incurred pursuant to paragraph (a) of Section 6.01 as provided in clause (A) of Section 6.01(b)(xxii)); provided, that the aggregate principal amount of the portion of such Indebtedness secured by such Liens in reliance on this clause (b) does not exceed $50,000,000 outstanding at any one time;
(c)Liens securing Indebtedness incurred pursuant to Section 6.01(b)(xxvi); provided, that, at the time of incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would be no greater than 3.25 to 1.00; provided further that (x) such Indebtedness shall have a final maturity date no earlier than the Tranche B-2 Maturity Date, and (y) either, at the Borrower's election, (A) the affirmative covenants, negative covenants and events of default applicable to such Indebtedness shall be on terms, taken as a whole, that are not more restrictive to the Borrower and its Restricted Subsidiaries than the affirmative covenants, negative covenants and events of default that would be consistent with market terms for agreements governing comparable Indebtedness of similar companies at the time such Indebtedness is incurred or committed to, and that do not violate any of the provisions of this Agreement, or (B) such Indebtedness shall otherwise be on terms and subject to definitive documentation which is in form and substance reasonably satisfactory to the Agent;
(d)Liens securing Secured Hedging and Cash Management Obligations; and
(e)Liens securing Credit Agreement Refinancing Indebtedness or any Permitted Refinancing thereof;
provided that, in the case of clauses (b), (c) and (e) of this definition of Permitted Collateral Sharing Liens, such Liens shall be created and governed by the Collateral Documents (or, alternatively, by separate security agreements entered into by the applicable parties that are substantially the same as the Collateral Documents, with such differences as are reasonably satisfactory to the Agent) and intercreditor and/or collateral trust sharing arrangements in accordance with the penultimate sentence of Section 9.02(b).
“Permitted Debt” has the meaning assigned to such term in Section 6.01.
“Permitted Holders” means each member of the Sponsor Group and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any member of the Sponsor Group is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor Group has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership or assets constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with Section 2.19 will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investments” means, subject to Section 6.04(d):
(a) any Investment in the Borrower or any Restricted Subsidiary;
(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;
(c) (i) any Investment by Holdings, the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in a Similar Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Borrower or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or an entire line of business to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, and (ii) any Investment held by such Person;
(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.06 or any other disposition of assets not constituting an Asset Sale;
(e) any Investment existing on the Original Closing Date or made pursuant to legally binding written commitments in existence on the Original Closing Date;
(f) loans and advances to, and guarantees of Indebtedness of, employees not in excess of $10,000,000 outstanding at any one time, in the aggregate;
(g) any Investment acquired by the Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (ii) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iii) as a result of litigation, arbitration or other disputes with Persons who are not Affiliates;
(h) Hedging Obligations permitted under Section 6.01(b)(xii);
(i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person's purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower in good faith;
(j) Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parent companies (exclusive of Disqualified Stock of the Borrower or Holdings);
(k) guarantees of Indebtedness permitted under Section 6.01 and performance guarantees in the ordinary course of business;
(l) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of Section 6.05(b) (other than any transaction set forth in clauses (ii), (vi) and (xi) of Section 6.05(b));
(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of Intellectual Property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(n) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100,000,000 and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured by the Borrower in good faith at the time made and without giving effect to subsequent changes in value);
(o) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Original Closing Date, such Investments are necessary or advisable (in the good faith determination of the Borrower) to effect such Receivables Facility;
(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $150,000,000 (with the fair market value of each Investment being measured by the Borrower in good faith at the time made and without giving effect to subsequent changes in value);
(q) payments in respect of pre-paid incentives to customers;
(r) [Intentionally Omitted]
(s) any Investments in receivables owing to the Borrower or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;
(t) advances, loans and extensions of credit to suppliers, customers and vendors in the ordinary course of business;
(u) Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker's compensation deposits provided to third parties in the ordinary course of business; and
(v) Investments consisting of earn-out obligations incurred in connection with the Borrower's acquisition of Alcott Routon, Inc., not to exceed $3,000,000 in the aggregate.
“Permitted Junior Liens” shall mean (x) Liens on Collateral securing Credit Agreement Refinancing Indebtedness (and Permitted Refinancings thereof) that are subordinated to the Liens securing the Obligations hereunder and (y) Liens permitted by clauses (b) and (c) of the definition of Permitted Collateral Sharing Liens (without giving effect to the proviso to such definition) that are subordinated to the Liens securing the Obligations hereunder; provided that in each case (i) the Indebtedness secured thereby is not secured by any property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Agent), and (iii) a Person duly authorized to act on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement reasonably acceptable to the Agent or, if such an intercreditor agreement has previously been entered into in connection with any other Permitted Junior Liens, execute a joinder to the then existing intercreditor agreement in a form reasonably acceptable to the Agent.
“Permitted Liens” means, with respect to any Person:
(a) Permitted Collateral Sharing Liens;
(b) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such

Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(c) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(d) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(e) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(f) (i) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(g) Liens existing on the Original Closing Date;
(h) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, that such Liens may not extend to any other property (other than improvements thereon or the proceeds or products thereof and other than after-acquired property of such acquired subsidiary) owned by the Borrower or any Restricted Subsidiary;
(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property (other than improvements thereon or the proceeds or products thereof) owned by the Borrower or any Restricted Subsidiary;
(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01;
(k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(l) leases, licenses, subleases and sublicenses granted to others in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;
(m) Liens arising from financing statement filings under the UCC or similar state laws regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(n) Liens in favor of the Borrower or any Subsidiary Guarantor;

(o) Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower's client at which such inventory or equipment is located;
(p) Liens on accounts receivable, payment intangibles and related assets incurred in connection with a Receivables Facility, and limited recourse Liens on the Capital Stock of any Receivables Subsidiary;
(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (g), (h), (i), (r), (bb) or (dd) of this definition, as the case may be; provided that (x) such new Lien shall be limited to all or part of the same property that secured (or was required to secure) the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (a), (g), (h), (i), (j), (r), (bb) or (dd) of this definition, respectively, at the time the original Lien became a Permitted Lien pursuant this Agreement, and (B) an amount necessary to pay (or reasonably estimated to be payable) any accrued interest, fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement, and any original issue discount;
(r) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi), clause (A) of the proviso to Section 6.01(b)(xvi), and Section 6.01(b)(xix), (b)(xx) and (b)(xxiii) (whether or not, in the case of each of Sections 6.01(b)(xix) and (b)(xx), such Indebtedness is subsequently deemed to have been incurred pursuant to paragraph (a) of Section 6.01 as provided in Section 6.01(b)(xix) or (b)(xx), as applicable); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi) do not at any time encumber any property or assets other than the property or assets the cost of which is either financed or reimbursed by such Indebtedness and improvements thereon and the proceeds and the products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (A) of the proviso to Section 6.01(b)(xvi) or pursuant to Section 6.01(b)(xix) are solely on acquired property or the assets or Capital Stock of the acquired entity, as the case may be, and improvements thereon and the proceeds and the products thereof and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xx) extend only to the assets of Foreign Subsidiaries;
(s) deposits in the ordinary course of business to secure liability to insurance carriers;
(t) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph (h) of Section 7.01, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;
(z) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25,000,000 at any one time outstanding;
(aa) Liens securing (i) Secured Hedging and Cash Management Obligations, (ii) any other Cash Management Obligations or Hedging Obligations that are secured on a pari passu basis under the collateral documents entered into in connection with the establishment of the Replacement ABL Facility in accordance with Section 9.02(f) and (iii) any other Hedging Obligations, so long as the related Indebtedness is, and is permitted to be pursuant to Section 6.02, secured by a Lien on the same property securing such Hedging Obligations;
(bb) Liens incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01, the proceeds of which are used to make Investments and acquisitions that are permitted by this Agreement; provided that, at the time of incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would be no greater than 4.00 to 1.00; provided further that the Liens securing such Indebtedness are solely on such Investments or the acquired property or the Capital Stock or the assets of the acquired entity, and the proceeds and products thereof, as the case may be;
(cc)    Liens incurred to secure guarantees permitted under Section 6.01(b)(xiv), but only to the extent that the Indebtedness so guaranteed is permitted to be secured under the terms of this Agreement and only to the extent of the assets permitted to secure such Indebtedness under the terms of this Agreement;
(dd)    Liens securing Indebtedness incurred pursuant to Section 6.01(b)(iv) to the extent such Liens are permitted by Section 9.02(f);
(ee) Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01; and
(ff) Permitted Junior Liens.
“Permitted Refinancing” shall mean with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (or reasonably estimated to be payable), in connection with such modification, refinancing, refunding, renewal or extension and any original issue discount and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole.
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person's immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) any trust or other legal entity the beneficiary of which is such Person's immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants and which is controlled by such Person.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.
“Projections” means the projections of Holdings and its subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the Borrower or any of the subsidiaries prior to the Original Closing Date.
“Pro Rata Percentage” of any Revolving Credit Lender, at any time, shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment at such time. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentage of any Revolving Credit Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect prior thereto.
“Qualified Affiliate Debt” means unsecured, subordinated Indebtedness issued by the Borrower to the Sponsor or its Affiliates in an aggregate principal amount at any time outstanding not to exceed $30,000,000 (plus capitalized interest on such Indebtedness).
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.
“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Borrower has determined in good faith to be customary in financings similar to a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Borrower or any Restricted Subsidiary to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Borrower and its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries sells or transfers its accounts receivable, payment intangibles and related assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Restricted Subsidiary; provided that the aggregate book value (measured at the time of transfer thereof) of all receivables and payment intangibles at any time subject to the Receivables Facility that had been transferred to the Receivables Subsidiary by the Borrower and any Restricted Subsidiaries shall not exceed an amount equal to $150,000,000.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities and any Subsidiary of another Receivables Subsidiary.
“Reference Revolving Credit Commitments” has the meaning assigned to such term in Section 2.26(a).
“Reference Revolving Loans” has the meaning assigned to such term in Section 2.26(a); and “Reference Revolving Loan” shall mean any one of such Loans.
“Reference Term Loans” has the meaning assigned to such term in Section 2.26(a); and “Reference Term Loan” shall mean any one of such Loans.
“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xv).
“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(b)(ii).
“Register” has the meaning assigned to such term in Section 9.04.
“Registration Rights Agreement” means the Registration Rights Agreement relating to the Senior Notes to be entered into in connection with the initial issuance thereof.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Reinstated Revolving Credit Commitments” has the meaning assigned to such term in Section 2.24(a).
“Reinstated Revolving Loan” has the meaning assigned to such term in Section 2.24(c).
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person's Affiliates.
“Replacement ABL Facility” has the meaning assigned to such term in Section 6.01(b)(iv).
“Required Extended Term Loan Repayments” has the meaning assigned to such term in Section 2.09(e).
“Required Lenders” means at any time Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments, unused Tranche B Term Loan Commitments and, if and to the extent that there are any at such time of determination, unused Incremental Term Loan Commitments, together representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments, unused Tranche B Term Loan Commitments and such unused Incremental Term Loan Commitments at such time; provided that during any period that a Lender is in default of its obligation to make Loans hereunder, such Non-Funding Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents.
“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.09(f).
“Required Revolving Lenders” has the meaning assigned to such term in Section 9.02(b); provided that during any period that a Lender is in default of its obligation to make Loans hereunder, such Non-Funding Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Original Closing Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” has the meaning assigned to such term in Section 6.04(a).
“Restricted Subsidiary” means, at any time, any direct or indirect subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary or a Receivables Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.
“Retired Capital Stock” has the meaning assigned to such term in Section 6.04(b)(ii).
“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (and to acquire participations in Letters of Credit and Swingline Loans) hereunder, or in the Assignment and Assumption or New Facility Joinder Agreement pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, or adjusted pursuant to Section 2.08(e) as the result of a Specified Loan Reduction.
“Revolving Credit Exposure” shall mean, with respect to each Lender, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure, plus the aggregate amount at such time of such Lender's Swingline Exposure.
“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Credit Maturity Date” shall mean (i) in the case of Revolving Loans (other than Incremental

Revolving Loans, Reinstated Revolving Loans and Extended Revolving Loans), June 30, 2013 and (ii) in the case of any Incremental Revolving Loans, Reinstated Revolving Loans or Extended Revolving Loans, June 30, 2017, or such earlier or later date as specified in the applicable New Facility Joinder Agreement or Extension Amendment.
“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01, including any Incremental Revolving Loans, Reinstated Revolving Loans or Extended Revolving Loans.
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the lease by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of a transaction that constitutes a capital lease in accordance with GAAP.
“S&P” means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Second Amendment” shall mean that certain Amendment Agreement dated as of May 10, 2012 among the Loan Parties, the Agent and the Lenders party thereto to which this Agreement shall be attached.
“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.
“Section 2.26 Additional Agreement” has the meaning assigned to such term in Section 2.26(c).
“Secured Hedging and Cash Management Obligations” means all Hedging Obligations and Cash Management Obligations owing to any Qualified Counterparty (as such term is defined in the Guarantee and Collateral Agreement) and with respect to which, on or prior to the Original Closing Date or at or prior to the time that the agreement or arrangement relating to such Hedging Obligation or Cash Management Obligation or any amendment thereof is entered into (or such later time as the Agent may agree), the Borrower (or another Loan Party) and the Qualified Counterparty party thereto shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes a Secured Hedging and Cash Management Obligation entitled to the benefits of the Collateral Documents.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Obligations” means all Obligations, together with all Secured Hedging and Cash Management Obligations.
“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Indebtedness” means with respect to any Person (a) all Indebtedness of such Person, whether outstanding on the Original Closing Date or thereafter incurred and (b) all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (a) above unless, in the case of clauses (a) and (b), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other obligations are subordinate in right of payment to the Obligations or the Loan Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include (i) any obligation of such Person to the Borrower or any subsidiary of the Borrower or to any joint venture in which the Borrower or any Restricted Subsidiary has an interest, (ii) any liability for Federal, state, local or other

Taxes owed or owing by such Person, (iii) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities), (iv) any Indebtedness or other obligation of such Person that is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person or (v) that portion of any Indebtedness that at the time of incurrence is incurred in violation of this Agreement. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
“Senior Note Documents” means the Senior Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Notes or providing for any guarantee or other right in respect thereof.
“Senior Notes” means the Borrower's Indebtedness issued on or before the Original Closing Date permitted by Section 6.01(b)(iii), which may include, without duplication, the bridge financing in respect thereof in whole or in part, and any subsequent refinancing of such bridge financing.
“Senior Notes Indenture” means the Indenture among the Borrower, as an issuer, certain of its subsidiaries, as co-issuers and/or guarantors, and the trustee thereof, pursuant to which the Senior Notes are issued on or before the Original Closing Date or, in the case of any bridge financing or refinancing, the definitive agreement with respect thereto.
“Series” has the meaning assigned to such term in Section 2.24(a).
“Significant Subsidiary” means any Restricted Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Original Agreement Date.
“Similar Business” means any business conducted by the Borrower and its Subsidiaries on the Second Amendment Effective Date, any business that is a natural outgrowth or reasonable extension of any such business or is similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or any business that in the Borrower's good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.
“SPC” has the meaning assigned to such term in Section 9.04(i).
“Specified Commitment Reduction” has the meaning assigned to such term in Section 2.26(d)(i).
“Specified Loan Reduction” has the meaning assigned to such term in Section 2.08(e).
“Sponsor” means M&F Worldwide Corp.
“Sponsor Group” means (i) the Sponsor, (ii) MacAndrews & Forbes Holdings Inc., (iii) each of their direct and indirect subsidiaries and Affiliates, (iv) Ronald O. Perelman, (v) any of the directors or executive officers of MacAndrews & Forbes Holdings Inc. or (vi) any of their respective Permitted Transferees.
“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Loan Guarantor, any Indebtedness of such Loan Guarantor that is by its terms subordinated in right of payment to the guarantee of such Loan Guarantor under the Guarantee and Collateral Agreement. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Co-Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower that is a Restricted Subsidiary on the Original Closing Date (other than any Immaterial Subsidiary) and each other Restricted Subsidiary of the Borrower that hereafter guarantees the Secured Obligations pursuant to Section 5.11.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(i).
“Successor Holdings Guarantor” has the meaning assigned to such term in Section 6.03(e).
“Successor Person” has the meaning assigned to such term in Section 6.03(c)(i).
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.06 .
“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean Credit Suisse acting in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.
“Syndication Agent” means Bear Stearns Corporate Lending Inc.
“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of December 15, 2005, among Parent, the Borrower and PCT International Holdings Inc., and any amendments, supplements or modifications thereof; provided that such amendments, supplements and modifications shall not be taken into account for purposes of this Credit Agreement without the consent of the Agent if such amendments, supplements or modifications would be reasonably likely to have a Material Adverse Effect as determined in good faith by the Borrower.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Tender Offer” means (a) the tender offer by the Borrower for the outstanding Existing Clarke Notes and a simultaneous consent solicitation from the holders of such Existing Clarke Notes for the removal of certain specified restrictive covenants and events of default under the indenture governing such Existing Clarke Notes to the extent reasonably requested by the Agent and (b) if and to the extent that such consent solicitation does not result in such removal, such other arrangements as shall be reasonably acceptable to the Agent shall have been made for the redemption or covenant defeasance of any Existing Clarke Notes not tendered and accepted in the tender offer referred to in clause (a).

“Term Borrowing” shall mean a single Series of Term Loans made pursuant to the applicable Term Loan Commitments.
“Term Loan Commitment Fee” has the meaning assigned to such term in Section 2.10(d).
“Term Loan Commitment” shall mean a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment.
“Term Loan Maturity Date” shall mean a Tranche B Maturity Date, an Incremental Term Loan Maturity Date or an Extended Term Loan Maturity Date, as the case may be.
“Term Loans” shall mean the Tranche B Term Loans, the Incremental Term Loans and the Extended Term Loans.
“Ticking Fee Payment Date” means the day, if any, that occurs after the 60th calendar day after the Original Agreement Date and is the earlier to occur of (i) the Original Closing Date and (ii) such earlier date on which the Original Tranche B Term Loan Commitments are terminated in full in accordance with Section 2.06.
“Title Insurance Company” means the title insurance company or companies providing the Title Insurance Policies.
“Title Insurance Policies” means the lender's title insurance policies issued to Agent with respect to the Mortgaged Properties.
“Total Assets” means the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Borrower.
“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment as of the Original Closing Date is $100,000,000.
“Tranche” means a group of Revolving Loans meeting the criteria of one of the following clauses: (i) prior to the earlier of the Original Revolving Credit Maturity Date and the effective date of an Extension Amendment, all Revolving Loans, together with any related Incremental Revolving Loans; (ii) all Extended Revolving Loans related to the same Class of Original Revolving Loans, together with any related Incremental Revolving Loans; (iii) all Non-Extended Revolving Loans related to the same Class of Original Revolving Loans, together with any related Incremental Revolving Loans; and (iv) any Reinstated Revolving Loans made pursuant to Reinstated Revolving Credit Commitments that become effective on a New Effective Date, together with any related Incremental Revolving Loans.
“Tranche B Maturity Date” shall mean (i) with respect to Tranche B-1 Term Loans, the Tranche B-1 Maturity Date, (ii) with respect to Tranche B-2 Term Loans, the Tranche B-2 Maturity Date, and (iii) with respect to Tranche B-3 Term Loans, the Tranche B-3 Maturity Date.
“Tranche B Term Lender” shall mean a Lender with a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.
“Tranche B Term Loans” shall mean the Tranche B-1 Term Loans, the Tranche B-2 Term Loans and any Tranche B-3 Term Loans
“Tranche B Term Loan Commitment” shall mean an Original Tranche B Term Loan Commitment or a Tranche B-3 Term Loan Commitment.
“Tranche B-1 Maturity Date” shall mean June 30, 2014.
“Tranche B-1 Quarterly Amount” has the meaning assigned to such term in Section 2.07(b).

“Tranche B-1 Term Loans” shall mean that portion of the outstanding Term Loans funded on the Original Closing Date under the Original Tranche B Term Loan Commitments the maturity of which was not extended pursuant to the Second Amendment.
“Tranche B-1 Term Loan Lender” shall mean a Lender with an outstanding Tranche B-1 Term Loan.
“Tranche B-2 Declining Lenders” has the meaning assigned to such term in Section 2.09(h).
“Tranche B-2 Maturity Date” shall mean June 30, 2017; provided that the Tranche B-2 Maturity Date shall instead be February 15, 2015 unless, on or prior to February 15, 2015, (i) the Senior Notes shall have been repaid, redeemed, defeased, or otherwise satisfied in full, provided, that if such repayment, redemption, defeasance or other satisfaction shall have been financed, in whole or in part, with the proceeds of Indebtedness, such Indebtedness shall have a maturity date that is after June 30, 2017, or (ii) the final maturity date for any then outstanding Senior Notes shall have been extended to a date on or after June 30, 2017 pursuant to an amendment that does not provide for greater amortization with respect thereto prior to June 30, 2017 than that in effect on the Second Amendment Effective Date.
“Tranche B-2 Prepayment Waiver Deadline” has the meaning assigned to such term in Section 2.09(h).
“Tranche B-2 Term Loans” shall mean the outstanding Term Loans funded on the Original Closing Date other than the Tranche B-1 Term Loans.
“Tranche B-2 Term Loan Lender” shall mean a Lender with an outstanding Tranche B-2 Term Loan.
        “Tranche B-3 Maturity Date” shall mean the date upon which Tranche B-3 Term Loans are scheduled to be paid in full hereunder, as specified in the applicable New Facility Joinder Agreement.
“Tranche B-3 Term Loan Commitments” has the meaning assigned to such term in Section 2.24(a)(iii).
“Tranche B-3 Term Loan” has the meaning assigned to such term in Section 2.24(b).
“Tranche B-3 Term Loan Lender” shall mean a Lender with a Tranche B-3 Term Loan Commitment or an outstanding Tranche B-3 Term Loan.
“Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, the Borrower and its subsidiaries in connection with the Transactions and the transactions contemplated thereby, including, without limitation, the costs of legal and financial advisors to Holdings, the Borrower, the Company and the Lenders, the payment of any change of control payments or other severance payments, redemption premiums and prepayment fees and penalties in connection with the prepayment redemption, repurchase and solicitation of consents of the existing Indebtedness of each of the Borrower, the Company and their respective Affiliates and the costs of structuring and implementing corporate restructuring transactions related to the Transactions.
“Transactions” means, collectively, (a) the execution, delivery and performance by Sponsor and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party on the Original Closing Date and the making of the Borrowings hereunder on the Original Closing Date, (c) the execution, delivery and performance by Holdings, the Borrower and the subsidiaries of the Borrower party thereto of the Senior Note Documents and the issuance of the Senior Notes, (d) the Existing Bank Debt Refinancing and the Tender Offer, and (e) the payment of the Transaction Costs.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time to the extent they consist of: (i) any obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; or (ii) any contingent obligations related to expenses or indemnification for which no written demand has been made.
“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (b) any subsidiary of an Unrestricted Subsidiary.
The Borrower may designate any subsidiary of the Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any subsidiary of the Borrower (other than any subsidiary of the subsidiary to be so designated or any other Unrestricted Subsidiary); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (ii) such designation complies with Section 6.04 and (iii) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings, the Borrower or any Restricted Subsidiary.
The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either (x) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph of Section 6.01 or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
Any such designation by the Borrower shall be notified by the Borrower to the Agent by promptly delivering to the Agent a copy of any applicable Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Original Closing Date, all of the subsidiaries of the Borrower will be Restricted Subsidiaries, other than those as to which the Agent has otherwise agreed in the exercise of its reasonable discretion.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.09(g).
“Waivable Tranche B-2 Prepayment” shall have the meaning assigned to such term in Section 2.09(h).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION .1.02    Classification of Loans and Borrowings
. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or a “Tranche B-2 Term Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g. a “LIBOR Rate Revolving Borrowing”).
SECTION .1.03    Terms Generally
. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary or Receivables Subsidiary as if such Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any law, statute, agreement, instrument or other document herein shall be construed as referring to such law, statute, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION .1.04    Effectuation of Transactions
. On and after the Original Closing Date, each of the representations, warranties and covenants of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires. In addition, for purposes of calculating EBITDA, Total Assets, Foreign Subsidiary Total Assets, Consolidated Total Indebtedness and any other financial definitions, the Transactions shall be given pro forma effect as if they had occurred on the first day of the relevant period in a manner consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."
SECTION .1.05    Effect of Restatement of Financial Statements
. For the avoidance of doubt, any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to Sections 2.09(d), 5.11 or Article VI (other than Section 6.10) or any definition used therein.
ARTICLE II
The Credits
SECTION .2.01    Commitments
. Subject to the terms and conditions hereof, (a) each Tranche B Term Lender as of the Original Closing Date, severally and not jointly, made Tranche B Term Loans to the Co-Borrowers on the Original Closing Date in an aggregate principal amount equal to its Original Tranche B Term Loan Commitment and (b) each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to one or more Co-Borrowers, at any time and from time to time on or after the Original Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender's Revolving Credit

Exposure exceeding such Revolving Credit Lender's Revolving Credit Commitment; provided that in no event will (x) the aggregate amount of Revolving Loans made on the Original Closing Date exceed $25,000,000 and (y) the aggregate face amount of Letters of Credit issued on the Original Closing Date exceed $15,000,000 plus, if the maximum referred to in the foregoing clause (x) is not drawn on the Original Closing Date, the excess of such maximum amount over the amount so drawn. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Co-Borrowers may borrow, pay or prepay and reborrow Revolving Loans. All Tranche B Term Loans outstanding on the Second Amendment Effective Date were converted into Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, in accordance with the terms of the Second Amendment, and such Tranche B-1 Term Loans and Tranche B-2 Term Loans are outstanding under this Agreement subject to the terms and conditions hereof. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
SECTION .2.02    Loans and Borrowings
. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(d) and subject to Section 2.22 relating to Swingline Loans, the Loans comprising any Borrowing shall be in an aggregate principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof or if lesser, an amount equal to the remaining available balance of the applicable Commitments.
(a) Subject to Sections 2.12 and 2.18, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Co-Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Co-Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply); provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than twelve LIBOR Rate Borrowings outstanding hereunder at any time; provided, further that notwithstanding anything to the contrary contained herein, (x) to the extent the last date of Interest Periods for multiple LIBOR Rate Borrowings of different Series of Term Loans fall on the same day, such LIBOR Rate Borrowings shall be considered a single LIBOR Rate Borrowing for the purpose of determining whether a requested Borrowing would result in more than twelve LIBOR Rate Borrowings and (y) to the extent the last date of Interest Periods for multiple LIBOR Rate Borrowings of different Tranches of Revolving Loans fall on the same day, such LIBOR Rate Borrowings shall be considered a single LIBOR Rate Borrowing for the purpose of determining whether a requested Borrowing would result in more than twelve LIBOR Rate Borrowings.
(b) For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. The initial Interest Period with respect to any Class of Reinstated Revolving Loans, Extended Revolving Loans, Incremental Revolving Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans or Tranche B-3 Term Loans that, in each case, are LIBOR Rate Loans may, at the Borrower's option, be of a duration of a number of Business Days that is less than one month and the Adjusted LIBOR Rate with respect to such initial Interest Period shall be the same as the Adjusted LIBOR Rate applicable to the Class of Loans to which such Class of Loans relates so long as the final day of such initial Interest Period is the same as the final day of the Interest Period with respect to such related Class of Loans.
(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(d) If the Issuing Bank shall not have received from the Co-Borrowers the payment required to be made by Section 2.23(e) with respect to a Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Agent of the L/C Disbursement and the Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Agent not later than 2:00 p.m. Noon, New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Agent will promptly pay to the Issuing Bank any amounts received by it from the Co-Borrowers pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph; any such amounts received by the Agent thereafter will be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Agent as provided above, such Lender and the Co-Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Agent for the account of the Issuing Bank at (i) in the case of the Co-Borrowers, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.05(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
SECTION .2.03    Request for Borrowing
. (a) To request the making of the Loans hereunder on the Original Closing Date, the Borrower (on behalf of the applicable Co-Borrower) shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower (on behalf of the applicable Co-Borrower) or by telephone not later than 11:00 a.m., New York City time, two (2) Business Days before the proposed Original Closing Date (or such later time as shall be acceptable to the Agent). In order to request a Borrowing (other than the Borrowing on the Original Closing Date, a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(d), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or fax to the Agent a duly completed Borrowing Request (i) in the case of a LIBOR Rate Borrowing, not later than 12:00 Noon, New York City time, three Business Days before a proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable (except in the case of the one in respect of the Original Closing Date if the Original Closing Date does not occur), shall be signed by or on behalf of the Borrower (on behalf of the applicable Co-Borrower) and shall specify the following information:
(1) whether the Borrowing then being requested is to be a Term Loan Borrowing or a Revolving Credit Borrowing;
(2) the aggregate amount of the requested Borrowing;
(3) the date of such Borrowing, which shall be a Business Day;
(4) whether the Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;
(5) in the case of a LIBOR Rate Borrowing, the initial Interest Period with respect thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(6) the Co-Borrower(s) for whose benefit the Loan is to be made and the number and location of the accounts to which funds are to be disbursed; and
provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.

(a) If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Rate Borrowing is specified in any such notice, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of such Lender's Loan to be made as part of the requested Borrowing.
SECTION .2.04    Funding of Borrowings
. (a) Except with respect to Loans made pursuant to Section 2.02(d) and subject to Section 2.22 relating to Swingline Loans, each Lender shall make the Loan to be made by it hereunder on the proposed date of Borrowing thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, and the Agent shall promptly credit the amounts so received to the account or accounts designated in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(a) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section and the Agent may, in reliance upon such assumption, make available to the relevant Co-Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Agent, then the applicable Lender and the Co-Borrowers severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Co-Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Co-Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Loan included in the Borrowing on the Original Closing Date or other applicable Borrowing date. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Co-Borrowers or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.
SECTION .2.05    Type; Interest Elections
. (a) The Loans initially shall be of the Type specified in the Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period (not to exceed two (2) months' duration in the case of any such Interest Period commencing on the Original Closing Date) as specified in such Borrowing Request. Revolving Loans made on the Original Closing Date shall be ABR Loans. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(a)) to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day prior to the proposed conversion or continuation, subject in each case to the following:
(i)     each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)     if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)     each conversion shall be effected by each Lender and the Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any LIBOR Rate Loan (or portion thereof) being converted shall be paid by the Co-Borrowers at the time of conversion;
(iv)     if any LIBOR Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Co-Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14;
(v)     any portion of a Borrowing maturing or scheduled to be repaid in less than one month may not be converted into or continued as a LIBOR Rate Borrowing;
(vi)     any portion of a LIBOR Rate Borrowing that cannot be converted into or continued as a LIBOR Rate Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
(vii)     no Interest Period may be selected for any LIBOR Rate Term Borrowing that would end later than an Installment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the LIBOR Rate Term Borrowings with Interest Periods ending on or prior to such Installment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Installment Date.
Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.
(a) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and
(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(b) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(c) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.
SECTION .2.06    Termination and Reduction of Commitments
. (a) Unless previously terminated in accordance with the terms hereof, (i) the Original Tranche B Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Original Closing Date, (ii) the

Revolving Credit Commitments shall automatically terminate on the applicable Revolving Credit Maturity Date and (iii) the Swingline Commitment and the L/C Commitment shall terminate in accordance with the applicable provisions of Sections 2.22 and 2.23.
(a) Upon at least three Business Days' prior irrevocable written or fax notice to the Agent (or such shorter notice as the Agent may agree), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, any Class of the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect. Notwithstanding anything to the contrary contained in this Agreement, a notice of reduction or termination of any Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified prepayment date) if such condition is not satisfied.
(b) If a Change of Control occurs after the Original Closing Date, the Agent may, at the direction of the Required Revolving Lenders, by notice to the Borrower terminate the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment, and thereupon the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment shall terminate at the close of business on the fifth Business Day after such notice is received by the Borrower.  The Borrower shall furnish to the Agent written notice of any Change of Control promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge of consummation thereof.
(c) Each reduction in any Class of the Term Loan Commitments, Revolving Credit Commitments or Swingline Commitment hereunder shall be made ratably among the applicable Lenders of such Class in accordance with Section 2.21. The Borrower shall pay to the Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced after the Original Closing Date accrued to but excluding the date of such termination or reduction.
SECTION .2.07    Repayment of Loans; Evidence of Debt
. (a) The Co-Borrowers, jointly and severally, hereby unconditionally promise to pay to the Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to the Co-Borrowers as provided in clause (b) below and (ii) the then unpaid principal amount of each Revolving Loan of such Lender made to the Co-Borrowers on the Revolving Credit Maturity Date.
(a) The principal amount of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on the last Business Day of each March, June, September and December of each year (each, an “Installment Date”) in:
(I) for the benefit of all Tranche B Term Lenders, commencing on the last Business Day of September 2007 until the last Business Day of the last calendar quarter that commences prior to the Second Amendment Effective Date, a principal amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding as of the Original Closing Date (“Original Quarterly Amortization Amount”);
(II) for the benefit of the Tranche B-1 Term Loan Lenders with respect to the Tranche B-1 Term Loans, commencing on the last Business Day of the first full calendar quarter that commences on or after the Second Amendment Effective Date, a principal amount (the “Tranche B-1 Quarterly Amount”) equal to (X) the Original Quarterly Amortization Amount multiplied by (Y) a fraction, the numerator of which is the aggregate principal amount of Tranche B-1 Term Loans outstanding on the Second Amendment Effective Date and the denominator of which is the aggregate principal amount of all Tranche B Term Loans outstanding on the Second Amendment Effective Date (prior to giving effect to the prepayment thereof that is a condition to the Second Amendment Effective Date in accordance with Section 4 of the Second Amendment);

(III) for the benefit of the Tranche B-2 Term Loan Lenders with respect to the Tranche B-2 Term Loans, commencing on the last Business Day of the first full calendar quarter that commences on or after the Second Amendment Effective Date, a principal amount equal to 2.50% of the amount equal to (X) the aggregate principal amount of Tranche B-2 Term Loans outstanding on the Second Amendment Effective Date (for the avoidance of doubt, prior to giving effect to the prepayment described in the following clause (Y)), minus (Y) the aggregate principal amount of Tranche B-2 Term Loans to be prepaid as a condition to the Second Amendment Effective Date in accordance with Section 4 of the Second Amendment;
(IV) in the event that any Tranche B-3 Term Loans are made, for the benefit of the applicable Tranche B-3 Term Loan Lenders with respect to the Tranche B-3 Term Loans, a principal amount equal to the applicable amount set forth in the applicable New Facility Joinder Agreement, subject to Section 2.24(e) (including a corresponding reduction in the Installments for the Tranche B-1 Term Loans as provided in such Section 2.24(e));
(V) in the event that any Series of Incremental Term Loans are made, for the benefit of the applicable Incremental Term Loan Lenders with respect to the Incremental Term Loans of such Series, a principal amount equal to the applicable amount set forth in the applicable New Facility Joinder Agreement, subject to Section 2.24(e); and
(VI). in the event that any Series of Extended Term Loans is established, for the benefit of the applicable Extending Lenders with respect to the Extended Term Loans of such Series, a principal amount equal to the applicable amount set forth in the applicable Extension Amendment, subject to Section 2.26(a) (including a corresponding reduction in the Installments for the related Non-Extended Term Loans as provided in such Section 2.26(a));
provided, that in the event of any prepayments of the Term Loans hereunder, whether prior to or after the Second Amendment Effective Date, such Installments shall be decreased with respect to each applicable Series of Term Loans in the manner set forth in Section 2.08 or 2.09. For the avoidance of doubt, the amounts determined above are deemed to be reduced or eliminated to reflect prepayments of Term Loans made prior to the Second Amendment Effective Date, if any, which were previously applied against the applicable Installments of the Term Loans. In the event and on each occasion that any Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the Installments payable on each Installment Date with respect to such Series of Term Loan Commitments shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination. To the extent not previously paid, all Term Loans shall be due and payable on the relevant Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.07(b) shall be subject to Section 2.14, but shall otherwise be without premium or penalty.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Co-Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Co-Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION .2.08    Optional Prepayment of Loans
. (a) Upon prior notice in accordance with paragraph (b) of this Section, the Co-Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.14).
(a) Except as provided in Section 2.22 with respect to Swingline Loans, the Borrower shall notify the Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon New York City time, one (1) Business Day prior to the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Except as provided in Section 2.22 with respect to Swingline Loans, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. Notwithstanding anything to the contrary contained in this Agreement, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified prepayment date) if such condition is not satisfied.
(b) Optional prepayments of Term Loans shall be applied to the Series of Term Loans as specified by the Borrower in the applicable notice of prepayment; provided that to the extent optional prepayments of Tranche B-2 Term Loans are made on or prior to the Second Amendment Effective Date to satisfy the condition set forth in Section 4.A of the Second Amendment, such prepayments may be applied solely to Tranche B-2 Term Loans of Opt-In Lenders.  Amounts applied to any particular Series of Term Loans in accordance with the preceding sentence (other than Tranche B-2 Loans of Opt-In Lenders in accordance with the proviso to the preceding sentence) shall be applied to the Installments of such Series in such order as specified by the Borrower in the applicable notice of prepayment. In the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to the different Series of Term Loans in direct order of maturity of such Series, and, within each such Series, to the scheduled Installments of principal due in respect of such Series of Term Loans in accordance with Section 2.07(b) in direct order of maturity and first  to ABR Loans to the full extent thereof and second to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Co-Borrowers pursuant to Section 2.14.
(c) Notwithstanding anything to the contrary contained herein, any Co-Borrower or Subsidiary may, from time to time, prepay Term Loans at a discount to the par value of such Loans and on a non-pro rata basis through modified reverse Dutch auction procedures open either, at the Borrower's election, (x) to all Lenders of all Series of Term Loans on a pro rata basis or (y) to all Lenders of a specific Series of Term Loans selected by the Borrower (and within any such Series on a pro rata basis), in each case in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent and in circumstances reasonably acceptable to the Administrative Agent; provided, that no such prepayment shall occur when any Revolving Loans are outstanding. Upon any prepayment of a Term Loan pursuant to this Section 2.08(d), (i) the undiscounted principal amount of the portion of the affected Term Loan which is the subject of the prepayment will be automatically and permanently deemed paid, redeemed and canceled for all purposes and no longer outstanding and (ii) the undiscounted principal amount of the prepayment will be applied pro rata to remaining scheduled principal amortization payments of the affected Term Loan.

(d) Any voluntary prepayment of Revolving Loans pursuant to this Section 2.08 shall be applied pro rata to the then outstanding principal amounts of the Revolving Loans; provided that the Borrower may elect to prepay Non-Extended Revolving Loans (pro rata among the Revolving Lenders who hold Non-Extended Revolving Loans in accordance with the then-outstanding principal amounts thereof) prior to prepaying any Extended Revolving Loans (any such non-pro rata prepayment of Revolving Loans, a “Specified Loan Reduction”). In connection with any Specified Loan Reduction, each of the Extended Revolving Lenders shall assign to each of the Lenders with a Non-Extended Revolving Credit Commitment and each of the Lenders with a Non-Extended Revolving Credit Commitment shall purchase from each of the Extended Revolving Lenders, at par, such interests in the Revolving Loans outstanding on the date of such Specified Loan Reduction (after giving effect to such Specified Loan Reduction) as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held ratably by Extended Revolving Lenders and Lenders with Non-Extended Revolving Credit Commitments in accordance with their respective Revolving Credit Commitments, after giving effect to such Specified Loan Reduction (with any such Revolving Loans that are so assigned to the Lenders with a Non-Extended Revolving Credit Commitment, from and after such assignment, to constitute Non-Extended Revolving Loans, and to bear interest and earn fees at the rates applicable to Non-Extended Revolving Loans and Non-Extended Revolving Credit Commitments).
SECTION .2.09    Mandatory Prepayment of Loans
. (a) In the event of any termination of all the Revolving Credit Commitments, each Co-Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all its outstanding Swingline Loans and replace all its outstanding Letters of Credit and/or unless the Issuing Bank otherwise agrees deposit an amount equal to the undrawn portion of the L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Issuing Bank. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then each Co-Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or cash collateralize Letters of Credit in a manner reasonably satisfactory to the Agent and in an amount sufficient to eliminate such excess.
(a) (i) In the event that any Loan Party or Restricted Subsidiary shall receive Net Proceeds from the issuance or other incurrence of Credit Agreement Refinancing Indebtedness on or prior to the Second Amendment Effective Date, the Co-Borrowers shall, substantially simultaneously with (and in any event not later than the second Business Day next following) the receipt of such Net Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds, first, to prepay outstanding Tranche B-2 Term Loans of Opt-In Lenders to the extent required to satisfy the condition set forth in Section 4.A of the Second Amendment and, second, any balance of such Net Proceeds remaining after the prepayment referred to in the preceding clause first, if any, to prepay outstanding Term Loans of such Series as specified by the Borrower.
(i) In the event that any Loan Party or Restricted Subsidiary shall receive Net Proceeds from the issuance or other incurrence of Credit Agreement Refinancing Indebtedness after the Second Amendment Effective Date, the Co-Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans of such Series as specified by the Borrower, except as otherwise provided in Section 2.09(e).
(b) In the event that any Loan Party or Restricted Subsidiary shall receive Net Proceeds from the issuance or other incurrence after the Original Closing Date of Indebtedness of any Loan Party or any Restricted Subsidiary (other than Indebtedness permitted pursuant to Section 6.01), the Co-Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans in accordance with Sections 2.09(g) and (i).
(c) On each Excess Cash Flow Prepayment Date, the Co-Borrowers shall prepay outstanding Term Loans in accordance with Section 2.09(g) and (i) in an aggregate principal amount equal to the excess,

if any, of (i) 50% of the Excess Cash Flow for the applicable Excess Cash Flow Period over (ii) the sum of (A) the aggregate amount of any prepayments of Loans pursuant to Section 2.08 made during such applicable Excess Cash Flow Period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Co-Borrowers or its Restricted Subsidiaries and (B) the aggregate amount of any prepayments of Loans made previously pursuant to this Section 2.09(d) with respect to such Excess Cash Flow Period; provided that (1) the percentage set forth in clause (i) above shall be reduced to 25% if the Consolidated Leverage Ratio at the end of such period shall be equal to or less than 4.00 to 1.00, but greater than 3.25 to 1.00, and (2) such prepayment shall not be required if the Consolidated Leverage Ratio at the end of such period shall be equal to or less than 3.25 to 1.00.
(d) If in connection with either (i) the conversion of any Tranche B-1 Term Loans into Extended Term Loans pursuant to Section 2.26 or (ii) the refinancing of any Tranche B-1 Term Loans with Tranche B-3 Loans pursuant to Section 2.24(a)(iii) (any such conversion or refinancing of Tranche B-1 Term Loans described in the preceding clauses (i) or (ii) being referred to herein as a “Future Extension” and the Extended Term Loans into which such Tranche B-1 Term Loans are converted or the Tranche B-3 Term Loans refinancing such Tranche B-1 Term Loans, as applicable, being referred to herein as “Future Extended Term Loans”), Lenders making such Future Extended Term Loans required as a condition of their providing such extension or refinancing that such Future Extended Term Loans be prepaid in whole or in part at any time (any such prepayment of a Series of Future Extended Term Loans, other than payments in respect of scheduled amortization, being referred to herein as “Required Extended Term Loan Repayments” of such Series), then the Borrower shall on the date of any Required Extended Term Loan Repayment prepay a portion of the Tranche B-2 Term Loans of Tranche B-2 Term Loan Lenders who are not Tranche B-2 Declining Lenders in an aggregate principal amount equal to (i) the difference, if positive (and, if not positive, such difference shall be deemed to be equal to zero), of (A) a fraction, expressed as a percentage, the numerator of which is the aggregate principal amount of all Required Extended Term Loan Repayments that have been made from time to time in respect of such Series of Future Extended Term Loans on or prior to the date of the applicable Required Extended Term Loan Repayment (including the payments being made on such date) and the denominator of which is the aggregate outstanding principal amount of the applicable Series of Future Extended Term Loans (determined as of the effectiveness of the relevant Extension Agreement or New Effective Date, as applicable, in respect of such Series of Future Extended Term Loans and prior to giving effect to the payment of any Required Extended Term Loan Repayments) and (B) thirty percent (30%), times (ii)(x) the aggregate principal amount of Tranche B-2 Term Loans outstanding as of the date of the Extension Request or first solicitation of Tranche B-3 Term Loan Commitments, as applicable, relating to such Future Extension minus (y) the Declined Tranche B-2 Prepayment Amount minus (z) amounts previously paid in respect of Tranche B-2 Term Loans pursuant to this Section 2.09(e) related to Required Extended Term Loan Repayments of such Series, such payment to be allocated ratably to the Tranche B-2 Term Loan Lenders who are not Tranche B-2 Declining Lenders.
(e) The Borrower shall deliver to the Agent, (i) at the time of each prepayment required under this Section 2.09, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least five (5) Business Days prior written notice of the date of such prepayment (the “Required Prepayment Date”). Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14, but shall otherwise be without premium or penalty.
(f) Mandatory prepayments under paragraphs (c) and (d) of this Section (each, a “Waivable Mandatory Prepayment”) shall be applied first, to prepay outstanding Term Loans (and, in the case of LIBOR Rate Loans, the corresponding accrued and unpaid interest on the principal amount of Term Loans so prepaid), subject to the provisions in this paragraph below, and second, as set forth in the provisions in this paragraph below. Notwithstanding anything herein to the contrary, not less than five Business Days prior to the Required Prepayment Date, the Borrower shall notify the Agent of the amount of such Waivable Mandatory Prepayment, and the Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender's pro rata share of such Waivable Mandatory Prepayment and such Lender's option to decline such amount. Each such Lender may exercise such option to decline all, but not any portion, of any prepayment of its Term Loans by giving written notice to the Agent by facsimile of its election to do so prior to 10:00 a.m., New York City time, on the applicable Required Prepayment Date (it being understood that any Lender that does not notify the Agent of its election to exercise such option prior to 10:00 a.m., New York City time, on the applicable Required Prepayment Date shall be deemed to have elected, as of such date, to decline such prepayment and not to exercise such option to accept). The aggregate amount of the Waivable Mandatory Prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained or used (or, if applicable, distributed pursuant to Section 6.04(b)(xviii)) by the Borrower at its election.
(g) Mandatory prepayments under paragraph (e) of this Section (each, a “Waivable Tranche B-2 Prepayment”) shall be applied first, to prepay outstanding Tranche B-2 Term Loans as provided in such paragraph (e) (and, in the case of LIBOR Rate Loans, the corresponding accrued and unpaid interest on the principal amount of Tranche B-2 Term Loans so prepaid), subject to the provisions in this paragraph below, and second, as set forth in the provisions in this paragraph below.  Notwithstanding anything herein to the contrary, at its election, the Borrower may notify the Agent of the anticipated amount of such Waivable Tranche B-2 Prepayment (without including any Declined Tranche B-2 Prepayment Amount in the calculation described in paragraph (e) above), and the Agent will promptly thereafter notify each Tranche B-2 Term Loan Lender holding an outstanding Term B-2 Term Loan of the amount of such Tranche B-2 Term Loan Lender's pro rata share of such Waivable Tranche B-2 Prepayment and such Tranche B-2 Term Loan Lender's option to decline such amount.  Each such Tranche B-2 Term Loan Lender may exercise such option to decline all, but not any portion, of any prepayment of its Tranche B-2 Term Loans by giving written notice to the Agent by facsimile of its election to do so prior to 10:00 a.m., New York City time, on the date that is five (5) Business Days after the date on which the Agent notifies the Tranche B-2 Term Loan Lenders of such anticipated Waivable Tranche B-2 Prepayment (the “Tranche B-2 Prepayment Waiver Deadline”) (it being understood that any Lender that does not notify the Agent of its election to exercise such option prior to the Tranche B-2 Prepayment Waiver Deadline shall be deemed to have elected, as of such date, to decline such prepayment and not to exercise such option to accept) (any such Tranche B-2 Term Loan Lenders who decline or are deemed to have declined such Waivable Tranche B-2 Prepayment, the “Tranche B-2 Declining Lenders”).  The aggregate amount of the Waivable Tranche B-2 Prepayment that would have been applied to prepay such Tranche B-2 Term Loans but was so declined (the “Declined Tranche B-2 Prepayment Amount”) shall be retained or used by the Borrower or applied as otherwise required or permitted hereunder (including pursuant to Section 2.08).   The Borrower may revoke any notification given pursuant to this Section 2.09(h), and neither the giving of any such notice by the Borrower nor any election by any Lender pursuant to this Section 2.09(h) shall require the making of any prepayment under Section 2.09(e).
(h) Mandatory prepayments of outstanding Term Loans under (x) Section 2.09(b) or Section 2.09 (e) shall be applied as specified therein and (y) Section 2.09(c), Section 2.09(d) and Section 2.20 shall be applied pro rata against all Series of Term Loans. Amounts applied against any particular Series of Term Loans in accordance with the preceding sentence or Section 2.19 shall be applied to the Installments of such Series, (i) first, in direct order of maturity to the next eight unpaid remaining scheduled Installments due in respect of such Series under Section 2.07 following the date of such prepayment, and (ii) second, pro rata against the remaining scheduled Installments due in respect of such Series under Section 2.07. In addition, such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the Series being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or LIBOR Rate Loans; provided that to the extent less than all Lenders exercise the right to decline a given Waivable Mandatory Prepayment or Waivable Tranche B-2 Prepayment pursuant to Section 2.09(g) or 2.09(h), then, with respect to such Waivable Mandatory Prepayment or Waivable Tranche B-2 Prepayment, the amount of such mandatory prepayment shall be applied first to the Term Loans of such Series that are ABR Loans to the full extent thereof before application to Term Loans of such Series that are LIBOR Rate Loans in a manner that minimizes the amount of any payments required to be made by the Co-Borrowers pursuant to Section 2.14.
SECTION .2.10    Fees
. (a) Subject to Section 2.24(e) or Section 2.26(a) if and to the extent applicable, from and after the Original Closing Date, the Co-Borrowers, jointly and severally, agree to pay to each Lender, through the Agent, on the last Business

Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the average daily unused amount of the Revolving Credit Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the Original Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees under this Section 2.10(a) shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall begin to accrue on the Original Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees with respect to Revolving Credit Commitments only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.22 as a result of outstanding Swingline Loans.
(a) From and after the Original Closing Date, the Co-Borrowers, jointly and severally, agree to pay to the Agent, for its own account, the Agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, or such agency fees as may otherwise be separately agreed upon by the Co-Borrowers and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon.
(b) From and after the Original Closing Date, the Co-Borrowers, jointly and severally, agree to pay (i) in respect of the Letters of Credit issued pursuant to each respective Class of Revolving Credit Commitments, to each Lender holding Commitments of such Class of Revolving Credit Commitments, through the Agent, on the last Business Day of March, June, September and December of each year and on the date on which such Class of Revolving Credit Commitments is terminated as provided herein (each, an “L/C Fee Payment Date”) a fee (each, an “L/C Participation Fee”) calculated on such Lender's Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements that are earning interim interest pursuant to Section 2.23(h)) in respect of such Class during the preceding quarter (or shorter period commencing with the Original Closing Date or ending with the applicable Revolving Credit Maturity Date or the date on which such Class of Revolving Credit Commitments has been terminated and all Letters of Credit issued pursuant thereto have been cancelled or expired) at a rate per annum equal to the Applicable Rate used to determine the interest rate on Revolving Credit Borrowings under such Class of Revolving Credit Commitments that are comprised of LIBOR Rate Loans pursuant to Section 2.11, and (ii) to the Issuing Bank with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Co-Borrowers a fronting fee, which shall accrue at the rate of ⅛ of 1% per annum or such other rate as shall be separately agreed upon between the Co-Borrowers and the Issuing Bank, on the drawable amount of such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(c) If the Original Closing Date has not occurred and the Original Tranche B Term Loan Commitments have not been terminated in full on or before the 60th calendar day after the Original Agreement Date, the Co-Borrowers, jointly and severally, agree to pay to the Agent, for pro rata distribution to the Tranche B Term Lenders, on the Ticking Fee Payment Date an aggregate commitment fee (the “Term Loan Commitment Fee”) at a rate per annum equal to:  (i) 0.50% on the daily average amount of all Original Tranche B Term Loan Commitments during the period from and including the 61st calendar day after the Original Agreement Date to and excluding the earlier of (x) the Ticking Fee Payment Date and (y) the 151st calendar day after the Original Agreement Date, and (ii) if the Ticking Fee Payment Date does not occur before the 151st day after the Original Agreement Date, 1.25% on the daily average amount of all Original Tranche B Term Loan Commitments during the period from and including the 151st calendar after the Original Agreement Date to and excluding the Ticking Fee Payment Date.
(d) All such fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of such fees shall be refundable under any circumstances.

SECTION .2.11    Interest
. (a) Subject to clause (c) below and to Section 2.24(e) or 2.26(a) if and to the extent applicable, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(a) Subject to clause (c) below and to Section 2.24(e) or 2.26(a) if and to the extent applicable, the Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Co-Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than any prepayment of any ABR Loan or Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
SECTION .2.12    Alternate Rate of Interest
. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:
(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or
(b) the Agent is advised by the Majority Facility Lenders in respect of the relevant Facility that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a LIBOR Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request of an ABR Borrowing and (ii) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof. Each determination by the Agent under this Section 2.12 shall be conclusive absent manifest error.
SECTION .2.13    Increased Costs
. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or
(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder in respect thereof (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Co-Borrowers will pay to such Lender or the Issuing Bank, as the case may be, promptly upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.15).
(a) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15 (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Co-Borrowers will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.
(b) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Co-Borrowers shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(c) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION .2.14    Break Funding Payments
. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (other than by reason of a Lender being a Non-Funding Lender), or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Co-Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding any loss of the Applicable Rate on any Loan). In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender in a commercially reasonable manner to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender, the Agent or the Issuing Bank setting forth any amount or amounts that such Lender, the Agent or the Issuing Bank is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Co-Borrowers shall pay such Lender, the Agent or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION .2.15    Taxes
. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if applicable law requires the deduction or withholding of any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make or cause to be made such deductions or withholdings and (iii) the applicable Loan Party shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If at any time applicable law requires any deduction or withholding from any sum payable hereunder or under any other Loan Document, the applicable Loan Party shall promptly notify or cause to be notified the relevant Lender or Agent upon becoming aware of the same. In addition, each Lender or Agent shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.
(a) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b) Each Loan Party shall indemnify the Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In particular, on or prior to the date which is ten (10) Business Days after the Original Agreement Date, each Foreign Lender shall deliver to the Borrower (with a copy to the Agent) two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Co-Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W‑8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Co-Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8IMY (together with any necessary attachments) or any successor thereto or such other evidence reasonably satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Co-Borrowers within the meaning of Section 881(c)(3)(C) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Co-Borrowers or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (3) from time to time thereafter if reasonably requested by the Borrower or the Agent, and (B) promptly notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e) Each Lender or Agent that is a United States person, agrees to complete and deliver to the Borrower and the Agent a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.
(f) If the Agent or a Lender determines, in good faith in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.15(g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.
(g) If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.15, the relevant Lender or Agent shall cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes, at the Borrower's expense, if so requested by the Borrower in writing.
(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
SECTION .2.16    Payments Generally; Allocation of Proceeds; Sharing of Set-offs
. (a) Unless otherwise specified, each Co-Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except that (i) Issuing Bank Fees shall be paid directly to the Issuing Bank, (ii) principal of and interest on Swingline Loans shall be paid directly to the Swingline Lender, except as otherwise provided in Section 2.22(e) and (iii) payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.
(a) All proceeds of Collateral received by the Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Article VII, shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent from the Co-Borrowers (other than in connection with Hedging Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Co-Borrowers (other than in connection with Hedging Obligations), third, to pay interest due and payable in respect of the Loans, ratably, fourth, to prepay principal on the Loans and any amounts owing with respect to Hedging Obligations and Cash Management Obligations, ratably, fifth, to the payment of any other Secured Obligation due to the Agent or any Lender by the Co-Borrowers and sixth, to the Co-Borrowers or as the Borrower shall direct.
(b) If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or L/C Disbursement resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursement and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and L/C Exposures of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and L/C Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Co-Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Co-Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Co-Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Co-Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of any Co-Borrower in the amount of such participation.
(c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Co-Borrowers will not make such payment, the Agent may assume that the Co-Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Co-Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(d) If any Lender shall fail to make any payment required to be made by it pursuant to Sections

2.04(a), 2.16(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION .2.17    Mitigation Obligations; Replacement of Lenders
. (a) If any Lender or Issuing Bank requests compensation under Section 2.13, or if the Co-Borrowers are required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender or the Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Co-Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.
(a) If (w) any Lender or the Issuing Bank requests compensation under Section 2.13, or (x) the Co-Borrowers are required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15, or (y) any Lender is affected in the manner described in Section 2.18 and as a result thereof any of the actions described in such Section is required to be taken, or (z) any Lender, other than at the direction or request of any regulatory agency or authority, defaults in its obligation to make Loans hereunder (a “Non-Funding Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Agent, replace such Lender or the Issuing Bank by requiring such Lender or the Issuing Bank to assign and delegate (and such Lender or the Issuing Bank shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender or the Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans or L/C Disbursements, respectively, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Co-Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, and (iv) such an assignment by a Non-Funding Lender shall be limited to the Class of Loans and Commitments in respect of which such Lender defaulted in its obligations. A Lender or the Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Co-Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that in the event it is required to make such an assignment in accordance herewith, such Lender shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, and in furtherance thereof hereby expressly authorizes the Agent and the Borrower to execute and deliver such agreement and documentation on behalf of such Lender and any such agreement and/or documentation so executed by the Agent or the Borrower, as the case may be, shall be effective for purposes of documenting an assignment pursuant to Section 9.04; provided that neither the Agent nor the Borrower shall be obligated to so execute and deliver such documentation on behalf of such Lender.
SECTION .2.18    Illegality
. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Original Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Co-Borrowers through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Co-Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Co-Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
SECTION .2.19    Change of Control
(a) . (a) The Borrower shall (i) within thirty (30) days following the occurrence of a Change of Control that occurs on or after the Original Closing Date, make an offer to all Lenders to prepay all Term Loans pursuant to a Change of Control Offer (as defined in paragraph (b) of this Section 2.19) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment, in accordance with the terms contemplated in this Section 2.19; and (ii) prepay all the Term Loans of all Lenders properly accepting such offer of prepayment in accordance with such Change of Control Offer.
(b) A “Change of Control Offer” means a notice delivered to the Agent (which will promptly furnish such notice to the Lenders) stating:
(i) that a Change of Control has occurred and that such Lender has the right to require the Co-Borrowers to prepay all or a portion of such Lender's Term Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;
(ii) the Change of Control prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is delivered);
(iii) that any Term Loans as to which such offer is not properly accepted will remain outstanding and continue to accrue interest;
(iv) unless the Co-Borrowers default in the payment of the purchase price of any Term Loans as to which the Change of Control Offer shall have been accepted, all Term Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control prepayment date;
(v) Lenders electing to have any Term Loans purchased pursuant to a Change of Control Offer will be required to notify the Agent prior to the close of business on the third Business Day preceding the Change of Control prepayment date; and
(vi) that Lenders will be entitled to withdraw their election to require the Co-Borrowers to prepay their Term Loans; provided that the Agent receives, not later than the close of business on the last day of the offer period, a notice setting forth the name of the Lender, the principal amount of Term Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Term Loans prepaid.
(c) On the prepayment date, the Co-Borrowers shall prepay the Term Loans of all Lenders who accept the Change of Control Offer at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment. If at the time of any prepayment pursuant to this Section 2.19 there shall be outstanding Borrowings of different Types or LIBOR Rate Borrowings with different Interest Periods, and if some but not all Lenders shall have accepted such Change of Control Offer, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Borrowing that comprises the Term Loans of the accepting Lenders. All prepayments of Term Loans under this Section 2.19 shall be subject to Section 2.14.
(d) Notwithstanding the foregoing provisions of this Section, the Borrower shall be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at or prior to the times and otherwise in compliance with the requirements set forth in Section 2.19(b) applicable to a Change of Control Offer made by the Borrower and prepays all Term Loans as to which offers for prepayment have been validly accepted and not withdrawn pursuant to the terms of such Change of Control Offer.
(e) For the avoidance of doubt, the Co-Borrowers shall be permitted to voluntarily prepay any outstanding Term Loans in whole or part in accordance with Section 2.08 at any time, irrespective of whether a Change of Control has been completed.
SECTION .2.20    Asset Sale Offer
(a) . (a) Within 450 days after receipt by a Co-Borrower or Restricted Subsidiary of the Net Proceeds of any Asset Sale of Collateral that occurs on or after the Original Closing Date, the applicable Co-Borrower or Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale (i) (A) to prepay or make an offer to prepay Loans in accordance with Section 2.08 or (B) to make an offer to purchase, prepay or permanently reduce other Indebtedness secured by the Collateral; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), such Co-Borrower or Restricted Subsidiary shall permanently retire such Indebtedness and, in the case of obligations under revolving credit facilities or other similar Indebtedness, shall correspondingly permanently reduce commitments with respect thereto (other than obligations owed to a Co-Borrower or a Restricted Subsidiary); provided, further, however, that if the Co-Borrowers or any Restricted Subsidiary shall so reduce obligations under any such other Indebtedness, such Co-Borrower or such Restricted Subsidiary will, equally and ratably, reduce or offer to reduce the amount of Indebtedness outstanding under this Agreement by, at their option, prepaying or making any offer to prepay Loans in accordance with Section 2.08 or in accordance with the procedures set forth below for an Asset Sale Offer, plus the amount of accrued and unpaid interest on the principal amount of Loans to be prepaid; or (ii) to acquire Additional Assets; provided, however, that such Additional Assets are added to the Collateral securing the Secured Obligations in accordance with and to the extent required by the provisions of Section 5.11 and the Collateral Documents, and provided, further, that to the extent such Additional Assets constitute the Capital Stock of any Person, the assets of such Person that may be used or useful in a Similar Business are, in accordance with and to the extent required by the provisions of Section 5.11 and the Collateral Documents, concurrently with the acquisition added to the Collateral securing the Secured Obligations. Notwithstanding the foregoing, if during such 450-day period a Co-Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds of any Asset Sale of Collateral to acquire Additional Assets pursuant to clause (ii) of this paragraph (a), such 450-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement).
(b) Within 450 days after receipt of the Net Proceeds of any Asset Sale that occurs on or after the Original Closing Date (other than an Asset Sale of Collateral) by a Co-Borrower or Restricted Subsidiary, such Co-Borrower or Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale (i) to permanently reduce or offer to reduce (A) obligations under any Senior Indebtedness of the Co-Borrowers or any Subsidiary Guarantor (which may include Loans) and, in the case of obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than obligations owed to a Co-Borrower or a Restricted Subsidiary); provided that if the Co-Borrowers or any Restricted Subsidiary shall so reduce obligations under any other Senior Indebtedness, the Co-Borrowers or such Subsidiary Guarantor will, equally and ratably, reduce the amount of Indebtedness outstanding under this Agreement by, at their option, prepaying or making any offer to prepay Loans in accordance with Section 2.08 or making an offer in accordance with the procedures set forth below for an Asset Sale Offer to all Lenders to prepay their Loans at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest on the principal amount of Loans to be prepaid, or (B) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Co-Borrowers or another Restricted Subsidiary; or (ii) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Co-Borrowers or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties, (C) capital expenditures or (D) acquisitions of other assets, that in the case of each of (A), (B), (C) and (D), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale. Notwithstanding the foregoing, if during such 450-day period a Co-Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (ii) of this paragraph (b), such 450-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, until termination of such agreement).
(c) Any Net Proceeds from an Asset Sale that occurs on or after the Original Closing Date that are not invested or applied in accordance with paragraph (a) or (b) of this Section 2.20 within 450 days (as extended to the extent permitted by such paragraph) from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $45,000,000, the applicable Co-Borrowers shall (i) make an offer within ten (10) Business Days after the date that Excess Proceeds exceed $45,000,000 to all Term Lenders and, if required by the terms of any other Indebtedness permitted to be prepaid under paragraph (a) or (b) of this Section 2.20, as applicable, to the holders of such other Indebtedness (other than with respect to Hedging Obligations or Cash Management Obligations) in accordance with the procedures set forth below for an Asset Sale Offer, to prepay the maximum aggregate principal amount of Term Loans and prepay or purchase the maximum principal amount of such other Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at a prepayment or purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment or repurchase, in accordance with the terms contemplated in this Section 2.20; and (ii) prepay the Term Loans of Term Lenders properly accepting such offer of prepayment in accordance with such Asset Sale Offer (subject to the proration provisions set forth in paragraph (f) of this Section 2.20). The Co-Borrowers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant period or with respect to Excess Proceeds of $45,000,000 or less.
(d) An “Asset Sale Offer” means a notice delivered to the Agent (who shall promptly furnish such notice to the Term Lenders) stating:
(i) that an Asset Sale Offer is being made pursuant to this Section 2.20 and that such Term Lender has the right to require the applicable Co-Borrower to prepay all or a portion of such Term Lender's Term Loans (subject to the proration provisions set forth in paragraph (f) of this Section 2.20) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment on the principal amount of the Term Loans being prepaid; and
(ii) the prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed).
(e) On the prepayment date, the applicable Co-Borrower (subject to the proration provisions set forth in paragraph (f) of this Section 2.20) shall prepay the Term Loans of all Term Lenders who accept the Asset Sale Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment on the principal amount of the Term Loans being prepaid. If at the time of any prepayment pursuant to this Section 2.20 there shall be outstanding Borrowings of different Types or LIBOR Rate Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such Asset Sale Offer, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Borrowing that comprises the Term Loans of the accepting Term Lenders. All prepayments of Term Loans under this Section 2.20 shall be subject to Section 2.14.
(f) To the extent that the aggregate amount of Term Loans and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Co-Borrowers may use any remaining Excess Proceeds for any purpose not prohibited by the terms of this Agreement, including to make Restricted Payments to the extent permitted by Section 6.04. If the aggregate principal amount of Term Loans and other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Borrower shall select or cause to be selected the Term Loans and such other Indebtedness to be prepaid or purchased on a pro rata basis based on the principal amount (or accreted value) of the Term Loans and other Indebtedness tendered; provided that such Excess Proceeds shall be applied in accordance with Section 2.09(i). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.
(g) Pending the final application of any Net Proceeds pursuant to this Section 2.20, the applicable Co-Borrower or Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited hereunder.
SECTION .2.21    Pro Rata Treatment
. Except as provided below in this Section 2.21 with respect to Swingline Loans and as required or permitted under this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees or Term Loan Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding applicable Loans). For purposes of determining the available

Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.
SECTION .2.22    Swingline Loans
.  (a) Swingline Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Swingline Lender agrees to make loans to one or more Co-Borrowers, at any time and from time to time after the Original Closing Date, and until the earlier of the Original Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof (or such later date to which the Swingline Lender agrees in writing), in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $30,000,000 (or such larger amount, not in excess of the Total Revolving Credit Commitments then in existence, to which the Swingline Lender agrees in writing) in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in integral multiples of $100,000 and not less than $1,000,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Co-Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
(a) Swingline Loans. The Borrower (on behalf of the applicable Co-Borrower) shall notify the Swingline Lender by fax, or by telephone (confirmed by fax), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan to be made to such Co-Borrower. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day), the Co-Borrower(s) for whose benefit the Swingline Loan is to be made and amount of such Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Co-Borrower by means of a credit to the account or accounts specified in the notice of Borrowing by 3:00 p.m. on the date such Swingline Loan is so requested.
(b) Prepayment. The Co-Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender's address for notices specified in the Administrative Questionnaire delivered by the Swingline Lender.
(c) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.11(c), shall bear interest as provided in Section 2.11(a). Interest shall be due and payable on the applicable dates as specified in the definition of Interest Payment Date.
(d) Participations. The Swingline Lender may by written notice given to the Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender's Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Credit Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(a) with respect to Loans made by such Lender (and Section 2.04(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this Section) and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The

Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Co-Borrower (or other party on behalf of such Co-Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Co-Borrowers (or other party liable for obligations of the Co-Borrowers) of any default in the payment thereof.
(e) Prior Class Maturity. If the Revolving Credit Maturity Date shall have occurred in respect of any Class of Revolving Commitments at a time when one or more Classes of Incremental Revolving Commitments, Reinstated Revolving Commitments or Extended Revolving Commitments is or are in effect with a later Revolving Credit Maturity Date, then on such earlier occurring Revolving Credit Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations of the Lenders with Revolving Commitments therein as a result of the occurrence of such Revolving Credit Maturity Date); provided, however, that if on the occurrence of such earlier Revolving Credit Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.23(l)), there shall exist sufficient unutilized Revolving Credit Commitments such that the respective outstanding Swingline Loans could be incurred pursuant to the Revolving Credit Commitments that will remain in effect after the occurrence of such Revolving Credit Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earlier Revolving Credit Maturity Date.
SECTION .2.23    Letters of Credit
. (a) General. Upon the request of the Borrower, any letter of credit previously issued for the account of the Borrower or any other Loan Party by a Lender or an Affiliate of a Lender that is outstanding on the Original Closing Date, shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Original Closing Date. Subject to the terms and conditions hereof, the Borrower may request the issuance of, and upon such request and satisfaction of such terms and conditions the Issuing Bank shall issue, a Letter of Credit at any time and from time to time while the Revolving Credit Commitments remain in effect prior to a date thirty (30) days prior to the Original Revolving Credit Maturity Date (or such later date to which the Issuing Bank agrees in writing) for the Borrower's account or for the account of any other Loan Party (in which case the Borrower and such other Loan Party shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Agent and the Issuing Bank. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(a) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance (other than a deemed issuance pursuant to Section 2.23(a)) of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Agent (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $60,000,000 (or such larger amount, not in excess of the Total Revolving Credit Commitments then in existence, to which the Issuing Bank agrees in writing) and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.
(b) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of

(i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the latest Revolving Credit Maturity Date in effect at the time such Letter of Credit is issued, extended or renewed, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date).
(c) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Co-Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(d). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Co-Borrowers shall pay to the Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the Business Day on which the Borrower shall have received notice from the Issuing Bank that payment of such draft is being made; provided that the Borrower may request in accordance with Section 2.03 or 2.22 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount, in which case the Co-Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.
(e) Obligations Absolute. The Co-Borrowers' obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
(ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;
(iii) the existence of any claim, setoff, defense or other right that the Co-Borrowers, any other party guaranteeing, or otherwise obligated with, the Co-Borrowers, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Co-Borrowers' obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Co-Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Co-Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Co-Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
(f) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such L/C Disbursement. The Agent shall promptly give each Revolving Credit Lender notice thereof.
(g) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Co-Borrowers shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Co-Borrowers or the date on which interest shall commence to accrue thereon as provided in Section 2.02(d), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.
(h) Resignation or Removal of the Issuing Bank. An Issuing Bank may resign at any time by giving 30 days' prior written notice to the Agent, the Lenders and the Borrower or may be removed by the Borrower at any time by notice to such Issuing Bank, the Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Co-Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.10(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Co-Borrowers and the Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(i) Cash Collateralization. If any Event of Default shall occur and be continuing, the Co-Borrowers shall, on the Business Day the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total L/C Exposure) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the ratable benefit of the Revolving Credit Lenders, an amount in cash equal to the undrawn L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Co-Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Co-Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total L/C Exposure), be applied to satisfy the other Secured Obligations. If the Co-Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Co-Borrowers within three Business Days after all Events of Default have been cured or waived.
(j) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement, including, without limitation, the issuer of Letters of Credit referred to in the first sentence of Section 2.23(a). Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
(k) Prior Class Maturity. If the Revolving Credit Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (x) if one or more Class of Incremental Revolving Commitments, Reinstated Revolving Commitments or Extended Revolving Commitments in respect of which the Revolving Credit Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders with such non-maturing Revolving Commitments to purchase participations therein and to make Revolving Loans and payments in respect thereof) solely under (and ratably participated in by the Revolving Lenders of each such non-maturing Class pursuant to) such non-maturing Revolving Credit Commitments, if any, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments of each such non-maturing Class at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated and such unutilization shall be determined without giving effect to any then existing participations in such Letters of Credit under such non-maturing Revolving Credit Commitments) and (y) to the extent not reallocated pursuant to the immediately preceding clause (x), Borrower shall, on or prior to such Revolving Credit Maturity Date, cause all such Letters of Credit to be returned to the Issuing Bank for cancellation or to the extent that the Borrower is unable to so return (or decides not to cause the return of) any such Letter(s) of Credit, such Letter(s) of Credit shall be cash collateralized in a manner consistent with Section 2.23(j). Except to the extent of reallocations of participations pursuant to clause (x) of the first sentence of this clause (l), the occurrence of a Revolving Credit Maturity Date with respect to a given Class of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders with Revolving Credit Commitments in any Letter of Credit issued before such Revolving Credit Maturity Date. For the avoidance of doubt, the parties hereto agree that upon the taking of the actions described in clause (x) of the first sentence of this clause (l) and, if necessary, clause (y) of such sentence, all participations in Letters of Credit under the applicable terminated Revolving Credit Commitments shall terminate.
SECTION .2.24    Incremental Facilities
. (a) The Borrower may by written notice to the Agent elect to request the following:
(i) (A) prior to the Revolving Credit Maturity Date applicable to any Class of Revolving Credit Commitments in effect at the time of such request, the Borrower may request one or more increases to such Class (any such increase, “Incremental Revolving Credit Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “Incremental Term Loan Commitments”), in amounts that, together, are (i) not in excess of an aggregate maximum amount of $250,000,000 for all such Incremental Revolving Loan

Commitments and Incremental Term Loan Commitments during the term of this Agreement and (ii) with respect to each such request, not less than $20,000,000 (or any lesser amount that is approved by the Agent) and integral multiples of $5,000,000 in excess of that amount;
(ii) if and to the extent that any of the Revolving Credit Commitments in effect on the Second Amendment Effective Date expire or have been reduced or terminated on or before the time of such request and there is no Replacement ABL Facility in effect at such time, the Borrower may request the reinstatement of all or any portion of such expired, reduced or terminated Revolving Credit Commitments (the “Reinstated Revolving Credit Commitments”) in an aggregate maximum amount not to exceed $100,000,000 and having a final maturity of June 30, 2017 or such earlier or later date as may be agreed in writing by the Borrower, the Agent and the Lenders agreeing to provide such Reinstated Revolving Credit Commitments; and
(iii) the Borrower may request the establishment of one or more new term loan commitments (the “Tranche B-3 Term Loan Commitments”) to refinance Tranche B-1 Term Loans in whole or in part, in amounts that are not in excess of the principal amount of the Tranche B-1 Term Loans being refinanced therewith (plus unpaid accrued interest and any premium thereon plus other fees and expenses incurred (or reasonably estimated to be payable) in connection therewith and any original issue discount) and the proceeds of which shall be applied to repay the Tranche B-1 Term Loans.
Any Incremental Revolving Credit Commitments, Incremental Term Loan Commitments, Reinstated Revolving Credit Commitments or Tranche B-3 Term Loan Commitments are sometimes referred to herein as “New Commitments”. The notice in respect of any such request shall specify (A) the date (each, a “New Effective Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Agent (or such shorter period as the Agent may agree) and (B) the identity of each Lender or Affiliate or Approved Fund of a Lender or other Person that is consented to by the Agent (such consent not to be unreasonably withheld or delayed) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations; provided, that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide such Commitment. Such New Commitments shall become effective as of the applicable New Effective Date; provided that (1) no Default or Event of Default shall exist on such New Effective Date before or after giving effect to such New Commitments; (2) in the case of Incremental Revolving Credit Commitments and Incremental Term Loan Commitments only, on such New Effective Date, after giving pro forma effect to the funding of all Loans under such Incremental Revolving Credit Commitments and the application of the proceeds thereof as if such Loans were incurred and the proceeds thereof so applied on the first day of the most recently ended four full fiscal quarter period for which internal financial statements are available (assuming for this purpose that all loans committed thereunder had been fully funded on the first day of such period) and giving pro forma effect to all acquisitions made by the Co-Borrowers and their Subsidiaries at any time during such four fiscal quarter period or at any time thereafter as if such acquisitions had been completed on the first day of such period, the Borrower could incur $1.00 of additional Indebtedness under Section 6.01(a) as of such New Effective Date (and for this purpose the Agent shall be entitled to rely conclusively upon a certificate as to satisfaction of the condition set forth in this clause (2) delivered to it by a Financial Officer of the Borrower); (3) the New Commitments shall be effected pursuant to one or more New Facility Joinder Agreements executed and delivered by the Borrower to the Agent and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.15(e); (4) the Co-Borrowers shall make any payments required pursuant to Section 2.14 in connection with any such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments; and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction. Any Term Loans made pursuant to Incremental Term Loan Commitments or Tranche B-3 Term Loan Commitments that become effective on a New Effective Date (and any Term Loans the maturity of which is extended pursuant to an Extension Agreement) shall be designated a separate series (a “Series”) of Term Loans for all purposes of this Agreement (and, for the avoidance of doubt, the Tranche B-1 Term Loans are hereby designated a separate Series and the Tranche B-2 Term Loans are hereby designated a separate Series).
Once any New Commitments become effective as of their respective New Effective Dates in accordance with this Section 2.24(a), extensions of credit may be made thereunder in accordance with the terms of the applicable New Facility Joinder Agreement without any additional conditions thereto provided that, with respect to each such extension of credit, each of the conditions set forth in Sections 4.01(b) and (c) must be satisfied.
(a) On any New Effective Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender of such Series shall make a Loan to the Co-Borrowers (an “Incremental Term Loan”) in an amount equal to its Commitment in respect of such Series (provided that such Loan may be made on a later date selected by the Borrower if the applicable New Facility Joinder Agreement so provides), and (ii) each Lender of any such Series shall become a Lender hereunder with respect to its Commitment of such Series and the Term Loans of such Series made pursuant thereto. On any New Effective Date on which any Tranche B-3 Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (x) each Lender of such Series shall make a Loan to the Co-Borrowers (a “Tranche B-3 Term Loan”) in an amount equal to its Commitment in respect of such Series (provided that such Loan may be made on a later date selected by the Borrower if the applicable New Facility Joinder Agreement so provides), and (y) each Lender of any such Series shall become a Lender hereunder with respect to its Commitment of such Series and the Term Loans of such Series made pursuant thereto.
(b) On any New Effective Date on which a new Class of Incremental Revolving Credit Commitments or Reinstated Revolving Credit Commitments are effective at a time when any Revolving Loans of any then-existing Class of Revolving Loans are outstanding, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Credit Lenders holding Revolving Loans of any such then-existing Class shall assign to each of the Revolving Credit Lenders holding such new Class of Revolving Credit Commitments, and each of the latter shall purchase from each of the former, at the principal amount thereof, such interests in such Revolving Loans outstanding on such New Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by all Revolving Credit Lenders of all Classes ratably in accordance with their Revolving Credit Commitments after giving effect to the addition to the Revolving Credit Commitments of such new Class of Revolving Credit Commitments (with any such Revolving Loans that are so assigned to the Revolving Lenders of the new Class, from and after such assignment, to constitute Revolving Loans of such new Class (if assigned to a Lender in its capacity as a Revolving Lender of such new Class) and to bear interest and earn fees at the rates applicable to such new Class), (ii) each Incremental Revolving Credit Commitment or Reinstated Revolving Credit Commitment, as applicable, shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (an “Incremental Revolving Loan” or “Reinstated Revolving Loan,” respectively) shall be deemed, for all purposes, a Revolving Loan and (iii) each new Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment or Reinstated Revolving Credit Commitment, respectively, as applicable, and all matters relating thereto.
(c) The Agent shall notify Lenders promptly upon receipt of the Borrower's notice of each New Effective Date and in respect thereof (y) the Incremental Revolving Credit Commitments or Reinstated Revolving Credit Commitments or the Series of Term Loans, and (z) in the case of each notice with respect to Incremental Revolving Credit Commitments, the Revolving Credit Commitments of the Lenders thereunder, in each case subject to the assignments contemplated by paragraph (c) of this Section 2.24.
(d) The terms and provisions of the Term Loans of any new Series incurred pursuant to Section 2.24(a) shall be identical to those applicable to the Tranche B-2 Term Loans and the terms and provisions of the Incremental Revolving Loans or Reinstated Revolving Loans, as applicable, shall be identical to those applicable to that Class of Revolving Loans selected by the Borrower, in each case except as otherwise set forth herein or in the applicable New Facility Joinder Agreement, which agreement shall be reasonably satisfactory to the Agent. In any event, with respect to Term Loans of any new Series incurred pursuant to Section 2.24(a) only, (i) the Weighted Average Life to Maturity of all Term Loans of such new Series shall be no shorter than the Weighted Average Life to Maturity of the Tranche B-2 Term Loans, (ii) the final maturity date of such new Series of Term Loans shall be no earlier than the Tranche B-2 Maturity Date, and (iii) the rate of interest applicable to the Term Loans of such new Series shall be determined by the Borrower and the applicable Lenders providing such Term Loans and shall be set forth in the New Facility Joinder Agreement therefor; provided, however, that if the Initial Yield on such new Series of Term Loans exceeds by more than 50 basis points the interest rate margin that may, under any circumstances other than in the case of interest payable pursuant to Section 2.11(c), be payable with respect to the Tranche B-2 Term Loans (the amount of such excess, if any, above 50 basis points being referred to herein as the “Yield Differential”), then the interest rate margins then in effect for the Tranche B-2 Term Loans shall automatically be increased by the applicable respective Yield Differential, if any, effective upon the making of the new Series of Term Loans. For purposes of the foregoing, “Initial Yield” means, with respect to any new Series of Term Loans, the initial yield thereon as determined by the Agent to be equal to the sum of (x) the margin above the LIBOR Rate on such new Series of Term Loans and (y) if such new Series of Term Loans is initially made at a discount or the Lenders making such new Term Loans received a fee directly or indirectly from the Co-Borrowers or any Affiliate thereof for doing so (the amount of such discount or fee, expressed as a percentage of the new Series of Term Loans, being referred to as “OID”), the amount of such OID divided by the average life to maturity of such new Series of Term Loans. In addition to any other terms and changes required or permitted by this Section 2.24, any New Facility Joinder Agreement relating to Tranche B-3 Term Loans the proceeds of which are used to refinance the then-outstanding Tranche B-1 Term Loans only in part shall amend the scheduled amortization payments provided under Section 2.07 with respect to the Tranche B-1 Term Loans to reduce each aggregate scheduled Installment for the Tranche B-1 Term Loans to an aggregate amount such that the amount of any Installment payable with respect to any individual Tranche B-1 Term Loan that remains outstanding after giving effect to such refinancing in part shall not be reduced as a result thereof without the consent of the holder of such individual Tranche B-1 Term Loan.
SECTION .2.25    Joint and Several Liability of Co-Borrowers
. Each of (i) the Borrower, by signing this Agreement, and (ii) each Subsidiary Co-Borrower, from and after the date on which such Subsidiary Co-Borrower executes and delivers a Joinder Agreement in accordance with Section 2.25(m), hereby agrees as follows:
(a) Each Co-Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Secured Parties under the Loan Documents, for the mutual benefit, directly and indirectly, of each Co-Borrower and in consideration of the undertakings of the other Co-Borrowers to accept joint and several liability for the Obligations.
(b) Each Co-Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Co-Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Co-Borrower without preferences or distinction among them. For the avoidance of doubt and in furtherance of the foregoing, in the event that any Co-Borrower is released from its Obligations hereunder for any reason (including in connection with a sale of the Capital Stock or all or substantially all of the assets of such Co-Borrower accompanied by a release of such Person of its obligations as Loan Guarantor pursuant to the applicable provisions of the Guarantee and Collateral Agreement in circumstances permitted by and in accordance with the terms thereof and hereof), each of the other Co-Borrowers shall be liable as principal for the full amount of such Obligations.
(c) If and to the extent that any Co-Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Co-Borrowers will make, without duplication, payment of any unpaid amount with respect to, or perform, such Obligation.
(d) The Obligations of each Co-Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each Co-Borrower enforceable against each such Co-Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e) Except as otherwise expressly provided in this Agreement or the other Loan Documents, each Co-Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans or the Letter of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement or the other Loan Documents). Each Co-Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any Co-Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Secured Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations of any other Person or the addition, substitution or release, in whole or in part, of any Co-Borrower. Without limiting the generality of the foregoing, each Co-Borrower assents to any other action or delay in acting or failure to act on the part any Secured Party with respect to the failure by any Co-Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.25 afford grounds for terminating, discharging or relieving any Co-Borrower, in whole or in part, from any of its Obligations under this Section 2.25, it being the intention of each Co-Borrower that, so long as any of the Obligations hereunder remain unsatisfied except as otherwise provided hereunder, the Obligations of such Co-Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Co-Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Co-Borrower or Secured Party. The joint and several liability of the Co-Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Co-Borrowers or Secured Parties.
(f) Each Co-Borrower represents and warrants to the Secured Parties that such Co-Borrower is currently informed of the financial condition of the other Co-Borrowers and of all other circumstances that a diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Each Co-Borrower further represents and warrants to the Secured Parties that such Co-Borrower has read and understands the terms and conditions of the Loan Documents. Each Co-Borrower hereby assumes all responsibility for keeping itself informed of the other Co-Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g) Each Co-Borrower agrees that if any certificate is executed and delivered by any one or more of the Co-Borrowers, but not one or more of the other Co-Borrowers, such certificate may be relied upon by the Secured Parties, and shall bind all of the Co-Borrowers, as if it were executed by all of them. Any representation herein made “to Co-Borrowers' knowledge” or the like, means to the knowledge of any, but not necessarily all, of the Co-Borrowers.
(h) The provisions of this Section 2.25 are made for the benefit of the Secured Parties and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Co-Borrowers as often as occasion therefor may arise and without requirement on the part of any such Secured Party, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Co-Borrowers or to exhaust any remedies available to it or them against any of the other Co-Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until the Obligations are paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy or reorganization of any of the Co-Borrowers, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.
(i) Each Co-Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Co-Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Secured Parties with respect to any of the Obligations or any collateral security therefor until the Obligations are paid in full. Any claim that any Co-Borrower may have against any other Co-Borrower with respect to any payments to any Secured Party under any Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Co-Borrower, its debts or its assets, whether voluntary or involuntary, this Agreement shall have terminated before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Co-Borrower therefor.
(j) Each Co-Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Co-Borrower to any other Co-Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Co-Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Co-Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Co-Borrower owing to such Co-Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Co-Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Co-Borrower as trustee for the Secured Parties, and such Co-Borrower shall deliver any such amounts to Agent for application to the Obligations if such Event of Default is continuing.
(k) Notwithstanding anything to the contrary set forth in this Section 2.25, it is the intent of the parties hereto that the liability incurred by each Co-Borrower in respect of the Obligations of the other Co-Borrowers (and any Lien granted by each Co-Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Co-Borrower, Agent and each Lender hereby agrees that if a court of competent jurisdiction determines that the incurrence of liability by any Co-Borrower in respect of the Obligations of any other Co-Borrower (or any Liens granted by such Co-Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Credit Documents shall automatically be deemed to have been amended accordingly.
(l) Each Co-Borrower hereby designates the Borrower as its representative and agent on its behalf for the purpose of issuing Borrowing Requests and Interest Election Requests, giving instructions with respect to the disbursements of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Borrower or the Co-Borrowers under the Loan Documents. Borrower hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower as a notice or communication from all of the Co-Borrowers. Each warranty, covenant, agreement and undertaking made on a Co-Borrower's behalf by the Borrower shall be deemed for all purposes to have been made by such Co-Borrower and shall be binding upon and enforceable against such Co-Borrower to the same extent as if the same had been made directly by such Co-Borrower. The Borrower shall maintain a written record of the allocation of all proceeds of Loans between the Co-Borrowers and shall disclose such record to the Agent upon its request.
(m) Additional Co-Borrowers. With respect to any Restricted Subsidiary that desires to become a Co-Borrower on or after the Original Agreement Date (which may include Subsidiaries created or acquired after the Original Agreement Date and existing Subsidiaries that become Subsidiary Co-Borrowers on or after the Original Agreement Date), the Borrower shall cause the applicable Restricted Subsidiary to (i) become a Subsidiary Guarantor and take such other actions as are required pursuant to Section 5.11 with respect to such Subsidiary Guarantor to the extent not previously taken and (ii) execute and deliver to the Agent a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”), pursuant to which such Subsidiary Guarantor shall become a Co-Borrower hereunder. Upon execution and delivery of such Joinder Agreement, such Subsidiary Guarantor shall automatically become a Co-Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.
SECTION .2.26    Extension Amendments

. (a) So long as no Event of Default or Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date of the relevant conversion), the Borrower may at any time and from time to time request (x) that all or a portion of any Class of Revolving Credit Commitments then in existence selected by the Borrower (such Class, the “Reference Revolving Credit Commitments”) be converted to extend the termination date thereof and maturity date of the Loans made thereunder (the “Reference Revolving Loans”) and to provide for other terms permitted by this Section 2.26 (any portion thereof that have been so extended, and as they may from time to time be adjusted pursuant to Section 2.08(e) as the result of a Specified Loan Reduction, “Extended Revolving Credit Commitments” and any related revolving loans, “Extended Revolving Loans” and the remainder not so extended, as they may be adjusted from time to time pursuant to Section 2.08(e) as the result of a Specified Loan Reduction, “Non-Extended Revolving Credit Commitments” and “Non-Extended Revolving Loans,” respectively) or (y) that all or a portion of any Series of Term Loans then outstanding selected by the Borrower (such Series, the “Reference Term Loans”) be converted to extend the maturity date thereof and to provide for other terms permitted by this Section 2.26 (any portion thereof that have been so extended, “Extended Term Loans” and the remainder not so extended, the “Non-Extended Term Loans”). Prior to entering into any Extension Agreement with respect to any Reference Revolving Credit Commitments or Reference Term Loans, as applicable, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each Lender who has Reference Revolving Credit Commitments or Reference Term Loans, as applicable) in such form as approved from time to time by the Borrower and the Agent (each, an “Extension Request”) setting forth the terms of the proposed Extended Revolving Credit Commitments or Extended Term Loans, as applicable, which terms shall be identical to those applicable to the Reference Revolving Credit Commitments or Reference Term Loans, as applicable, except for “Section 2.26 Additional Agreements” (as hereinafter defined) or as otherwise permitted by this Section 2.26 and except (w) the final termination date of such Extended Revolving Credit Commitments and the maturity date of Extended Revolving Loans or Extended Term Loans, as applicable, may be delayed to any date on or prior to June 30, 2017 (or such earlier or later day as may be set forth in the applicable Extension Amendment), (x) Extended Term Loans may have different amortization payments provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Reference Term Loans from which they were converted, (y) the all-in pricing (including, without limitation, margins, fees and premiums) of the Extended Revolving Loans or Extended Term Loans, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) of the Reference Revolving Loans or Reference Term Loans, as applicable; provided, however, that if the Initial Margin on such Extended Term Loans exceeds the interest rate margin that may, under any circumstances other than in the case of interest payable pursuant to Section 2.11(c), be payable with respect to the Tranche B-2 Term Loans (the amount of such excess, if any, being referred to herein as the “Margin Differential”), then the interest rate margins then in effect for the Tranche B-2 Term Loans shall automatically be increased by the Margin Differential, if any, effective upon the making of the Extended Term Loans (for purposes of the foregoing, “Initial Margin” means, with respect to any Series of Extended Term Loans, the initial margin thereon as determined by the Agent to be equal to (A) the interest rate margin above the LIBOR Rate on such Series of Extended Term Loans plus, (B) if such Series contains an interest rate “floor” with respect to the LIBOR Rate, the amount, if any, by which such floor exceeds the LIBOR Rate for the Tranche B-2 Term Loans (after giving effect to the LIBOR Rate floor, if any, then applicable to the Tranche B-2 Term Loans) that would be in effect for a three-month Interest Period commencing on the date such Series is established) and (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Reference Revolving Credit Commitments, in each case to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, until the occurrence of the Revolving Credit Maturity Date for the Reference Revolving Credit Commitments, the borrowing of Extended Revolving Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings of Non‑Extended Revolving Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Revolving Loans as determined by the Administrative Agent in the reasonable exercise of its discretion). In addition to any other terms and changes required or permitted by this Section 2.26, each Extension Amendment establishing a Series of Extended Term Loans shall amend the scheduled amortization payments provided under Section 2.07 or the applicable New Facility Joinder Agreement with respect to the related Non-Extended Term Loans to reduce each scheduled Installment for such Non-Extended Term Loans to an aggregate amount equal to the product of (i) the original aggregate amount of such Installment with respect to the Reference Term Loans, multiplied by (ii) a fraction, the numerator of which is the aggregate principal amount of such related

Non-Extended Term Loans and (y) the denominator of which is the aggregate principal amount of such Reference Term Loans prior to the effectiveness of such Extension Amendment (it being understood that the amount of any Installment payable with respect to any individual Non-Extended Term Loan shall not be reduced as a result thereof without the consent of the holder of such individual Non-Extended Term Loan). No Lender shall have any obligation to agree to have any of its Reference Revolving Credit Commitments, Reference Revolving Loans or Reference Term Loans converted into Extended Revolving Credit Commitments, Extended Revolving Loans or Extended Term Loans, as applicable, pursuant to any Extension Request.
(a) The Borrower shall provide the applicable Extension Request at least seven (7) Business Days prior to the date on which the applicable Lenders are requested to respond (or such later date as the Agent may agree). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Reference Revolving Credit Commitments or Reference Term Loans converted into Extended Loans/Commitments shall notify the Agent (such notice to be in such form as approved from time to time by the Borrower and the Agent) (each, an “Extension Election”) on or prior to the date specified in such Extension Request (which shall in any event be no less than three (3) Business Days prior to the effectiveness of the applicable Extension Agreement) of the amount of its Reference Revolving Credit Commitments or Reference Term Loans, as applicable, that it has elected to convert into Extended Loans/Commitments. In the event that the aggregate amount of the applicable Reference Revolving Credit Commitments or Reference Term Loans subject to Extension Elections exceeds the amount of the applicable Extended Loans/Commitments requested pursuant to the Extension Request, the applicable Reference Revolving Credit Commitments or Reference Term Loans subject to such Extension Elections shall be converted to Extended Loans/Commitments on a pro rata basis based on the amount of the applicable Reference Revolving Credit Commitments or Reference Term Loans included in each such Extension Election. Notwithstanding the conversion of any Reference Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all Reference Revolving Credit Commitments for purposes of the obligations of a Lender with a Revolving Credit Commitment in respect of Swingline Loans under Section 2.22 or Letters of Credit under Section 2.23, except that the applicable Extension Agreement may provide that the commitment of the Swingline Lender to make Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the Issuing Bank, as applicable, has consented to such extensions;
(b) So long as no Event of Default or Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date that such Extended Loans/Commitments are established), Extended Loans/Commitments may be established pursuant to a supplement (which shall set forth the effective date of such extension) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.26(c), shall require the consent only of the Lenders who elect to make the Extended Loans/Commitments established thereby) in such form as approved from time to time by the Borrower and the Agent in the reasonable exercise of its discretion (each, an “Extension Agreement”) executed by the Loan Parties, the Agent and the Extending Lenders. Any Extension Agreement may provide for additional terms (other than those referred to or contemplated in this Section 2.26 or in the form of the Extension Request or Extension Agreement (each, a “Section 2.26 Additional Agreement”)) to this Agreement and the other Loan Documents; provided that no such Section 2.26 Additional Agreement shall become effective prior to the time that such Section 2.26 Additional Agreement has been consented to by such of the Lenders, Loan Parties and other parties (if any) as would be required (including, without limitation, under the requirements of Section 9.02) if such Section 2.26 Additional Agreement were a separate and independent amendment of this Agreement. In connection with any Extension Agreement, if requested by the Agent, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Agent as to any matters reasonably requested by the Agent.
(c) Notwithstanding anything to the contrary contained in this Agreement, if any Extension Amendment relating to Revolving Commitments or Revolving Loans is entered into, the following provisions of this Section 2.26(d) shall apply to Revolving Credit Commitments, and Revolving Loans while any Non-Extended Revolving Credit Commitments remain outstanding. Any voluntary reduction of Revolving Credit Commitments pursuant to Section 2.06 (whether or not accompanied by a prepayment of

Revolving Loans) shall be applied among the outstanding Revolving Credit Commitments, pro rata to the amounts of Revolving Credit Commitments; provided that, the Borrower may elect to reduce Non-Extended Revolving Credit Commitments (on a pro rata basis among Non-Extended Revolving Credit Commitments) prior to reducing any Extended Revolving Credit Commitments (a “Specified Commitment Reduction”). In connection with any Specified Commitment Reduction, each of the Lenders with a Non-Extended Revolving Credit Commitment shall assign to each of the Revolving Credit Lenders that has converted all or a portion of its Original Revolving Credit Commitments into Extended Loans/Commitments (each, an “Extended Revolving Lender”), and each of the Extended Revolving Lenders shall accept from each of the Lenders with a Non-Extended Revolving Credit Commitment, at the principal amount thereof, such interests in the Revolving Loans outstanding on the date of such Specified Commitment Reduction as shall be necessary in order that, after giving effect to all such assignments and acceptances and any prepayments of Revolving Loans to be made on the date of such Specified Commitment Reduction, such Revolving Loans will be held by Lenders with a Non‑Extended Revolving Credit Commitment and Extended Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments after giving effect to such Specified Commitment Reduction (with any such Revolving Loans that are so assigned to the Extended Revolving Lenders, from and after such assignment, to constitute Extended Revolving Loans (if assigned to a Lender in its capacity as an Extended Revolving Lender) and to bear interest and earn fees at the rates applicable to Extended Loans/Commitments).
(d) Lenders hereby irrevocably authorize the Agent to enter into technical amendments to this Agreement and the other Loan Documents with the applicable Loan Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.26. All such amendments entered into with the applicable Loan Parties by the applicable Agent hereunder shall be binding and conclusive on all Lenders.

ARTICLE III

Representations and Warranties

On the Original Closing Date (except with respect to the sections referred to in the parenthetical in Section 4.02(e)) and on the date of each other Credit Event, each Loan Party represents and warrants to the Lenders that the following representations and warranties shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date (except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects):
SECTION .3.01    Organization; Powers
. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION .3.02    Authorization; Enforceability
. The Transactions are within each applicable Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and to general principles of equity.
SECTION .3.03    Governmental Approvals; No Conflicts
. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by,

any Governmental Authority, except such as have been obtained or made on or before the Original Closing Date and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and except for filings in connection with consummating the Merger and filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith, (b) do not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) do not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or its assets, or (except for the Transactions) give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) do not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents or Permitted Liens; except, in the case of clauses (a) through (d) other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.
SECTION .3.04    Financial Condition; No Material Adverse Change
. (a) The Borrower has furnished to the Agent the consolidated balance sheet and statements of earnings, shareholders' equity and cash flows of each of the Borrower and its subsidiaries and the Company and its subsidiaries (i) as of and for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, each reported on by Ernst & Young LLP or PriceWaterhouseCoopers, with respect to the Borrower, and Deloitte & Touche LLP, with respect to the Company, independent public accountants, and (ii) to the extent possible in the exercise of the Borrower's commercially reasonable efforts, as of and for each subsequent fiscal month and fiscal quarter, as the case may be, ended at least thirty (30) days or forty-five (45) days, respectively, before the Original Closing Date, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Company and their respective consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above.
(a) The Borrower has delivered to the Agent its unaudited pro forma consolidated balance sheet and related pro forma statements of earnings, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by the Borrower on the Original Closing Date to be reasonable), and, based on such assumptions, reflect all material adjustments required to be made to give effect to the Transactions in order to present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be, as determined by the Borrower in good faith.
(b) Since the Original Closing Date, no event or change with respect to the Borrower or the Restricted Subsidiaries has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.
SECTION .3.05    Properties
. (a) As of the Original Closing Date, (i) Section IIE of each of the Perfection Certificates sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessees with respect to all such leased property; (ii) Section I.B. of each of the Perfection Certificates identifies the chief executive office of each Loan Party; (iii) the material books and records of each Loan Party, and all of their respective material chattel paper and records of accounts, are maintained exclusively at such locations; and (iv) there is no location at which any Loan Party has any material amount of Collateral (except for vehicles and inventory in transit in the ordinary course of business) other than those locations identified on Sections I.B., II.C, II.D and II.E of each of the Perfection Certificates.
(a) Each of Holdings, the Borrower and each of the Restricted Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good title to its personal property and assets, in each case, except for Permitted Liens and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, except for defects in title permitted pursuant to the preceding sentence and other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings, the Borrower or the relevant Subsidiary to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).
(b) Each of Holdings, the Borrower and each of the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdings, the Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases under which it is the tenant, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) As of the Original Closing Date, none of Holdings, the Borrower or any Restricted Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of any of the Mortgaged Properties or any sale or disposition thereof in lieu of any such condemnation.
(d) To the Borrower's knowledge, as of the Original Closing Date, none of Holdings, the Borrower or any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
(e) Each of Holdings, the Borrower and the Restricted Subsidiaries owns or is validly licensed to use, all Intellectual Property necessary for the present conduct of its business, except where such failure to own or hold pursuant to a valid license would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Material Intellectual Property”). To the Borrower's knowledge, the use of any Intellectual Property in the conduct of their respective businesses does not infringe, misappropriate, dilute or otherwise violate any rights of any third party in any material respect. No claim is pending or has been threatened in writing that the use of the Material Intellectual Property by any of the Borrower or its Restricted Subsidiaries infringes, misappropriates, dilutes or otherwise violates the rights of any third party.
SECTION .3.06    Litigation and Environmental Matters
. (a) Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.
(a) Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
(b) Since the Original Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION .3.07    Compliance with Laws and Agreements; Licenses and Permits
. (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(a) Each Loan Party and its Restricted Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION .3.08    Investment Company Status
. No Loan Party is an “investment company” as defined in, and that is required to be registered under, the Investment Company Act of 1940.
SECTION .3.09    Taxes
. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and state Tax returns and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes that are due and payable and required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION .3.10    ERISA
. No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.
SECTION .3.11    Disclosure
. (a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Agent in connection with the Transactions on or before the Original Agreement Date (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Original Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, provided that, to the extent any such Information relates to the Company and its subsidiaries, the representations and warranties made in this paragraph are made to the best of Holdings' and the Borrower's knowledge.
(a) The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in connection with the Transactions on or before the Original Agreement Date (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Original Closing Date, have not been modified in any material respect by the Borrower after they so have been made available, unless such modification also has been made available to the Agent.
SECTION .3.12    Material Agreements
. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except in each case where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION .3.13    Solvency
. (a) Immediately after the consummation of the Transactions that occurred on the Original Closing Date, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Original Closing Date.
(a) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.
SECTION .3.14    Insurance
. The Borrower delivered a schedule to the Agent on the Original Closing Date that set forth a true, complete and correct description of all property and casualty and commercial general liability insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Original Closing Date. As of the Original Closing Date, all such material insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of Holdings, the Borrower and the Restricted Subsidiaries is adequate and is in accordance with normal industry practice in all material respects.
SECTION .3.15    Capitalization and Subsidiaries
. The Perfection Certificates delivered on the Original Closing Date set forth as of the Original Closing Date (a) a correct and complete list of the name and ownership relationship to the Borrower or the Company, as applicable, of each and all of their Subsidiaries, (b) a true and complete listing of each class of the Borrower's authorized and issued Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by Holdings, and (c) the type of entity of Holdings, the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents and the Permitted Liens).
SECTION .3.16    Security Interest in Collateral
. The provisions of this Agreement and the other Loan Documents will create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Secured Parties, the Agent and the Lenders; and upon the proper filing of UCC financing statements and other filings required pursuant to paragraph (l) of Section 4.02 and any Mortgages with respect to Mortgaged Properties, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law, or as otherwise permitted by this Agreement and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession or control of such Collateral.
SECTION .3.17    Labor Disputes
. As of the Original Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Restricted Subsidiaries is a party or by which Holdings, the Borrower or any of the Restricted Subsidiaries is bound.
SECTION .3.18    Federal Reserve Regulations
. (a) On the Original Closing Date, none of the Collateral is Margin Stock.
(a) None of Holdings, the Borrower and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b) No part of the proceeds of any Loan will be used, and no Letter of Credit will by its terms be permitted to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock (other than pursuant to, or in connection with, the Merger or other transactions permitted hereunder as long as there is no violation of Regulation T, U or X in connection therewith) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
SECTION .3.19    Transaction Documents
. Holdings and the Borrower have delivered to the Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither Holdings, the Borrower nor any other Loan Party or, to the knowledge of Holdings, the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all representations and warranties set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

ARTICLE IV

Conditions

The obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions, to the extent applicable as provided in the lead-in to each of Sections 4.01 and 4.02, is satisfied (or waived in accordance with Section 9.02):
SECTION .4.01    All Credit Events After the First Credit Event
. On the date of each funding of a Borrowing (other than the funding of Borrowings on the Original Closing Date), including each funding of a Swingline Loan, and on the date (other than on the Original Closing Date) of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
(a) The Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
(b) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to

“materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects.
(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
(d) At the time of such Credit Event, no Change of Control shall have occurred.
Each Credit Event (other than the Credit Event occurring on the Original Closing Date) shall be deemed to constitute a joint and several representation and warranty by each of Holdings and the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01 unless waived by the Required Revolving Lenders.
SECTION .4.02    First Credit Event
. On the Original Closing Date:
(a) Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Guarantee and Collateral Agreement and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.07.
(b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Original Closing Date, a favorable written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for Holdings and the Borrower, or other counsel thereto reasonably acceptable to the Agent, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent, in each case (A) dated the Original Closing Date, (B) addressed to the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request.
(c) Financial Statements. The Agent shall have received the audited and unaudited financial statements referred to in Section 3.04(a) and (b).
(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Original Closing Date and executed by its secretary or assistant secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(e) No Default Certificate. The Agent shall have received a certificate, signed by a Financial Officer on behalf of the Borrower, dated the Original Closing Date, stating that the representations and warranties contained in Article III (except the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17 and 3.19) are true and correct in all material respects as of such date.
(f) Fees. The Agent shall have received all fees required to be paid to the Agent and the Lenders, and all expenses required to be paid for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel), on or before the close of business on the day preceding the Original Closing Date.
(g) Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions reasonably requested by the Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Original Closing Date (or with respect to which arrangements for such discharge reasonably satisfactory to the Agent have been made) pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent.
(h) Pay-Off Letter. The Agent shall have received pay-off letters reasonably satisfactory to it in respect of the repayment of the Existing Credit Agreements from the proceeds of the Loans and other applicable sources, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral and securing obligations arising under the Existing Credit Agreements, if any, will be released concurrently with such payment and providing for arrangements reasonably satisfactory to the Agent that all letters of credit issued or guaranteed as part of such Indebtedness will be cash collateralized or supported by (or deemed pursuant to Section 2.23(a) to be) a Letter of Credit to be issued hereunder.
(i) Solvency. The Agent shall have received a customary certificate from a Financial Officer on behalf of the Borrower certifying that the Loan Parties, on a consolidated basis after giving effect to the Transactions to occur on the Original Closing Date, are solvent (within the meaning of Section 3.13).
(j) Notice of Borrowing. The Agent shall have received a notice of request from the Borrower for the making of Loans on the Original Closing Date as required by Section 2.03(a).
(k) Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) the certificates representing the shares of any certificated Capital Stock pledged on the Original Closing Date pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged on the Original Closing Date to the Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof. Notwithstanding the foregoing, the conditions set forth in this clause (k) shall be considered satisfied even if the Borrower does not deliver such items by the Original Closing Date, so long as the Borrower has used commercially reasonable efforts to obtain and deliver such items to the Agent by the Original Closing Date.
(l) Perfection Certificates; Filings, Registrations and Recordings. The Agent shall have received (i) a completed Perfection Certificate dated the Original Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and (ii) a completed Perfection Certificate dated the Original Closing Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. Notwithstanding the foregoing, the conditions set forth in this clause (l) shall be considered satisfied even if the Borrower does not deliver such items by the Original Closing Date, so long as the Borrower has used commercially reasonable efforts to obtain and deliver such items to the Agent by the Original Closing Date.
(m) Mortgages, etc. (i) The Agent shall have received, with respect to each Mortgaged Property referred to in clause (i) of the definition thereof, each of the following, in form and substance reasonably satisfactory to the Agent:
(A) a Mortgage on such property;
(B) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate Title Insurance Company subject to arrangements reasonably satisfactory to the Agent for recording promptly following the closing hereunder, in each case, in the place necessary, in the Agent's reasonable judgment, to create a valid and enforceable first priority Lien in favor of the Agent for the benefit of itself and the Lenders;
(C) ALTA or other mortgagee's title policy;
(D) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Agent; and
(E) such other information, documentation, and certifications as may be reasonably required by the Agent.

provided, that, (x) the amount of debt secured by each Mortgage in any State that imposes a mortgage tax shall be reasonably limited to an amount less than the Commitments so as to avoid multiple mortgage tax assessments and (y) notwithstanding the foregoing or clause (ii) below, the conditions set forth in this clause (m) shall be considered satisfied even if the Borrower does not deliver such items by the Original Closing Date, so long as the Borrower has used commercially reasonable efforts to obtain and deliver such items to Agent by the Original Closing Date and, to the extent applicable, in accordance with Schedule 5.14.
(ii) Subject to the proviso in clause (i) of this Section 4.02(m), the Agent shall have received a valid assignment of each of the Existing Clarke Landlord Personal Property Collateral Access Agreements executed by the applicable landlord and the Agent.
(n) Original Closing Date Material Adverse Effect. Since December 31, 2006 and subject to the qualifications in the Merger Agreement, as of the Original Closing Date there shall not have been an Original Closing Date Material Adverse Effect (as defined in the next sentence). “Original Closing Date Material Adverse Effect” means any change, effect, event, circumstance or development, individually or in the aggregate, together with all other changes, effects, events, circumstances or developments, that is or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries (as defined in the Merger Agreement), taken as a whole, other than any change, effect, event, circumstance or development resulting from (i) general economic or financial market conditions, (ii) compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement, (iii) any actions taken, or failure to take action, or such other changes or events, in each case, to which the Sponsor has expressly consented or requested in writing, (iv) conditions affecting the Company's industries, (v) any failure, in and of itself, by the Company to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, an Original Closing Date Material Adverse Effect), (vi) the announcement or pendency of the Merger Agreement, the transactions contemplated thereby or performance of or compliance with the terms of the Merger Agreement and (vii) changes in GAAP; provided, that with respect to clause (i), such change, effect, event, circumstance or development does not disproportionately impact the Company and its Subsidiaries (as so defined), taken as a whole, and that with respect to clause (iv), such change, effect, event, circumstance or development does not disproportionately impact any of the Printed Products, Software & Services or Scantron (each term as used in the Merger Agreement) business segments of the Company and its Subsidiaries (as so defined), as applicable.
(o) Other Indebtedness. The Agent shall be reasonably satisfied with the arrangements to consummate the Tender Offer substantially concurrently with the initial credit extensions hereunder. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness, Disqualified Stock or (in the case of Restricted Subsidiaries) Preferred Stock other than (a) the Obligations, (b) the Senior Notes, (c) any Existing Clarke Notes not tendered and accepted in the Tender Offer, (d) any letters of credit supported by Letters of Credit hereunder, (e) Indebtedness set forth on Schedule 6.01(b)(v) and (f) any other Indebtedness, Disqualified Stock or Preferred Stock that, if it had been incurred on the Original Closing Date would have been permitted to be incurred pursuant to the applicable provisions of Section 6.01 (and which shall be deemed to be outstanding under such provisions for purposes of Section 6.01).
(p) Insurance. The Agent shall have received evidence of insurance coverage reasonably satisfactory to the Agent in compliance with the terms of Section 5.10.
(q) Merger. The Merger shall be consummated, substantially simultaneously with the making of the Loans, in all material respects in accordance with the Merger Agreement (which shall not have been amended or modified prior to the Original Closing Date in a manner adverse to the Lenders in any material respect without the prior written consent of the Joint Lead Arrangers).
(r) Other Financing. The Borrower shall have received gross cash proceeds from the issuance of the Senior Notes or the bridge financing in respect thereof or a combination of each in an amount, together with other permitted funds, sufficient to consummate the Transactions. The terms and conditions of the Senior Notes shall be reasonably satisfactory to the Agent.

(s) PATRIOT Act. The Agent shall have received no later than five Business Days (or such shorter period as the Agent may agree) prior to the Original Closing Date, all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
The Agent shall notify the Borrower and the Lenders of the Original Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the conditions set forth in Section 4.02 is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on the Outside Date (as defined in the Merger Agreement or as extended thereunder in accordance with Section 8.1(c) of the Merger Agreement) (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Each Loan Party executing this Agreement, jointly and severally with all of the other Loan Parties, covenants and agrees with the Lenders that from and after the Original Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full:
SECTION .5.01    Financial Statements and Other Information
. The Borrower will furnish to the Agent (who will furnish such information to the Lenders):
(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the first full quarter after the Original Closing Date, its consolidated balance sheet and related statements of earnings, shareholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower on behalf of the Borrower as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower on behalf of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and, unless waived by the Required Revolving Lenders, setting forth computations in reasonable detail satisfactory to the Agent demonstrating whether or not the Borrower is in compliance with the Financial Performance Covenant for the applicable period (including a reasonably detailed calculation of EBITDA for the applicable four quarter period), (ii) setting forth, in the case of the financial statements delivered under clause (a), (x) commencing with fiscal year 2008, the Borrower's calculation of Excess Cash Flow for such fiscal year and (y) a list of names of all Immaterial Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of the Borrower and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of EBITDA for the period of four consecutive fiscal quarters ending as of the end of the period to which such financial statements relate and (iii) setting forth, to the Borrower's knowledge, with respect to any Acquisition consummated by the Borrower or any Restricted Subsidiary during the most recent fiscal quarter covered by such financial statements, the revenue and EBITDA of the Acquired Entity for the four fiscal-quarter period ended most recently prior to the consummation of such Acquisition for which such information is available to the Borrower;
(d) concurrently with any delivery of financial statements under clause (a) above unless waived by the Required Revolving Lenders, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.10 (which certificate may be limited to the extent required by accounting rules or guidelines);
(e) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) or any Receivables Subsidiary (if any) from such consolidated financial statements;
(f) within ninety (90) days after the beginning of each fiscal year commencing with fiscal year 2008, a detailed consolidated budget of the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income as of the end of and for such fiscal year), including a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), and, as soon as available, significant revisions, if any, of such Budget approved by the Board of the Borrower, which Budget or revisions thereto shall in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby;
(g) as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.11;
(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of Capital Stock of the Borrower, distributed by the Borrower to its shareholders generally, as the case may be;
(i) promptly, a copy of any final “management letter” received from the Borrower's independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Agent upon the request of the Borrower;
(j) promptly following the Agent's request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(k) as promptly as reasonably practicable from time to time following the Agent's request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower's (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
Documents required to be delivered pursuant to clauses (a), (b), (e) or (h) of this Section 5.01 may at the Borrower's election be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (iii) on which such documents are filed for public availability on the SEC's Electronic Data Gathering and Retrieval System; provided that: (i) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Agent.
The financial statements required to be delivered pursuant to clause (a) or (b) of this Section 5.01(x) with respect to the first four fiscal quarters after the Original Closing Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such financial statements or (y) with respect to the first four fiscal quarters after any other acquisition shall not be required to contain all purchase accounting adjustments relating to such acquisition to the extent it is not practicable to include any such adjustments in such financial statements.
SECTION .5.02    Notices of Material Events
. The Borrower will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:
(a) the occurrence of any Event of Default or Default;
(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;
(d) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;
(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and
(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION .5.03    Existence; Conduct of Business
. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations and Intellectual Property rights (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (i) other than with respect to Holdings' or the Borrower's existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03 or Section 6.06.
SECTION .5.04    Payment of Obligations
. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.
SECTION .5.05    Maintenance of Properties
. Each Loan Party will, and will cause each Restricted Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION .5.06    Books and Records; Inspection Rights
. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in accordance with GAAP and (ii) permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (it being understood that, in the case of any such discussions with such independent accountants, the Borrower shall be deemed to have satisfied its obligations under this Section 5.06 to the extent that it has used commercially reasonable efforts to cause such accountants to participate in such discussions, and the Agent and the Lenders shall give the Borrower the opportunity to participate in such discussions), all at such reasonable times during normal business hours and as often as reasonably requested, all such actions in clause (ii) to be performed at the Agent's expense.
SECTION .5.07    Maintenance of Ratings
. Holdings and the Borrower shall use their commercially reasonable efforts to cause the credit facilities provided for herein to be continuously rated by S&P and Moody's.
SECTION .5.08    Compliance with Laws
. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION .5.09    Use of Proceeds
. The proceeds of the Loans and the issuance of the Letters of Credit will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.
SECTION .5.10    Insurance
. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and as an additional insured on commercial general liability policies except to the extent otherwise agreed by the Agent in the exercise of its reasonable discretion). The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.
SECTION .5.11    Additional Collateral; Further Assurances
. (a) Subject to applicable law, Holdings, the Borrower and each Subsidiary that is a Loan Party shall cause (i)  each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 5.11) or Unrestricted Subsidiary or Receivables Subsidiary or except as otherwise provided in Section 6.08) existing on the Original Closing Date or formed or acquired after the Original Closing Date that is required pursuant to the terms of this Agreement to become a Subsidiary Guarantor pursuant to Section 6.08 and (ii) thereafter any such Domestic Subsidiary that was an Immaterial Subsidiary as of the Original Closing Date but, as of the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available has ceased to qualify as an Immaterial Subsidiary or except as otherwise provided in Section 6.08, to become a Subsidiary Guarantor as promptly thereafter as reasonably practicable by executing and delivering to the Agent such amendments to the Guarantee and Collateral Agreement as the Agent reasonably deems necessary or advisable to cause such Subsidiary to become a party to the Guarantee and Collateral Agreement (and provide guarantees of the Obligations) and to grant Liens to the Agent, for the benefit of the Secured Parties, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11 and any other limitations set forth in the Guarantee and Collateral Agreement or this Section 5.11) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents.
(a) Holdings, the Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than (x) any Domestic Subsidiary taxed as a partnership or a disregarded entity for federal income tax purposes that holds Capital Stock of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below and (y) any Receivables Subsidiary, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by Holdings, the Borrower or any Subsidiary that is a Loan Party to be subject at all times from and after the Original Closing Date to a perfected Lien in favor of the Agent, subject to no Lien other than Permitted Liens, pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however this paragraph (b) shall not require the Borrower or any Subsidiary to grant a security interest in (i) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Agent or to secure any debt securities of the Borrower or any Subsidiary that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency) under the consolidation rules of Rule 3‑10 or Rule 3‑16 of Regulation S‑X under the Securities Act (or any successor thereto) or any other law, rule or regulation or (ii) the Equity Interests of any Foreign Subsidiary that is an Immaterial Subsidiary, any Unrestricted Subsidiary or Receivables Subsidiary; provided, further, however that no pledge of any Equity Interests shall be required to the extent such Equity Interests are excluded from the Collateral pursuant to the terms of the Guarantee and Collateral Agreement.
(b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the delivery of supplemental schedules to the Guarantee and Security Agreement if required thereunder, the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable (including continuing to use commercially reasonable efforts to deliver the items contemplated by paragraph (k), (l) or (m) of Section 4.02 to the extent the Borrower has been unable to deliver such items by the Original Closing Date after having used its commercially reasonable efforts to obtain and deliver such items by the Original Closing Date unless extended or waived by the Agent in its sole discretion)), which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the

Collateral Documents except to the extent contemplated hereby and thereby, all at the expense of the Loan Parties.
(c) Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by Holdings, the Borrower or any Subsidiary that is a Loan Party after the Original Closing Date (other than assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower will (if such assets were acquired outside the ordinary course of business) notify the Agent thereof, and, if requested by the Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause Holdings and the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
(d) If, at any time and from time to time after the Original Closing Date, Domestic Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available or more than 5% of EBITDA of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available (or such later date as the Agent may agree), then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Restricted Subsidiaries to become additional Loan Parties (notwithstanding that such Restricted Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.
(e) Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to real property located in the U.S. owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of $3,000,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent's reasonable judgment after consultation with the Borrower).
(f) Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to (i) include as Collateral any Excluded Assets (as defined in the Guarantee and Collateral Agreement) or (ii) perfect any Liens in any cash, deposit accounts or securities accounts to the extent perfection requires actions other than the filing of customary financing statements. Any Loan Party may elect, in its sole discretion to take any action referred to in the previous sentence but no such election shall require such Loan Party to continue to maintain any such action or take any other action referred to in the preceding sentence.
SECTION .5.12    Maintenance of Corporate Separateness
. Each Loan Party will, and will cause each Subsidiary to, satisfy in all material respects customary corporate or limited liability company formalities, including the maintenance of corporate and business records.
SECTION .5.13Interest Rate Protection
. The Borrower shall ensure that for at least two years following the Original Closing Date no less than 40% of the aggregate principal amount of Funded Debt effectively bears interest at a fixed rate, either by its terms or through the Borrower or Subsidiary Guarantors entering into no later than the 180th day after the Original Closing Date, Hedging Agreements reasonably acceptable to the Agent.
SECTION .5.14    Post-Closing Matters
. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, take all necessary actions to satisfy the requirements set forth on Schedule 5.14 within the time frames specified on Schedule 5.14 unless waived or extended by the Agent in its sole discretion.

ARTICLE VI

Negative Covenants

Each Loan Party executing this Agreement, jointly and severally with all of the other Loan Parties, covenants and agrees:
(a) with the Lenders and the Issuing Bank that, with respect to each Section of this Article VI other than Section 6.10, from and after the Original Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent expense and indemnification obligations) payable under any Loan Document have been paid in full,
and
(b) with the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank that, with respect to Section 6.10, from and after the Original Closing Date until the Revolving Credit Commitments have expired or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts (other than contingent expense and indemnification obligations) payable relating to Revolving Credit Loans, Swingline Loans and Letters of Credit payable under any Loan Document have been paid in full (or, in the case of undrawn L/C Exposure, cash collateralized or otherwise supported in a manner satisfactory to the Issuing Bank).
SECTION .6.01    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that, subject to the limitations set forth in Section 6.01(g), the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower's and its Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma projected application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period (without regard to any subsequent restatement of such financials); provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing provisions of this paragraph by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $100,000,000 at any one time outstanding;
(a) The limitations set forth in paragraph (a) of this Section 6.01 shall not apply to any of the following items (collectively, “Permitted Debt”); provided that no Indebtedness may be incurred pursuant to any of the following provisions of this Section 6.01(b) that would cause a breach of or fail to be in compliance with the terms and conditions of Section 6.01(g).
(i) [Intentionally Omitted];
(ii) Indebtedness incurred pursuant to this Agreement (including, without limitation, after giving effect to increases, reinstatements, extensions and/or refinancings pursuant to Section 2.24 or 2.26 hereof in accordance with the terms thereof) and the other Loan Documents; provided that the aggregate maximum principal amount of Indebtedness otherwise permitted to be outstanding pursuant to this clause (ii) at any time shall be reduced by an amount equal to either (x) in the event a Replacement ABL Facility has been established pursuant to Section 6.01(b)(iv), the sum of (A) $100,000,000 (or, if less, the aggregate amount of all then-outstanding Revolving Credit Commitments other than any then-

outstanding Incremental Revolving Credit Commitments) plus (B) the amount by which the aggregate amount of the commitments under the Replacement ABL Facility exceeds $125,000,000 or (y) the then-outstanding principal amount of any Attributable Receivables Facility Debt (or, if less, the aggregate amount of all then-outstanding Revolving Credit Commitments other than any then-outstanding Incremental Revolving Credit Commitments), as the case may be;
(iii) the incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness represented by the Senior Notes in an aggregate principal amount under this clause (iii) which, together with any bridge financing in respect thereof and any refinancing of such bridge financing, does not exceed $615,000,000 or such greater amount as the Agent shall have approved plus the amount of premiums, fees and expenses incurred in connection with any such refinancing (including any guarantees thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Notes (as defined in the Senior Notes Indenture));
(iv) an asset-based revolving credit facility providing the Borrower and its Restricted Subsidiaries in an aggregate principal committed amount not to exceed $150,000,000 (the “Replacement ABL Facility”); provided that no such Replacement ABL Facility shall be permitted hereunder in the event that a Receivables Facility is in existence at such time;
(v) any Existing Clarke Notes not tendered and accepted in the Tender Offer and any other Indebtedness existing on the Original Closing Date and set forth in Schedule 6.01(b)(v);
(vi) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries, to finance or reimburse the cost of the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that at the time of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (vi) does not exceed the greater of (A) $175,000,000 or (B) 2.5% of consolidated Total Assets of the Borrower as of the last annual or interim balance sheet date for which internal financial statements are available (without regard to any subsequent restatement of such financials) at any one time outstanding;
(vii) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, self-insurance obligations and bankers' acceptances in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;
(viii) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness (other than liability for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
(ix) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Obligations; provided, further, that that any subsequent issuance or transfer of any

Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
(x) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
(xi) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;
(xii) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk with respect to any Indebtedness that is permitted under this Agreement to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;
(xiii) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xiv) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower permitted to be incurred under the terms of this Agreement; provided that such guarantee is incurred in accordance with Section 6.08;
(xv) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under paragraph (a) of this Section 6.01 and clauses (ii), (iii), (iv), (v) and (vi) above, this clause (xv) and clauses (xvi), (xix), (xx), (xxii) and (xxvi) of this paragraph (b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (or reasonably estimated to be payable) accrued interest, premiums, fees and expenses in connection therewith and any original issue discount (the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased, (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated to the Obligations or the guarantee of any Subsidiary Guarantor under the Guarantee and Collateral Agreement, such Refinancing Indebtedness is subordinated to the Obligations under this Agreement and the Guarantee and Collateral Agreement at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or is Disqualified Stock or Preferred Stock or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and (C) shall not include (1) Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower, (2) Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or (3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that either (A) after giving effect to such acquisition or merger on a pro forma basis, either (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of this Section 6.01; or (2) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries on a consolidated basis for the Borrower's and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such acquisition or merger would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; or (B) such Indebtedness, Disqualified Stock or Preferred Stock (1) is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms that are either, at the Borrower's election, (x) consistent with market terms of agreements governing comparable Indebtedness of similar companies in the high yield market at the time of such acquisition or merger and do not conflict with the provisions of this Agreement, provided, that a certificate of a Responsible Officer delivered to the Agent at least five Business Days (or such shorter time as the Agent may agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the subordination terms of such Indebtedness, stating that the Borrower has determined in good faith that such terms satisfy the foregoing requirement shall be conclusive evidence thereof unless the Agent notifies the Borrower within such five Business Day (or shorter) period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), or (y) otherwise in form and substance reasonably satisfactory to the Agent, (2) is not incurred while a Default exists and no Default shall result therefrom, (3) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the Latest Maturity Date as of the date such Indebtedness is first issued, incurred, obtained or committed to and (4) in the case of clause (y) above only, is not incurred in contemplation of such acquisition or merger;
(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after its incurrence;
(xviii) Indebtedness of the Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(xix) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in an aggregate principal amount and liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) and then outstanding (together with any Refinancing Indebtedness in respect of any such Indebtedness, Disqualified Stock or Preferred Stock which is then outstanding in reliance on clause (xv) above), does not at any one time outstanding exceed $75,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xix));
(xx) Indebtedness, Disqualified Stock or Preferred Stock incurred by a Foreign Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) and then outstanding, does not exceed 5.0% of Foreign Subsidiary Total Assets as of the most recent date for which internal financial statements are available (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) shall cease to be deemed incurred or outstanding for purposes of this clause (xx) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xx));
(xxi) Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, managers, directors, consultants and employees of the Borrower, its subsidiaries or its direct or indirect parent companies, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 6.04(b)(iv);
(xxii) Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxii) and then outstanding, does not at any one time outstanding exceed the sum of (A) $100,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxii)(A) shall cease to be deemed incurred or outstanding for purposes of this clause (xxii)(A) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xxii)(A)), plus (B) 100% of the net cash proceeds received by the Borrower since after the Original Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 6.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (b) of the definition thereof);
(xxiii) Attributable Debt incurred by the Borrower or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Restricted Subsidiary as of the Original Closing Date or acquired by the Borrower or any Restricted Subsidiary after the Original Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Restricted Subsidiary as of the Original Closing Date, provided that the aggregate amount of Attributable Debt incurred under this clause (xxiii) at any time outstanding does not exceed $50,000,000;
(xxiv) the incurrence by the Borrower of Qualified Affiliate Debt;
(xxv) Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof; and
(xxvi) Indebtedness incurred by the Borrower or any Restricted Subsidiary, provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would be no greater than 4.00 to 1.00.
(b) For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxvi) of paragraph (b) of this Section 6.01 or is entitled to be incurred pursuant to paragraph (a) of this Section 6.01, the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses.
(c) The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.
(d) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other

Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.
(e) The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
(f) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Consolidated First Lien Debt the proceeds of which are used in whole or in part to finance any Acquisition, unless the Acquisition First Lien Incurrence Test is satisfied with respect to such Acquisition.
SECTION .6.02    Limitation on Liens
. Each of Holdings and the Borrower will not, and the Borrower will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of Holdings, the Borrower or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.
SECTION .6.03    Merger, Consolidation or Sale of All or Substantially All Assets
. (a) The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);
(ii) the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent;
(iii) immediately after such transaction, no Default exists;
(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (B) the Fixed Charge Coverage Ratio for the Successor Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would be equal to or greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;
(v) each Loan Guarantor, unless it is the other party to the transactions described above (in which case clause (ii) of paragraph (c) of this Section 6.03 or clause (ii) of paragraph (e) of this Section 6.03, as applicable, shall apply) shall have by supplement to the Loan Documents confirmed that its guarantee of the Obligations shall apply to such Person's obligations under the Loan Documents and the Loans; and
(vi) the Borrower shall have delivered to the Agent an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents subject to customary assumptions and qualifications reasonably acceptable to the Agent.
(a) In the case of a transaction governed by paragraph (a) above, the Successor Borrower shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor Borrower will be released from its obligations hereunder and thereunder. Notwithstanding paragraph (a) of this Section 6.03, (i) any Restricted Subsidiary may consolidate with or merge into the Borrower, (ii) the Borrower or any Restricted Subsidiary may transfer all or part of its properties and assets to a Subsidiary Guarantor and (iii) the Borrower may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating the Borrower in another state of the United States of America so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.
(b) Subject to the applicable provisions of the Guarantee and Collateral Agreement, no Subsidiary Guarantor shall, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless: (i) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”), (B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents, pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, (C) immediately after such transaction, no Event of Default exists and (D) if such Successor Person is different from the Subsidiary Guarantor, the Borrower shall have delivered to the Agent an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Joinder Agreement and supplements, if any, comply with this Agreement and the other Loan Documents subject to customary assumptions and qualifications reasonably acceptable to the Agent; or
(ii) the transaction is made in compliance with Section 2.20; or
(iii) such transaction is not an Asset Sale pursuant to clause (i), (iv), (v), (vii), (viii), (xi), (xiii), (xiv), (xv) or (xvii) of the definition thereof.
(c) In the case of a transaction governed by paragraph (c), above, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents and, except in the case of a lease transaction, such Subsidiary Guarantor will be released from its obligations thereunder. Notwithstanding the foregoing paragraphs (a) and (c) of this Section 6.03, any Subsidiary Guarantor may (x) merge into or sell, assign, transfer, lease, convey or otherwise dispose of (each such action being referred to in this Section 6.03(d) as a “transfer”) all or part of its properties and assets to another Subsidiary Guarantor or the Borrower, (y) transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Subsidiary Guarantor in a transaction that (i) satisfies the requirements of either Section 6.06(a) as if such transaction were an Asset Sale of Collateral or Section 6.06(b) as if such transaction were an Asset Sale not of Collateral, as applicable, or (ii) is comprised of one or more non-exclusive licenses of Intellectual Property for fair value (as determined in good faith by the Borrower) or (iii) is not an Asset Sale pursuant to any clause of the definition thereof set forth in subclause (iii) of Section 6.03(c) above, or (z) transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Subsidiary Guarantor; provided that any transfer made pursuant to this clause (z) satisfies the following conditions:
(i) the transferor receives consideration at the time of such transfer at least equal to the fair value (as determined in good faith by the Borrower) of the properties and assets transferred, such consideration to be in the form of cash, Cash Equivalents and/or one or more promissory notes made by the transferee payable to the transferor, with any such promissory notes being pledged to the Agent in accordance with Section 5.11;
(ii) the Capital Stock of the transferee is owned by a Loan Party, or by a Restricted Subsidiary the Capital Stock of which is owned by a Loan Party, and the requisite amount of Capital

Stock of the transferee (or if such Capital Stock is owned by a Foreign Subsidiary, the requisite amount of Capital Stock of such Foreign Subsidiary) is pledged to the Agent in accordance with Section 5.11, unless the Agent, in the exercise of its reasonable discretion, agrees to a different ownership structure for the transferee;
(iii) the transferee (and, if the Capital Stock of the transferee is owned by a Foreign Subsidiary, such owner) agrees in writing not to incur any Indebtedness or Preferred Stock other than (A) pursuant to Section 6.01(b)(vii), (viii), (x), (xi), (xiii), (xvii) or (xviii), (B) Indebtedness in the nature of deferred purchase price of any property (including Capitalized Lease Obligations) permitted pursuant to Section 6.01 and (C) other Indebtedness other than for borrowed money agreed to by the Agent in the exercise of its reasonable discretion; and
(iv) with respect to any property and assets that are owned by any Loan Party on the Original Closing Date and subsequently transferred in reliance on this clause (z), (A) the fair value of such property and assets as of the date of such transfer (as determined in good faith by the Borrower and evidenced by a certificate of a Responsible Officer delivered to the Agent not less than five Business Days (or such shorter time as the Agent may agree) prior to such transfer), plus (B) the fair value of any other property or assets previously transferred in reliance on this clause (z) as of their respective dates of transfer (as determined in good faith by the Borrower), minus (C) the aggregate amount of payments of principal made on or before the date of the transfer in question with respect to all promissory notes previously delivered pursuant to this clause (z) shall not exceed the amount set forth on Schedule 6.03(d), unless otherwise agreed by the Agent in the exercise of its reasonable discretion.
(d) Holdings will not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Holdings Guarantor”), (ii) the Successor Holdings Guarantor, if other than Holdings, expressly assumes all the obligations of Holdings under the Guarantee and Collateral Agreement and the other Loan Documents, pursuant to a Joinder Agreement or other supplements or other documents or instruments in form reasonably satisfactory to the Agent, (iii) immediately after such transaction, no Event of Default or payment Default exists and (iv) if such Successor Holdings Guarantor is different from Holdings, the Borrower shall have delivered to the Agent an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the Joinder Agreement and such supplements or other documents or instruments, if any, comply with this Agreement subject to customary assumptions and qualifications reasonably acceptable to the Agent.
(e) In the case of a transaction governed by paragraph (e), above, the Successor Holdings Guarantor will succeed to, and be substituted for, Holdings under the Guarantee and Collateral Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor Holdings will be released from its obligations thereunder. Notwithstanding the foregoing paragraphs (a), (c) or (e), (i) Holdings may merge into the Borrower or a Subsidiary Guarantor, (ii) Holdings, the Borrower or any Restricted Subsidiary may transfer all or part of its properties and assets to a Subsidiary Guarantor or the Borrower, and (iii) Holdings may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating Holdings in another state of the United States of America so long as the amount of Indebtedness of Holdings, the Borrower and the Subsidiaries is not increased thereby. Holdings may also merge with an Affiliate of Holdings to collapse or form a holding company without complying with clause (iii) of paragraph (e) of this Section.
(f) Notwithstanding the foregoing, the Transactions shall be permitted without compliance with this Section 6.03.
(g) For purposes of this Section 6.03, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Borrower or Holdings, as applicable, in one or more related transactions (other than to the Borrower or a Subsidiary Guarantor) which properties and assets, if held by the Borrower or Holdings, as applicable, instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries on a consolidated basis or Holdings and its Restricted Subsidiaries on a consolidated basis, as applicable, (other than to the Borrower or a Subsidiary Guarantor) shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower or Holdings, as applicable.
SECTION .6.04    Limitation on Restricted Payments
. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly (w) declare or pay any dividend or make any distribution on account of the Borrower's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than (A) Indebtedness permitted under clauses (ix), (x) and (xxiv) of Section 6.01(b) or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;
(ii) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 6.01(a); and
(iii) such Restricted Payment, together with the aggregate amount, without duplication, of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Original Closing Date pursuant to paragraph (a) of this Section 6.04, is less than or equal to $25,000,000.
(a) The provisions of paragraph (a) of this Section 6.04 shall not prohibit:
(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the giving of the redemption notice, as the case may be, thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the sale, within 60 days of such redemption, retirement, repurchase or other acquisition, (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (in each case, other than any Disqualified Stock unless the Retired Capital Stock is itself Disqualified Stock) (“Refunding Capital Stock”) or cash capital contributions and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this paragraph (b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(iii) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale, within 60 days of such defeasance, redemption, repurchase or other acquisition or retirement, of, new Indebtedness of such Person that is incurred in compliance with Section 6.01 so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred (or reasonably estimated to be payable) in connection with the issuance of such new Indebtedness, (B) such Indebtedness is subordinated to the Obligations at least to the same extent as the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;
(iv) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by, or any Restricted Payments made to, any future, present or former employee, officer, director, manager or consultant of the Borrower, any of its subsidiaries or any of its direct or indirect parent companies, their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan, phantom stock plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (in addition to the following proviso) of $20,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower's direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Borrower, any of its subsidiaries or any of its direct or indirect parent companies that occurs after the Original Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of paragraph (a) of this Section 6.04, plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Original Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause  (iv); and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management, directors, managers or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;
(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued in accordance with Section 6.01 to the extent such dividends are included in the definition of “Fixed Charges” and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due in accordance with its terms;
(vi) the declaration and payment of dividends (A) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Original Closing Date, (B) to a direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Original Closing Date; provided that the aggregate amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, or (C) on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this paragraph (b); provided, however, in the case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated

Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00, without regard to any subsequent restatement of such financial statements;
(vii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(viii) [Intentionally Omitted];
(ix) Restricted Payments that are made with Excluded Contributions;
(x) the declaration and payment of dividends by the Borrower or Holdings to, or the making of loans by the Borrower or Holdings to, its direct parent company in amounts required for the Borrower's direct or indirect parent companies to pay (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) (without duplication for amounts paid pursuant to Section 6.04(b)(xvii)) so long as the Borrower is a member of a consolidated, combined, unitary or similar group with such direct parent company for U.S. federal, state or local income tax purposes, (1) federal, state and local income taxes incurred by such parent companies, but only to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and the Restricted Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Borrower and its Restricted Subsidiaries a consolidated or combined group of which the Borrower was the common parent, and (2) amounts required to pay federal, state and local income taxes to the extent attributable to the income of the Unrestricted Subsidiaries or Receivables Subsidiaries, if any, but only to extent of amounts actually received by the Borrower from such Unrestricted Subsidiaries or Receivables Subsidiaries, as the case may be, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to or reasonably allocated to (as determined by the Borrower in good faith) the ownership or operation of the Borrower and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of the Borrower to the extent such expenses are attributable to or reasonably allocated to (as determined by the Borrower in good faith) the ownership or operation of the Borrower and the Restricted Subsidiaries, and (E) reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction by such direct or indirect parent company of the Borrower; provided that the aggregate amount of payments made pursuant to clauses (C), (D) and (E) above shall not exceed $15,000,000 in any fiscal year, provided that the Borrower may carry over and pay in any subsequent fiscal year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior fiscal years to be paid pursuant to such clauses (C), (D) and (E) that were not in fact paid;
(xi) any Restricted Payments used to fund the Transactions and the fees and expenses related thereto, including those owed to Affiliates, in each case to the extent permitted under Section 6.05;
(xii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions in documentation governing such Subordinated Indebtedness similar to those set forth in Sections 2.19 and 2.20; provided that, prior to such repurchase, redemption or other acquisition, the Borrower (or a third party to the extent permitted by this Agreement) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the outstanding Term Loans and shall have repaid all such Term Loans validly tendered for prepayment and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;
(xiii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $70,000,000 and (y) 1.00% of Total Assets at the time of such Investment (with the fair market value of each Investment being determined in good faith by the Borrower and measured at the time such Investment is made and without giving effect to subsequent changes in value);

(xiv) distributions or payments of Receivables Fees;
(xv) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, any Unrestricted Subsidiary;
(xvi) additional Restricted Payments to Borrower's direct or indirect parent companies, whether in respect of management fees or otherwise, in an aggregate amount not to exceed $20.0 million in any fiscal year; provided that the Borrower may carry over and pay in any subsequent fiscal year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior fiscal years to be paid pursuant to this clause (xvi) that were not in fact paid;
(xvii) for so long as (x) the Borrower is a member of a group filing a consolidated federal income tax return with Parent, and/or (y) the Borrower or any of its Subsidiaries is included in any consolidated combined or unitary group for foreign, state, local income or franchise tax purposes with any Subsidiary of Parent (other than the Borrower or any of its Subsidiaries), payments pursuant to the Tax Sharing Agreement; and
(xviii) additional Restricted Payments at any time, so long as (A) no Default shall have occurred and be continuing or would result therefrom, (B) after giving effect thereto, the Consolidated Leverage Ratio of the Borrower and the Restricted Subsidiaries for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment would be less than or equal to 4.00 to 1.00 and (C) the aggregate amount thereof, when taken together with all other Restricted Payments made pursuant to this clause (xviii), does not exceed the Cumulative Retained Excess Cash Flow Amount at such time;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (xv) or (xvi) of this paragraph (b) (the “test date”), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that if the determination that no Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment is able to be made only after giving effect to an exercise of the Cure Right to bring the Borrower into compliance with the Financial Performance Covenant, then no Restricted Payment otherwise permitted under clause (xv) or (xvi) of this paragraph (b) shall be made (1) during the fiscal quarter in which the Cure Amount contributed in connection therewith is received by the Borrower or (2) at any subsequent time if, as at the test date in respect of such proposed Restricted Payment, the determination that no Default shall have occurred and be continuing or would occur as a consequence thereof is able to be made only after giving effect to the contribution of such Cure Amount.
(b) The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to paragraph (a) of this Section 6.04 or under clauses (ix), (xiii) or (xviii) of paragraph (b) of this Section 6.04, or pursuant to the definition of “Permitted Investments”, and if such subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.
(c) Notwithstanding anything herein to the contrary, no Investment constituting an Acquisition that would otherwise be permitted pursuant to clause (c), (j), (l), (n) or (p) of the definition of Permitted Investment or pursuant to Section 6.04 shall be permitted unless such Acquisition is a Permitted Acquisition.
SECTION .6.05 Limitations on Transactions with Affiliates
. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above.
(a) The limitations set forth in paragraph (a) of this Section 6.05 shall not apply to:
(i) transactions between or among Holdings, the Borrower or any of the Restricted Subsidiaries;
(ii) Restricted Payments that are permitted by the provisions of Section 6.04 and the definition of “Permitted Investments”;
(iii) [Intentionally Omitted];
(iv) the payment of reasonable and customary fees and other compensation paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;
(v) payments by the Borrower or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith;
(vi) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of paragraph (a) of this Section 6.05;
(vii) payments or loans (or cancellations of loans) to officers, managers, directors, consultants and employees of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory or benefit arrangements with such officers, managers, directors, consultants and employees that are, in each case, approved by the Borrower in good faith;
(viii) any agreement, instrument or arrangement as in effect as of the Original Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Original Closing Date as determined in good faith by the Borrower);
(ix) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Original Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Original Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders when taken as a whole in any material respect than the terms of the original agreement in effect on the Original Closing Date as determined in good faith by the Borrower;
(x) the Transactions and the payment of all premiums, fees and expenses related to the Transactions as disclosed in the offering circular relating to the Senior Notes;
(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the good faith determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(xii) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, manager, officer, employee or consultant of the Borrower, its subsidiaries or any direct or indirect parent company thereof (or their estates, spouses or former spouses);

(xiii) sales or repurchases of accounts receivable, payment intangibles and related assets or participations therein, in connection with, or any other transactions relating to, any Receivables Facility;
(xiv) investments by the Sponsor in securities of the Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;
(xv) any transaction pursuant to which Parent or any of its Affiliates provides the Borrower and/or its Restricted Subsidiaries, at their request and at the cost to Parent, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services;
(xvi) the issuance of Qualified Affiliate Debt and the transactions in connection therewith;
(xvii) any transaction contemplated by Section 6.04(b)(x), (xvi) or (xvii);
(xviii) any transaction with an Affiliate in which the consideration paid by Holdings, the Borrower or any Restricted Subsidiary consists only of Equity Interests of Holdings;
(xix) any merger, consolidation or reorganization of Holdings with an Affiliate of Holdings solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of Holdings or a direct or indirect parent of Holdings, (b) forming or collapsing a holding company structure or (c) reincorporating Holdings in a new jurisdiction;
(xx) any merger, consolidation or reorganization of the Borrower with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a new jurisdiction;
(xxi) payments to or from, and transactions with, any joint venture in the ordinary course of business; and
(xxii) transactions pursuant to any registration rights agreements with the stockholders of Holdings or any direct or indirect parent of Holdings on customary terms.
SECTION .6.06 Limitations on Asset Sales
. (a) The Borrower shall not, and the Borrower shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale of any Collateral, unless:
(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of;
(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the amount of (A) any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent internal balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Borrower or such Restricted Subsidiary has been validly released by all creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (C) any Designated Noncash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (I) $125,000,000 and (II) 1.75% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose); and
(iii) an amount equal to 100% of the Net Proceeds of such Asset Sale (less, in the case of the sale of Capital Stock of a Person, the amount allocable to the inventory and related assets of such Person, as determined by the Borrower in good faith) is paid directly by the purchaser thereof to the Agent to be held in trust for application in accordance with Section 2.20 (including paragraph (g) thereof).
(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale that is not an Asset Sale of Collateral, unless:
(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of;
(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the amount of (A) any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent internal balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Borrower or such Restricted Subsidiary has been validly released by all creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (C) any Designated Noncash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (I) $125,000,000 and (II) 1.75% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose); and
(iii) the Net Proceeds of such Asset Sale are applied in accordance with Section 2.20 (including paragraph (g) thereof).
SECTION .6.07    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
. (a) Each of Holdings and the Borrower shall not, and the Borrower shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(i) (A) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(ii) make loans or advances to the Borrower or any Restricted Subsidiary; or
(iii) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary.
(a) The limitations set forth in paragraph (a) of this Section 6.07 shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:
(i) contractual encumbrances or restrictions in effect on the Original Closing Date, including pursuant to the Loan Documents and the related documentation and Hedging Obligations;
(ii) the Senior Note Documents and the Senior Notes and the subsidiary guarantees of the Senior Notes issued thereunder or the Collateral Documents;
(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of paragraph (a) of this Section 6.07 on the property so acquired;
(iv) applicable law or any applicable rule, regulation or order;
(v) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(vi) contracts for the sale of assets, including customary restrictions with respect to a subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such subsidiary;
(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to transfer or dispose of the assets securing such Indebtedness;
(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Original Closing Date pursuant to Section 6.01;
(x) customary provisions in joint venture agreements and other similar agreements;
(xi) customary provisions contained in leases and other agreements entered into in the ordinary course of business;
(xii) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Original Closing Date, such restrictions are necessary or advisable, in the good faith determination of the Borrower, to effect such Receivables Facility;
(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(xiv) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of paragraph (a) of this Section 6.07 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) of this paragraph (b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Original Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are in the good faith judgment of the Borrower not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Original Closing Date.
SECTION .6.08    Limitations on Guarantees of Indebtedness by Restricted Subsidiaries
. The Borrower will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (or any non-Wholly-Owned Subsidiary that guarantees capital markets debt securities or indebtedness for borrowed money under a material credit agreement facility of the Borrower or any Subsidiary Guarantor), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Subsidiary Guarantor unless:
(a) such Restricted Subsidiary within thirty (30) days (or such longer period as the Agent may agree) executes and delivers a document making such Restricted Subsidiary a party under the Guarantee and Collateral Agreement, except that with respect to a guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Obligations of such Restricted Subsidiary under this Agreement and the Guarantee and Collateral Agreement, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantee granted under the Guarantee and Collateral Agreement substantially to the same extent as such Indebtedness is subordinated to the Obligations;
(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under the Guarantee and Collateral Agreement prior to payment in full of the Obligations (other than contingent expense and indemnification obligations); and
(c) if requested by the Agent, such Restricted Subsidiary shall promptly deliver to the Agent an opinion of counsel to the effect that (i) the document making such subsidiary party to the Guarantee and Collateral Agreement has been duly executed and authorized and (ii) such document constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity and other exceptions reasonably acceptable to the Agent;
provided that this Section 6.08 shall not be applicable to (x) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any guarantee of any Restricted Subsidiary that was incurred at the time such Person became a Restricted Subsidiary, in connection with Indebtedness that (A) existed at such time or the proceeds of which were used to make such acquisition and (B) that is permitted to be secured by clause (r), (bb) or (cc) of the definition of Permitted Liens or clause (q) of the definition of Permitted Liens (but only to the extent relating to the refinancing, refunding, extension, renewal or replacement of the Liens permitted under any of the foregoing clauses).
SECTION .6.09    Limitations on Sale and Lease-Back Transactions
. Each of Holdings and the Borrower will not, and the Borrower will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:
(a) the Borrower or such Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 6.01 and (ii) create a Lien on such property securing such Attributable Debt without securing the Obligations pursuant to Section 6.02; and
(b) the consideration received by the Borrower or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is in an amount not less than 80% of the fair market value (as determined in good faith by the Borrower) of such property.
SECTION .6.10    Consolidated Leverage Ratio
. Solely for the purpose of inducing the Revolving Credit Lenders to provide the Revolving Credit Commitments and make Revolving Loans hereunder, the Swingline Lender to provide the Swingline Commitment and make Swingline Loans hereunder and the Issuing Bank to issue Letters of Credit hereunder, the Borrower will not permit the Consolidated Leverage Ratio of the Borrower and the Restricted Subsidiaries as of the end of each of the fiscal quarters set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Last day of the first full fiscal quarter ending on or after the Original Closing Date and the next seven fiscal quarters thereafter	6.00 to 1.0
Next four fiscal quarters thereafter	5.75 to 1.0
Next four fiscal quarters thereafter	5.50 to 1.0
Thereafter	5.25 to 1.0

SECTION .6.11    Amendments to Other Indebtedness and Agreements
. The Borrower shall not permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries incurred under clause (xv) or subclause (B) of the proviso to clause (xvi) of Section 6.01(b) is outstanding if the effect of such waiver, supplement, modification or amendment would alter the maturity, Weighted Average Life to Maturity, or subordination terms (if any) such that such Indebtedness, as so altered, would not have been permitted to have been incurred under such applicable provision of Section 6.01(b).
SECTION .6.12    Security Interest
. Subject to the rights of the holders of Permitted Liens and except as permitted by this Agreement or the Loan Documents, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the validity or the perfection of the security interest with respect to the Collateral for the benefit of the Secured Parties.
SECTION .6.13    Business of Borrower and Restricted Subsidiaries; Holding Company
. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Amendment Agreement Closing Date or any Similar Business.
(a) Holdings will not (i) engage in any business activities or consensually incur any liabilities other than (w) its ownership of the Equity Interests in the Borrower and liabilities incidental thereto, including its liabilities pursuant to the Loan Documents and the Senior Notes Documents and guarantees of other permitted Indebtedness, (x) receiving Restricted Payments and Investments and making Restricted Payments or Investments in the Borrower, in each case as permitted hereunder, (y) participating in tax, accounting and other administrative activities as part of the consolidated group of the Borrower and (z) any activities incidental or ancillary to the foregoing clauses (w) through (y), or (ii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

ARTICLE VII

Events of Default
SECTION .7.01    Events of Default
. If any of the following events (“Events of Default”) shall occur at any time from or after the Original Closing Date:
(a) the Co-Borrowers shall fail to pay any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(b) the Co-Borrowers shall fail to pay any interest on any Loan or L/C Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of thirty (30) days;
(c) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made; provided that, for the avoidance of doubt, it shall not be considered a Default or an Event of Default if on the Original Closing Date there has been a breach of any of the following representations: Section 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17 or 3.19 of this Agreement or any representation in any other Loan Document;
(d) failure by Holdings, the Borrower or any Subsidiary Guarantor for sixty (60) days after receipt of written notice given by the Agent or the Required Lenders to comply with any of its other agreements (other than those set forth in Sections 6.10 or Section 7.01(l)) in this Agreement or any Loan Document;
(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Hedging Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to Indebtedness that becomes due as a result of a change of control or the voluntary sale or transfer of the property or assets if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(g) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(h) failure by Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $35,000,000 and not covered by insurance, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(i) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(j) the guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or Holdings under the Guarantee and Collateral Agreement shall for any reason cease to be in full force and effect or be declared null and void or any Responsible Officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the Responsible Officers of any group of Subsidiaries that together would constitute a Significant Subsidiary) or Holdings, as the case may be, denies that it has any further liability under the Guarantee and Collateral Agreement or gives notice to such effect, other than by reason of the termination of such guarantee, this Agreement or the Guarantee and Collateral Agreement in accordance with this Agreement or the Guarantee and Collateral Agreement;
(k) except to the extent the Collateral subject thereto has been released from the Liens in accordance with the provisions of the Collateral Documents, any Collateral Document shall for any reason cease to be in full force and effect or the assertion by Holdings, the Borrower or any Restricted Subsidiary, in any pleading in any court of competent jurisdiction, that any security interest thereunder is invalid or unenforceable and, in the case of any such Restricted Subsidiary, the failure by the Borrower to cause such Restricted Subsidiary to rescind such assertions within thirty (30) days after the Borrower has actual knowledge of such assertions;
(l) the failure by Holdings, the Borrower or any Restricted Subsidiary to comply for sixty (60) days after receipt of written notice given by the Agent or the Required Lenders with its other agreements contained in the Collateral Documents, except for a failure that would not materially affect the value of the Collateral, or the remedies with respect thereto, in each case taken as a whole; or
(m) solely with respect to the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank, and only so long as the Revolving Credit Commitments shall not have been terminated in accordance with Section 2.06, the failure by the Borrower to comply with the covenant set forth in Section 6.10;
then, and in every such event (other than an event with respect to any Loan Party described in clause (f), (g) or (m) of this Section 7.01), and at any time thereafter during the continuance of such event or upon the Agent taking of any of the actions described in the last proviso of this paragraph, either or both of the following actions may be taken, at the same or different times: (i) the Agent may, and at the request of the Required Revolving Lenders shall, by notice to the Borrower, terminate forthwith the Revolving Credit Commitments and the Swingline Commitment and (ii) the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower  declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Article, the Revolving Credit Commitments and the Swingline Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Agent or any Lender; and provided, further, that upon the occurrence of an event described in clause (m) of this Section 7.01, and at any time thereafter during the continuance of such event, the Agent, only at the direction of or with the consent of Required Revolving Lenders, shall, by notice to the Borrower, take any of the following actions, at the same or different times: (x) terminate the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment, and thereupon the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment shall terminate immediately and (y) declare the Revolving Loans and Swingline Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans and Swingline Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations relating thereto of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders (or in the event of any Event of Default specified in clause (m) of the preceding paragraph, Required Revolving Lenders) shall, exercise any rights and remedies provided to the Agent under the Loan Documents (including Section 2.23(j) with respect to any L/C Exposure) or at law or equity, including all remedies provided under the UCC.
In the event of any Event of Default specified in clause (e) of the preceding paragraph of this Article, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Agent or the Lenders if, within twenty (20) days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured.
SECTION .7.02    Right to Cure
. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower would otherwise fail to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the certificate calculating the Financial Performance Covenant is required to be delivered pursuant to Section 5.01(c), the Borrower shall have the right to issue Permitted Cure Securities (as defined below) for cash or otherwise receive cash contributions to the capital of the Borrower (the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
(i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant at the end of such fiscal quarter and applicable subsequent periods and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement, except to the extent provided in the proviso at the end of Section 6.04(b).

Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised and (ii) for purposes of this Article VII, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.
As used in this Section 7.02, the term “Permitted Cure Securities” shall mean an equity security of the Borrower issued to Holdings having no mandatory redemption, repurchase, repayment or similar requirements prior to the six-month anniversary of the Latest Maturity Date as of the date of such issuance and upon which all dividends or distributions, at the election of the Borrower, may be payable in additional shares of such equity security. Notwithstanding the preceding sentence, any equity security that would fall outside the definition of “Permitted Cure Security” solely because the holders of such equity security have the right to require the Borrower to redeem such equity security upon the occurrence of a change in control will constitute Permitted Cure Securities if the terms of such equity securities provide that the Borrower may only redeem such equity security if and to the extent that any Loans tendered pursuant to Section 2.19 in connection with the change of control were prepaid.
ARTICLE VIII

The Agent
Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.
The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or elsewhere in this Agreement), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or elsewhere in this Agreement) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.
The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuance of an Event of Default no such consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Agent hereunder, (a) the retiring Agent may, in its sole discretion, continue to provide the services of the Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Agent acting in such capacity, the “Paying Agent”), (b) the term “Agent” when used in connection with any such functions shall be deemed to mean such retiring Agent in its capacity as the Paying Agent and (c) such retiring Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Agent hereunder.
Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
The co-arrangers, joint bookrunners, co-syndication agents and the documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
To the extent required by any applicable law, the Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX

Miscellaneous
SECTION .9.01    Notices
. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i) if to any Loan Party, to the Borrower at:
10931 Laureate Drive
San Antonio, TX 78249
Attention: Chief Financial Officer
Telephone No: (210) 697-1208
Facsimile No: (210) 558-5254

With a copy to:

M&F Worldwide Corp.
35 East 62nd Street
New York, NY 10065
Attention: Barry F. Schwartz
Telephone No: (212) 572-5170
Facsimile No: (212) 572-5056

(ii) if to the Agent, to Credit Suisse at:
Eleven Madison Avenue
New York, NY 10010
Primary Contact: Kellyn McLamb
Telephone No: (919) 994-6373
Facsimile No: (212) 322-2291
Secondary Contact: Sarah Ragle
Telephone No: (919) 994-6289
Facsimile No: (212) 322-2291
(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire;
provided that, upon receipt of prior consent from the Agent, any notice delivered by the Borrower pursuant to Article II may be delivered via email (to be promptly confirmed by written or fax notice).
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).
(a) Notices and other communications to the Agent, each Issuing Bank and the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(b) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION .9.02    Waivers; Amendments
. (a) No failure or delay by the Agent, any Lender or the Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) (x) in the case of this Agreement (except as provided in clause (i)(y) of this Section 9.02(b) or in Section 9.02(h)), pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that the Borrower and the Agent (without the consent of any Lender) may enter into an amendment to effect the provisions of Section 2.24 or Section 2.26 upon the effectiveness of any New Facility Joinder Agreement or Extension Amendment and (y) in the case of Sections 2.01, 2.02, 2.03, 2.04, 2.06, 2.08 and 2.09(a) (in each case, to the extent they relate solely to the Revolving Credit, Swingline and/or L/C Commitments and/or the Revolving Credit Exposures) and Sections 2.10 (a) and (c), 2.22, 2.23, 4.01, 6.10 and 7.02 of this Agreement, and the definitions used in any of such Sections solely to the extent of their use therein, pursuant to an agreement or agreements in writing entered into by the Borrower and Revolving Credit Lenders having Revolving Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time (the “Required Revolving Lenders”) or, (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents and except as provided in Section 9.02(h)), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that (I) only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate or to amend the provisions of Section 2.09 and (II) only the consent of the Required Revolving Lenders shall be necessary to amend the defined terms used in the definition of Consolidated Leverage Ratio for purposes of the definitions of Applicable Rate and Applicable Commitment Fee Rate, (D) change Section 2.16(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Majority Facility Lenders” or “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that (x) only the consent of the Required Revolving Lenders shall be necessary to change the provisions of clause (i)(y) or (C)(II) of this Section 9.02(b) and (y) only the consent of each Revolving Credit Lender shall be necessary to change the definition of “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Revolving Credit Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, (F) release Holdings or all or substantially all of the Subsidiary Guarantors from their respective obligations under the Guarantee and Collateral Agreement (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (G) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Agent, the Issuing Bank or the Swingline Lender, as applicable. The Agent may also amend the Commitment Schedule to reflect Section 2.24 or 2.26 or assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing, this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents may be amended, amended and restated, modified or supplemented by the Agent and the Borrower, but without the consent of any Lender to the extent that Sections 6.01 and 6.02 as in effect on the date of this Agreement (or as the same may be amended with consent of the Required Lenders) permit the resulting Indebtedness and Liens on Collateral to be incurred, to permit any Permitted Collateral Sharing Liens and the Indebtedness or other obligations secured thereby to share on a pari passu basis in the benefits of the Liens created pursuant to the Loan Documents and in connection therewith, intercreditor and/or collateral trust sharing arrangements in form and substance acceptable to the Agent in the reasonable exercise of its discretion shall be entered into (it being understood that the holders of such Permitted Collateral Sharing Liens shall not have the right to vote as a separate class with respect to matters relating to enforcement of remedies against Collateral, but rather any such voting rights shall be exercised only as part of the same class as the Lenders' voting rights with respect to such matters on a pro rata basis as reasonably determined by the Agent). In addition, this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents may be amended, amended and restated, modified or supplemented by the Agent and the Borrower, but without the consent of any Lender, to the extent provided in Section 9.02(f).
(b) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (without consent of any Lender or any party to any Secured Hedging and Cash Management Obligations or any other Secured Party, except with respect to any Lender as expressly required by clause (F) or (G) of Section 9.02(b) or by clause (iv) or (vi) of this Section 9.02(c)) (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations and Secured Hedging and Cash Management Obligations), and the cash collateralization or support by letters of credit of any Unliquidated Obligations included in any L/C Exposure in existence at such time in a manner reasonably satisfactory to the Issuing Bank (or as the Issuing Bank may otherwise agree) and, with respect to all Hedging Obligations then included in Secured Hedging and Cash Management Obligations, either the payment and satisfaction in full in cash of such Obligations or the cash collateralization or support by letters of credit of such Obligations in a manner reasonably satisfactory to the Person to whom such Obligations are owed (or as such Person may otherwise agree), (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with, or is not otherwise prohibited by, the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such

Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under the Guarantee and Collateral Agreement in accordance with the provisions of this Agreement and the Guarantee and Collateral Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents, or (vii) to the extent such Collateral is comprised of property that is subject to a Lien permitted by clauses (b), (e), (h), (i), (k), (m), (p), (r)(A), (r)(B), (s), (y), (z), (bb) or (dd), or permitted by clause (q) (but only to the extent relating to the refinancing, refunding, extension, renewal or replacement of Liens permitted under any of the other clauses referred to in this clause (vii)), of the definition of Permitted Liens, if the holder of such Lien requires such release (provided, that shares of Capital Stock shall not be automatically released except in respect of Liens permitted by clauses (h), (p), (r)(A), (r)(B), (y), (bb) and (dd) of the definition of Permitted Liens or permitted by clause (q) thereof (but only to the extent relating to Liens permitted under any of the other clauses of this proviso)). Anything to the contrary contained herein notwithstanding, the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $3,500,000 during each fiscal year without consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents. At the request and expense of any Loan Party following any such release of Collateral, the Agent shall deliver to such Loan Party any such Collateral held by the Agent and execute and deliver to such Loan Party such documents as it shall reasonably request to evidence such release. The Agent and each Lender hereby acknowledges and agrees that any security interest held by the Agent in any property that is licensed or leased to any third party in compliance with this Agreement shall be subject to such license or lease, and each Lender hereby instructs the Agent to execute and deliver such instruments, documents and agreements as the Borrower may reasonably request in order to confirm the same if so requested by the applicable licensee or lessee.
(c) Notwithstanding anything to the contrary contained in this Section 9.02, guarantees, collateral security documents and related documents executed by, or with respect to the Capital Stock of, Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders or Required Revolving Lenders, as the case may be, is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement in respect of the Class or Classes of Loans as to which such proposed amendment, waiver or consent relates, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Bank and the Swingline Lender) shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(iv), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.13, 2.15 and 2.21, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, such Lender shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, and in furtherance thereof hereby expressly authorizes the Agent or the Borrower, as the case may be, to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Agent or the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 9.04; provided that neither the Agent nor the Borrower shall be obligated to so execute and deliver such documentation on behalf of such Lender.
(e) The Lenders hereby irrevocably agree that in connection with the establishment of a Replacement ABL Facility pursuant to Section 6.01(b)(iv) as in effect on the date of this Agreement (or as the same may be amended with the consent of the Required Lenders), this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents may be amended, amended and restated, modified or supplemented to cause the security interests in Current Asset Collateral of the Borrower and its Restricted Subsidiaries granted to the Agent to be made subordinate to Liens securing the obligations and other liabilities of the Borrower and its Restricted Subsidiaries arising in connection with or pursuant to the Replacement ABL Facility (the “ABL Facility Obligations”), in each case by the Agent and the Borrower, but without the consent of any Lender; provided that (i) the Revolving Credit Commitments in existence at such time shall have been terminated; (ii) all Secured Obligations in respect of the Revolving Credit Exposure in existence at such time (other than Unliquidated Obligations) shall have been paid in full in cash; (iii) all Unliquidated Obligations included in any L/C Exposure in existence at such time shall have been cash collateralized or supported by letters of credit of in a manner reasonably satisfactory to the Issuing Bank (or as the Issuing Bank may otherwise agree) ; and (iv) no security interests shall be granted to secure the ABL Facility Obligations other than (A) a first priority security interest in the Current Asset Collateral of the Borrower and its Restricted Subsidiaries, subject to a perfected second-priority Lien in such Collateral in favor of the Agent for the benefit of the Agent and the Secured Parties to secure the Obligations and (B) a second-priority security interest in any other Collateral (other than Current Asset Collateral) in which the Agent has a perfected first-priority security interest for the benefit of the Lenders. The lien priority, relative rights and other creditors' rights issues in respect of the Obligations and the Replacement ABL Facility will be set forth in customary intercreditor provisions that will be included in an intercreditor agreement relating to the Collateral, all of which shall be consistent with market terms governing security arrangements for the sharing of liens between an asset-based revolving credit facility and a senior secured term loan facility for similar companies in the syndicated loan market at the time the Replacement ABL Facility is proposed to be established, as determined by the Agent in the reasonable exercise of its judgment, and all such guarantees, collateral security documents, legal opinions and related documents executed or delivered in connection therewith shall be on terms satisfactory to the Agent in the exercise of its reasonable discretion.
(f) With respect to the incurrence of any Secured Indebtedness or subordinated Indebtedness, the Borrower may elect to deliver to the Agent a certificate of a Responsible Officer at least five Business Days prior to the incurrence thereof (or such shorter time as the Agent may agree), together with a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) all in reasonably sufficient detail to be able to make the determinations referred to in this clause (g), either (x) stating that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any applicable provisions of Section 9.02(c)), in which case such certificate shall be conclusive evidence thereof unless the Agent notifies the Borrower within such five Business Day (or shorter) period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), or (y) requesting the Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Agent, that such Indebtedness satisfies such requirements, in which case the Agent may, if it so elects, determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Agent to make such determinations.
(g) Notwithstanding anything to the contrary contained in this Section 9.02, a New Facility Joinder Agreement effecting a new Series of Incremental Term Loans or a Series of Tranche B-3 Term Loans in accordance with Section 2.24 may establish waiver, amendment and modification provisions that depart from those set forth in this Section 9.02 to the extent that such waiver, amendment and modification provisions govern only those covenants and other terms and provisions of this Agreement as are established in such New Facility Joinder Agreement that are applicable solely with respect to such Series of Term Loans; and, conversely, if a New Facility Joinder Agreement effecting a new Series of Term Loans establishes that certain covenants and other terms and provisions of this Agreement shall not apply in respect of such Series of Term Loans, then such Series of Term Loans (including any unused portion of the related Term Loan Commitments) established in such New Facility Joinder Agreement shall not be counted for any purpose in connection with the determination of whether Required Lenders have agreed to any waiver, amendment or modification of such provisions of this Agreement. Similarly, an Extension Amendment effecting a new Series of Extended Term Loans in accordance with Section 2.26 may establish waiver, amendment and modification provisions that depart from those set forth in this Section 9.02 to the extent that such waiver, amendment and modification provisions govern only those covenants and other terms and provisions of this Agreement as are established in such Extension Amendment that are applicable solely with respect to such Series of Loans; and, conversely, if an Extension Amendment effecting a new Series of Loans establishes that certain covenants and other terms and provisions of this Agreement shall not apply in respect of such Series of Loans, then such Series of Loans (including any unused portion of the related Term Loan Commitments) established in such Extension Amendment shall not be counted for any purpose in connection with the determination of whether Required Lenders have agreed to any waiver, amendment or modification of such provisions of this Agreement.
SECTION .9.03    Expenses; Indemnity; Damage Waiver
. (a) The Borrower shall pay (i) all reasonable documented out‑of‑pocket expenses incurred by the Agent and Credit Suisse Securities (USA) LLC, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein on the Original Closing Date, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and Credit Suisse Securities (USA) LLC, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Issuing Bank and the Swingline Lender or the Lenders, including the reasonable documented fees, charges and disbursements of counsel for the Agent and the Lenders (provided that the Borrower shall not be obligated to pay for more than one law firm retained by the Agent and Lenders as a single group in each relevant jurisdiction, except in the case of an actual or reasonably likely conflict of interest in respect of litigation), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents; provided that the Borrower shall not be required to reimburse any of the foregoing expenses in the event the Original Closing Date does not occur. Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:
(i) lien and title searches and title insurance; and
(ii) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent's Liens.
Other than to the extent required to be paid on the Original Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.
(a) The Borrower shall indemnify the Agent, the Syndication Agent, the Documentation Agents, the Arrangers, the Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee (provided that the Borrower shall not be obligated to pay for more than one law firm retained by the Indemnitees as a single group with respect to the same claim or proceeding, except in the case of an actual or reasonably likely conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party against, or against a third party by, the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise from a material breach of the obligations of such Indemnitee or any of its Related Parties under this Agreement or any of the Loan Documents.
(b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
(c) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(d) All amounts due under this Section shall be paid promptly after written demand therefor.
SECTION .9.04    Successors and Assigns
(a) . (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Borrower, the Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) in the case of an assignment of a (x) Term Loan, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and (y) Revolving Credit Commitment, each of the Issuing Bank, the Swingline Lender and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that in each case, the consent of the Borrower shall not be required to any such assignment (A) during the continuance of any Event of Default or (B) to a Lender or an Affiliate or Approved Fund of the Lender, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender's Commitment) and shall be in an amount that is an integral multiple of $1,000,000

(or the entire remaining amount of such Lender's Commitment); provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent (or, if previously agreed with the Agent, manually), and shall pay to the Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Agent (i) an Administrative Questionnaire and (ii) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee's position that no withholding by any Borrower or the Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, provided, that no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amounts pursuant to Section 2.15 than that to which the assigning Lender would have been entitled to receive had no such assignment occurred, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to the facts and circumstances occurring on or prior to the effective date of such assignment, as well as to any fees accrued for its account and not yet paid).
(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. No such assignment shall be made to any Permitted Holder, the Borrower or any Affiliate or Subsidiary of any Permitted Holder or the Borrower or any natural person.
(d) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire and tax certifications required by Section 9.04(b)(v) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Swingline Lender, the Issuing Bank and the Agent and, if required, the Borrower to such assignment, the Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph and paragraph (b) above shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
(f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Agent sell participations to one or more banks or other entities (each, a “Participant”) other than a natural person or a Permitted Holder, the Borrower or any of their respective Affiliates or Subsidiaries in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.14 and 2.15 to the same extent as if they were Lenders (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant) and (iv) the Borrower, the Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement or the Loan Documents (other than amendments, modifications or waivers described in the first proviso to Section 9.02(b) that affects such Participant). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(g) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of Information (as defined in Section 9.12) designated by the Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.12.
(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.13, 2.14 or 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
SECTION .9.05    Survival
. From and after the Original Closing Date, all covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount (other than any contingent expense and indemnification obligations) payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the expiration of any Letter of Credit or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary in this Agreement, if the Revolving Credit Commitments, the Term Loan

Commitments and the Swingline Commitment are terminated in full prior to the Original Closing Date in accordance with Section 2.06 or the last sentence of Section 4.02, this Agreement and any other Loan Documents shall automatically terminate and none of the provisions hereof or thereof shall survive such termination.
SECTION .9.06    Counterparts; Integration; Effectiveness
. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof except to the extent provided in that certain commitment letter entered into between the Borrower, the Agent, the Joint Lead Arrangers, the Syndication Agent and the Documentation Agents, among others, in respect of financing for the Transactions, as amended as of even date herewith and as it may be further amended, restated, supplemented or otherwise modified from time to time. Except as provided in Article IV and as expressly provided otherwise elsewhere in this Agreement, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION .9.07    Severability
. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION .9.08    Right of Setoff
. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER'S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
SECTION .9.09    Governing Law; Jurisdiction; Consent to Service of Process
. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITH THE EXCEPTION OF SECTION 4.02(N) WHICH SHALL

BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.
(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent, the Syndication Agent, any Documentation Agent, any Arranger, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION .9.10    WAIVER OF JURY TRIAL
. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION .9.11    Headings
. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION .9.12    Confidentiality
. Each of the Agent, the Syndication Agent, the Documentation Agents, the Arrangers, the Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know Information for purposes directly related to this Agreement or any other Loan Document or any transactions contemplated thereby in connection with the administration of this Agreement or other Loan Documents, or for purposes directly relating to the provision by it of other financial products or services requested by the Loan Parties, and who are informed by the disclosing party of the confidential nature of such Information and, except for its legal counsel, who agree to be bound by the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority, (c) to the extent required by law or by any subpoena or similar legal process (provided that the Borrower shall be informed promptly of any proposed disclosure pursuant to clause (b) or (c) in order that the Borrower may seek appropriate protective relief, provided further, that in the event that such protective relief or other remedy is not obtained, the disclosing Person shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to the Agent, the Syndication Agent, the Documentation Agents, the Arrangers, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION .9.13    Several Obligations; Nonreliance; Violation of Law
. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION .9.14    USA PATRIOT Act
. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
SECTION .9.15    Disclosure
. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that an Affiliate of the Agent will be an initial purchaser of the Senior Notes.
SECTION .9.16    Appointment for Perfection
. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.
SECTION .9.17    Interest Rate Limitation
. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.